CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

MEDNAX SERVICES, INC.,

AND

RADIOLOGY PARTNERS, INC.

DATED AS OF SEPTEMBER 9, 2020

i

ii

EXHIBITS

Exhibit A – Form of Transition Services Agreement

Exhibit B – Illustrative Net Working Capital Calculation

Exhibit C – Reorganization

Exhibit D – R&W Insurance Binder

Exhibit E – Additional Indemnified Matters

SCHEDULES

Seller Disclosure Schedules

Buyer Disclosure Schedules

iii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of September 9, 2020, is entered into by and between Mednax Services, Inc., a Florida corporation (the “Seller”), Radiology Partners, Inc., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding equity interests of Redwood Radiology, LLC, a Delaware limited liability company (the “Target Company”, and such interests, the “Target Securities”);

WHEREAS, the businesses of the Target Company and its Subsidiaries and all Affiliated Physician Practices comprise all of the radiology and teleradiology businesses of Seller (the “Redwood Business”);

WHEREAS, subject to the terms and conditions set forth herein, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Target Securities;

WHEREAS, upon consummation of the purchase of the Target Securities and the other transactions contemplated hereby, the ownership of the Target Company and its Subsidiaries (collectively, the “Acquired Companies”) will transfer to Buyer, the ownership of the Affiliated Physician Practices will transfer to Buyer or its designee and, subject to the terms and conditions set forth herein, Buyer shall become the new owner or operator, as applicable, of the Redwood Business;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“409A Plan” has the meaning set forth in Section 3.14(e).

“Accounting Firm” means Ernst & Young LLP; provided, however, that if Ernst & Young LLP shall decline such appointment or otherwise be unable to serve, “Accounting Firm” shall mean such other independent public accounting firm that will accept such appointment and that is mutually agreed to by Buyer and Seller; provided, further, that if Buyer and Seller are unable to agree on an independent public accounting firm that will accept such appointment within ten (10) Business Days after notice that Ernst & Young LLP has declined such appointment or is otherwise unable to serve, any Party may request that a nationally recognized public accounting firm that has not had a material relationship with any of the Parties in the preceding two years be appointed by the American Arbitration Association upon application by either Buyer or Seller, in which event, “Accounting Firm” shall mean such firm.

“Accounting Firm’s Report” has the meaning set forth in Section 2.4(b)(iii).

“Accrued Income Taxes” means the sum of (a) the aggregate liability for unpaid income Taxes of the Acquired Group Companies on a combined basis attributable to any taxable period that ends on or prior to the Closing Date or the portion of any taxable period which includes (but does not end on) the Closing Date up to and including the Closing Date, in each case, for which a Tax Return is first due (including applicable extensions of time to file) after the Closing and (b) the aggregate amount of income Taxes shown as due on any Tax Return filed by the Acquired Group Companies prior to the Closing Date to the extent such Taxes have not been paid in full prior to the Closing Date. The calculation of Accrued Income Taxes shall (i) not be expressed as a negative number in the aggregate or be computed by reference to a negative number in respect of any jurisdiction or Tax Return, (ii) exclude any non-tax, accounting concepts of deferred Tax liabilities or deferred Tax assets, (iii) be computed in accordance with the past practice of the Acquired Group Companies to the extent permitted by applicable Law, (iv) take into account estimated (or other prepaid) income Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular current income Tax liability in respect of which such payments were made, (v) consider transaction related tax deductions only to the extent such deductions have the effect of reducing (not below zero) the particular current income Tax liability to which such deductions are relevant, (vi) treat as attributable to a taxable period that ends on or prior to the Closing Date any liability for income Taxes anticipated to be recognized in a taxable period beginning after the Closing Date as a result of any change in accounting method made by the Acquired Group Companies for a taxable period that ends on or includes the Closing Date, and (vii) for any taxable period that includes (but does not end on) the Closing Date, income tax liability shall be apportioned to the portion of such taxable period ending on the Closing Date based on an interim closing of the books of the Acquired Group Companies as of the end of the day on the Closing Date.

“Acquired Companies” has the meaning set forth in the recitals.

“Acquired Company Employees” means (i) the employees of the Acquired Companies (including any Affiliated Providers employed by any Acquired Company) as of the date hereof and (ii) any additional employees of the Acquired Companies hired in accordance with Section 5.1(b)(xiv), in each case, who remain employees of the Acquired Companies as of immediately prior to the Closing.

“Acquired Group Companies” means, collectively, the Acquired Companies and the Affiliated Physician Practices.

“Acquired Group Company Employees” means (i) Acquired Company Employees, (ii) the employees of the Acquired Group Companies as of the date hereof who remain employees of the Acquired Group Companies as of immediately prior to the Closing and (iii) those additional employees hired by the Acquired Group Companies in accordance with Section 5.1(b)(xiv) following the date hereof and prior to the Closing who remain employees of the Acquired Group Companies as of immediately prior to the Closing.

“Additional Indemnified Matters” has the meaning set forth in Exhibit E.

“Additional Payment Amount” has the meaning set forth in Section 2.4(c).

“Additional Pool Liability Amount” means the amount of remaining amounts payable following the Closing pursuant to that certain Letter Agreement, dated January 8, 2020, between Mednax Radiology of Texas, Inc. and [***].

“Affected Participants” has the meaning set forth in Section 5.12(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Physician Practices” has the meaning set forth in Section 3.20(a).

“Affiliated Provider” means any physician, physician assistant, advanced practice nurse, nurse, technician, or other clinical personnel or allied health care professional providing health care services on behalf of any of the Affiliated Physician Practices on a full or part-time basis or as an employee, independent contractor, or consultant, or otherwise under Contract with an Acquired Company or an Affiliated Physician Practice, as applicable.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Debt Financing” has the meaning set forth in Section 5.20(d).

“Alternative Debt Financing Commitment Letter” has the meaning set forth in Section 5.20(d).

“Ancillary Agreements” means the Transition Services Agreement.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any similar Law of any other jurisdiction where any Acquired Group Company does business.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other antitrust, competition or trade regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Balance Sheet” means the unaudited combined statement of financial position of the Acquired Group Companies, as of June 30, 2020.

“Balance Sheet Date” means June 30, 2020.

“Base Purchase Price” means an amount equal to $885,000,000.00.

“Benefit Plan” means, with respect to an Acquired Group Company, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other bonus, cash, equity, phantom equity, or other incentive compensation, salary continuation, employment, change-of-control, severance, transaction bonus, retention, profit-sharing, retirement, pension, deferred compensation, vacation, sick pay or paid time off, fringe benefit, and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) maintained, or sponsored by an Acquired Group Company.

“Bonus Plans” has the meaning set forth in Section 5.12(h).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Adjustment Report” has the meaning set forth in Section 2.4(a).

“Buyer DC Plan” has the meaning set forth in Section 5.12(j).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Tax” means (i) any Taxes of any Acquired Group Company for any Post-Closing Tax Period; (ii) any Taxes arising from any action or transaction by Buyer or any of its Affiliates (including the Acquired Group Companies, but only if at the direction of Buyer) outside of the ordinary course of business on the Closing Date after the Closing and not contemplated by this Agreement; and (iii) Transfer Taxes for which Buyer is liable pursuant to Section 6.5.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Material Adverse Effect” means any Effect that would reasonably be expected to materially affect the ability of Buyer to timely perform its obligations under, and timely consummate the transactions contemplated by, this Agreement.

“Buyer Plan” has the meaning set forth in Section 5.12(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Cash” means, with respect to any Person as of any time, the cash, cash equivalents (including marketable securities and short-term investments) held by or in accounts in the name of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time, in each case calculated and determined in accordance with GAAP; provided that Cash shall be calculated net of issued but uncleared checks, ACH transactions or other wire transfers and drafts, written or issued by any of the Acquired Group Companies as of such time and shall exclude cash and cash equivalents of the type commonly referred to as restricted cash, including security deposits, cash escrowed or deposited with third parties and cash posted to support letters of credit, performance bonds or similar obligations or amounts which are prohibited from being transferred by applicable Law or Contract.

“CBA” means any collective bargaining agreement or other Contract with any labor union, other labor organization or group of employees.

“Chosen Courts” has the meaning set forth in Section 10.10(a).

“Claim” has the meaning set forth in Section 9.5(a).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Cleary Gottlieb” has the meaning set forth in Section 10.15.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Cash” means Cash as of 12:01 a.m. Eastern Daylight Time on the Closing Date.

“Closing Date” has the meaning set forth in Section 2.3(a).

“Closing Date Report” has the meaning set forth in Section 2.3(c).

“Closing Indebtedness” means Indebtedness as of immediately prior to the Closing.

“Closing Payment” has the meaning set forth in Section 2.3(c).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commercial Payor Program” means all Payors other than Governmental Health Programs.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by any of the Acquired Group Companies.

“Company Software” means all Software included in Company Intellectual Property Rights.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading, (b) such Required Financial Information is compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act, and (c) the independent registered public accountants of the Target Company have consented to or otherwise authorized the use of their audit opinions related to any audited financial statements included in such Required Financial Information and have confirmed they are prepared to issue customary comfort letters upon the “pricing” of the debt securities included in the Debt Financing and throughout the period ending on the last Business Day of the Marketing Period (subject to the completion by such accountants of customary procedures relating thereto).

“Confidentiality Agreement” means collectively, the Non-Disclosure Agreement, dated [***], by and between Seller Parent (as defined below), and Buyer, as supplemented by the Clean Team Non-Disclosure Agreement, dated as of [***] by and between Seller Parent and Buyer.

“Connecticut Merger” means the merger of Jefferson Radiology, P.C. into a Buyer Affiliate, with Jefferson Radiology, P.C. as the surviving company.

“Consent” means any approval, authorization, consent, ratification, permission, exemption, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), or waiver.

“Continuing Employee” has the meaning set forth in Section 5.12(a).

“Contract” means any contract, agreement, instrument or other legally binding arrangement, including any deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act of 2020 (“FFCRA”).

“Credit Facility” means the Credit Agreement dated as of October 30, 2017 by and among Seller Parent, as borrower, certain domestic subsidiaries of the borrower from time to time party thereto as Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, the other bank agents party thereto and the joint lead arrangers and joint bookrunners (as amended from time to time).

“D&O Indemnified Person” has the meaning set forth in Section 5.11(a).

“Data Room” means the electronic data sites established for Project Redwood and Project Redwood Clean Room by Intralinks.com on behalf of Seller and to which Buyer and its Representatives have been given access in connection with the transactions contemplated hereby.

“Data Security Requirements” means privacy, security, or security breach notification requirements applicable to any of the Acquired Group Companies under: (i) any of the Acquired Group Companies’ own rules, policies, and procedures, (ii) all applicable Laws, (iii) industry standards to which the Redwood Business as currently conducted has agreed to be bound and the Payment Card Industry Data Security Standard, and (iv) applicable terms in any Contracts any of the Acquired Group Companies has entered into or by which any of them is bound.

“Debt Commitment Letter” has the meaning set forth in Section 4.4(a).

“Debt Fee Letter” has the meaning set forth in Section 4.4(a).

“Debt Financing” has the meaning set forth in Section 4.4(a).

“Debt Financing Sources” each of the financial institutions party to the Debt Commitment Letter (in their respective capacities are lenders, arrangers, bookrunners, manager or agents under the Debt Commitment Letter), any of their respective Affiliates, each acting pursuant to the Debt Commitment Letter (or any other financing source that may become party to the Debt Commitment Letter as the same may be amended, supplemented, modified, waived or replaced in accordance with the definition thereof), and any other institutions or persons who provide any portion of the Debt Financing, any of such person’s affiliates and any of such person’s or any of its affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners.

“Definitive Debt Financing Agreements” has the meaning set forth in Section 5.20(b).

“Direct Claim” has the meaning set forth in Section 9.5(a).

“Disputed Items” has the meaning set forth in Section 2.4(b)(iii).

“DLA Piper” has the meaning set forth in Section 10.15.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Encumbrance” means any lien, license, pledge, mortgage, security interest, option, right of first refusal, transfer restriction, ownership interest of another Person, or similar encumbrance or restriction.

“Enforceability Limitations” has the meaning set forth in Section 3.1(c).

“Enforcement Costs” has the meaning set forth in Section 8.3.

“Environmental Law” means any Law or Order related to (i) pollution or protection, preservation or cleanup of the environment; (ii) the generation, use, handling, transport, disposal, release, or threatened release of any Hazardous Substance; (iii) public or worker health or safety; or (iv) human exposure to Hazardous Substances.

“Equity Commitment Letter” has the meaning set forth in Section 4.4(a).

“Equity Financing” has the meaning set forth in Section 4.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Cash” has the meaning set forth in Section 2.3(c).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.3(c).

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“Excluded Liabilities” means (i) any liabilities of the Acquired Group Companies to the extent not exclusively related to the Redwood Business and (ii) without limitation of the foregoing, any liabilities of the Acquired Group Companies in respect of Seller Parent’s or its Affiliates’, the Acquired Group Companies’ or the Redwood Business’ eligibility for, receipt of, or use of payments from the Provider Relief Fund.

“Final Adjustment Report” has the meaning set forth in Section 2.4(b)(ii).

“Final Closing Cash” has the meaning set forth in Section 2.4(b)(iii).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(b)(iii).

“Final Purchase Price” has the meaning set forth in Section 2.4(b)(iii).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(b)(iii).

“Final Working Capital” has the meaning set forth in Section 2.4(b)(iii).

“Financial Statements” means the unaudited, internally prepared balance sheet and statements of profit and loss of the Acquired Group Companies, at and for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively (including, in each case, any related notes thereto).

“Financing” has the meaning set forth in Section 4.4(a).

“Fraud” means, with respect to any Party, actual fraud (and not equitable fraud, constructive fraud or similar claims of fraud based on negligence or recklessness) with respect to misrepresentations of facts or omissions of facts in the making of the representations and warranties contained in this Agreement that another Party relied upon in determining to enter into this Agreement, as defined under the Laws of the State of Delaware.

“FTC” means the U.S. Federal Trade Commission.

“Funding Notes” means the funding notes pursuant to which the Affiliated Physician Practices, as payors and obligors thereunder, owe certain dollar amounts to Seller or its Affiliates, as payee and oblige of the notes.

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States or foreign governmental authority, including any national, federal, territory, state, commonwealth, provincial, county, municipal, district, local governmental jurisdiction of any nature or any other governmental self-regulatory or quasi-governmental jurisdiction of any nature (including any governmental department, division, board, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, including, any arbitrator or arbitral body (whether governmental or private), commission, tribunal or other quasi-governmental entity established to perform any such function.

“Governmental Health Program” means any and all federal health programs (as defined in 42 U.S.C. § 1320a-7b(f)), including Medicare, Medicaid, TRICARE, CHIP, and CHAMPVA, state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Group Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other bonus, cash, equity, phantom equity, or other incentive compensation, salary continuation, employment, change-of-control, severance, transaction bonus, retention, profit-sharing, retirement, pension, deferred compensation, vacation, sick pay or paid time off, fringe benefit and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) (x) maintained, or sponsored by Seller that covers or otherwise provides compensation or benefits to any Acquired Group Company Employee or any Acquired Group Company Employee’s beneficiaries or (y) otherwise with respect to which any Acquired Group Company has any current or contingent liability or obligation.

“Hazardous Substances” means (i) petroleum (including crude oil or any fraction thereof), asbestos or asbestos containing materials, medical waste, per- or polyfluoroalkyl substances, or polychlorinated biphenyls; and (ii) any chemical, material, waste or substance that is regulated as a pollutant, contaminant or waste, or for which liability or standards of conduct may be imposed, under any Environmental Law.

“Health Care Laws” means all Laws of any Governmental Authority relating to the regulation, provision, consultation, management, administration of and payment for health care items and services, health care providers’ and health care facilities’ participation in Governmental Health Programs, the practice of medicine or a licensed profession, institutional and professional licensure, supervision requirements, conditions of participation, diagnostic testing, teleradiology, interventional radiology, vascular surgery, unprofessional conduct, fee-splitting, referrals, patient brokering, corporate practice of medicine and licensed health care professionals, kickbacks, billing and submission of false or fraudulent claims, community outreach, advertising or marketing of health care services, including: Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the exclusion law, (42 U.S.C. § 1320a-7), the Anti-Markup Rule (42 U.S.C. 1395(u)(n)), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Controlled Substances Act (21 U.S.C. § 801, et seq.), HIPAA and the rules and regulations promulgated under the foregoing statutes and any and all amendments or modifications made from time to time to the items referenced above.

“Health Care Permits” means all licenses, permits, certifications, franchises, registrations, enrollments, certificates of need, approvals, letters of non-reviewability, consents, supplier or provider numbers, pending applications, accreditations and authorizations of any Governmental Authority and any similar foreign or state Person required for the conduct of business in the health care industry in each case, that are issued or enforced by a Governmental Authority with jurisdiction over any Health Care Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 and the implementing regulations and guidance promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care record.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Identified Deals” means the letters of intent described on Section 1.1 of the Buyer Disclosure Schedules.

“Indebtedness” means, without duplication, obligations of any Acquired Group Company for (i) the outstanding principal amount of, accrued (but unpaid) interest in respect of (A) borrowed money owed to a third party, whether or not due or payable and (B) indebtedness or other obligations evidenced by any note, bond, mortgages, debenture or other debt security or similar instrument; (ii) lease obligations of the Acquired Group Companies under leases that have been recorded as finance leases or are required to be capitalized as finance leases in accordance with GAAP; (iii) all change-in-control bonuses, retention bonuses, transaction bonuses and similar bonus or change of control or transaction payments payable to current or former directors, officers, employees or service providers of the Acquired Group Company Employees triggered in whole or in part by the transactions contemplated hereby and payable by any Acquired Group Company in connection with the consummation of the transactions contemplated by this Agreement, and not entered into by or at the direction of Buyer or any of its Affiliates; (iv) the Acquired Group Companies’ share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (iii) and (x); (v) Accrued Income Taxes; (vi) any liabilities in respect of Taxes that the Acquired Group Companies have deferred pursuant to Section 2302 of the CARES Act; (vii) all obligations of the Acquired Group Companies issued or assumed as the deferred purchase price of any property or services, including all conditional sale obligations of any Acquired Group Company, or any “earn-outs” or other contingent consideration, in each case, valued at the maximum amount payable; (viii) any liabilities of the Acquired Group Companies in respect of any swap, hedge or other derivative transaction, assuming such transaction were terminated on the date hereof; (ix) all obligations of the Acquired Group Companies under any performance bond, surety bond or letter of credit, but only to the extent drawn; (x) all deferred compensation; (xi) the Additional Pool Liability Amount; (xii) unclaimed property; and (xiii) obligations of the type referred to in clauses (i) through (xii) of another Person secured by any Encumbrance on any property or asset of the Acquired Group Companies (whether or not such obligation is assumed by the Acquired Group Companies), and in each case, including any and all accrued interest, prepayment fees, breakage costs and other costs, fees and expenses, premiums, penalties, make-whole payments or similar payment thereon related to any of the foregoing; provided, that in no event shall the foregoing clauses include: (a) any liabilities related to intercompany debt solely between or among the Acquired Group Companies; or (b) any fees expenses, liabilities or obligations to the extent incurred by or at the direction of Buyer or otherwise relating to Buyer or any Affiliate’s financing of the transactions herein. Notwithstanding the foregoing, “Indebtedness” shall not include any amounts otherwise taken into account in the calculation of Net Working Capital. “Indebtedness” shall not include any obligations of the Acquired Group Companies under the Credit Facility or the Indenture to the extent the Acquired Group Companies have been released from all obligations under the Credit Facility or the Indenture, as applicable, as of the Closing.

“Indemnification Expiration Date” has the meaning set forth in Section 9.1(b).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indenture” means the indenture, as supplemented, pursuant to which Seller Parent issued $750,000,000 aggregate principal amount of 5.25% senior unsecured notes due 2023 and $1,000,000,000 aggregate principal amount of 6.250% senior unsecured notes due 2027.

“Intellectual Property Rights” means all intellectual property or proprietary rights in any jurisdiction worldwide, including all of the following: (i) any trademark, service mark, trade name, corporate name, logos, trade dress, or other indicia of origin, together with all goodwill associated therewith (“Trademarks”); (ii) Internet domain names and social media accounts; (iii)

any patent and patent application, and all continuations, continuations-in-part, divisionals, provisionals, renewals, extensions and reissues thereof; (iv) confidential information, inventions (whether patentable or not), processes, designs, formulae, models, tools, algorithms, ideas, research and development, data and databases, trade secrets and know-how (“Trade Secrets”); (v) rights in Software; and (vi) copyrights and other works of authorship and moral rights; in each case of (i)-(v), whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing.

“Intercompany Balances” has the meaning set forth in Section 5.16(b).

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.13(i).

“Knowledge” means: (i) in the case of Buyer, the actual knowledge after reasonable inquiry of the individuals set forth on Section 1.2 of the Buyer Disclosure Schedules with respect to the particular matter in question and (ii) in the case of Seller, the actual knowledge after reasonable inquiry of the individuals set forth on Section 1.1 of the Seller Disclosure Schedules with respect to the particular matter in question.

“Law” means any federal, state, local, municipal, or foreign statute, law, act, order, ordinance, opinions, common law, judgment, decree, code, rule, regulation, constitution, treaties, doctrine, conventions, Order, guidance or policies enforceable and enacted by any Governmental Authority, or other requirement (including pursuant to any settlement, consent decree, or determination of or settlement under any public or private arbitration) or rule of law.

“Leased Real Property” means the means the real property currently leased, licensed, subleased or sublicensed by any Acquired Group Company as tenant, licensee, subtenant or sublicensee.

“Legal Proceeding” means any claim, action, suit, proceeding, charge, complaint, audit, investigation, arbitration, or inquiry, in each case, by or before any Governmental Authority.

“liability” means any liability, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

“Losses” means all actual, out-of-pocket losses, damages (available at law or in equity), costs or expenses including reasonable fees and expenses of attorneys, accountants and other representatives of a Person, without duplication.

“Marketing Period” means a period (provided that (1) such period shall not commence prior to September 9, 2020, (2) if such period has not ended on or prior to December 18, 2020, then the Marketing Period shall commence no earlier than January 4, 2021 and (3) such period shall not be required to be consecutive to the extent it would include November 25, 2020 or November 27, 2020 (which dates set forth in this clause (3) shall be excluded for purposes of, but shall not reset, the period)) commencing on the later of (x) the Business Day on which Buyer receives the Required Financial Information (the “Required Financial Information Delivery

Date”) and (y) the date on which the conditions set forth in Section 7.1(a) have been satisfied (the “HSR Approval Date”) and ending on the later of (x) the date that is eighteen (18) Business Days after the Required Financial Information Delivery Date and (y) the date that is fifteen (15) Business Days after the HSR Approval Date, during which period (a) such information is and remains Compliant and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1(b), Section 7.2(a) and Section 7.2(b) to fail to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), assuming that the Closing Date were to be scheduled for any time during such period; it being understood and agreed that when the Seller in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Financial Information Delivery Date shall be deemed to have occurred on the date specified in such notice, unless Buyer in good faith reasonably believes that the Seller has not completed delivery of the Required Financial Information and, within three (3) Business Days after receipt of such notice from the Seller, Buyer delivers a written notice to the Seller to that effect (stating with specificity which Required Financial Information the Seller has not delivered). Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, prior to the completion of the Marketing Period (i) the auditor shall have withdrawn any audit opinion contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the auditor or another independent public accounting firm reasonably acceptable to Buyer, (ii) the financial statements included in the Required Financial Information that are available to Buyer on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) to permit a registration statement of the Target Company using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Buyer of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X under the Securities Act to permit a registration statement of the Target Company using such financial statements to be declared effective by the Securities and Exchange Commission on the last day of such new period or (iii) the Seller, the Target Company, the Acquired Group Companies or any of their respective Affiliates issue a public statement indicating its intent to, or determine that it is required to, restate any historical financial statements of the Seller or the Target Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Seller or the Target Company has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Material Adverse Effect” means any change, event, fact, development or state of circumstances (each, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to (a) have, a material and adverse effect on the business, financial condition, assets or results of operations of the Acquired Group Companies, taken as a whole or (b) prevent or materially and adversely impair the ability of the Acquired Group Companies or Seller to execute, deliver or perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any Effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of, a Material Adverse Effect for purposes of clause (a) if such Effect relates to, arises out of or results from (i) changes in general economic or business conditions in the United States or the world; (ii) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or the world; (iii) changes in conditions generally affecting the industry or geographic region in which any of the Acquired Group Companies operate; (iv) any outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism, including any cyber-terrorism or cyber-attack or any changes in political conditions; (v) any hurricane, flood, tornado, earthquake, or other natural disaster, epidemic, pandemic or disease outbreak (including COVID-19 or any worsening thereof), or other natural or manmade disasters, acts of God or force majeure events; (vi) changes or proposed changes in applicable Law (including any COVID-19 Measures) or GAAP or in the interpretation or enforcement thereof; (vii) any changes or proposed changes to reimbursement rates, or, in the methods or procedures for determining such rates, any terminations or proposed terminations of reimbursements, or any changes or proposed changes to eligibility requirements by any Payor, in each case, whether such changes or terminations are or would be applicable nationally or to only certain geographic areas; (viii) any failure by the Acquired Group Companies to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excluded from this definition); (ix) the public announcement of this Agreement, identity of (or any actions taken by) Buyer or the pendency or consummation of the transactions contemplated hereby, including any Effect arising out of the actions of payors, patients, affiliated physicians, competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith (provided that this clause (ix) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution, delivery or performance of this Agreement, or the pendency or consummation of the transactions contemplated by this Agreement); or (x) any action taken by Seller or any Acquired Group Companies (A) that is expressly required or expressly permitted by the terms of this Agreement (other than Section 5.1(a)) or (B) at the written request of Buyer; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above may constitute or contribute to a Material Adverse Effect to the extent that such Effect has a disproportionate impact on the Acquired Group Companies compared to other companies that operate in the industries in which the Acquired Group Companies operate (in which case only the incremental disproportionate Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Mednax Marks” has the meaning set forth in Section 5.15.

“Membership Interest Assignment Agreement” has the meaning set forth in Section 2.3(b)(i)(C).

“Net Working Capital” means as of 12:01 a.m. Eastern Daylight Time on the Closing Date, the aggregate amount (which may be a positive or negative number) of the combined current assets of the Acquired Group Companies minus the combined current liabilities of the Acquired Group Companies, in each case, based solely on the asset and liability accounts set forth on Exhibit B and determined on a combined basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Financial Statements; provided, however, that in the event of any conflict between such principles and GAAP, such principles shall control; provided, further, that (i) neither deferred Tax assets nor any assets with respect to income Taxes shall be included in combined current assets, and that neither deferred Tax liabilities nor any liabilities with respect to income Taxes shall be included in combined current liabilities, (ii) “Net Working Capital” shall not include any amounts otherwise taken into account in the calculation of Closing Cash or Indebtedness and (iii) the calculation of Net Working Capital shall be prepared in accordance with the illustrative calculation of Net Working Capital provided on Exhibit B.

“Notice of Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“Offering Documents” means prospectuses, private placement memoranda, information memoranda and packages and lender and investor presentations, in connection with the Debt Financing.

“Order” means any judgment, order, injunction, ruling, award, writ, determination, or decree of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Overhead and Shared Services” means the following ancillary or corporate shared services that are provided to the Acquired Group Companies by Seller or its Affiliates (other than the Acquired Group Companies): travel and entertainment services; temporary labor services; office supplies services (including copiers and faxes); personal telecommunications services (including email); computer/telecommunications maintenance and support services; fleet services; energy/utilities services; procurement and supply arrangements; treasury services; financial reporting services; public relations; legal services; risk management services; payroll services; telephone/data connectivity services; disaster recovery services; accounting services; tax services; internal audit services; executive management services; investor relations services; human resources and employee relations management services; employee benefits services; credit, collections and accounts payable services; property management services; environmental support services; and customs and excise services, as well as any other services provided under the Transition Services Agreement.

“Owned Real Property” means all land, together with all of an Acquired Group Company’s right, title and interest to all buildings, structures, facilities and improvements located thereon, owned by an Acquired Group Company, together with such Acquired Group Company’s rights, if any, to all easements, rights and appurtenances relating to the foregoing.

“Parent Acquirer” means a third party that acquires more than fifty percent (50%) of the equity securities of Seller Parent or all or substantially all of the assets of Seller Parent on a consolidated basis (whether by direct or indirect acquisition, merger, tender offer or otherwise, by means of any single or series of related transactions).

“Party” means the Seller and Buyer, collectively referred to as “Parties”.

“Payor” means any and all Governmental Health Programs and all managed care plan, health benefit plan, preferred provider organization, employer-sponsored health plan, health maintenance organizations, health insurers, workers’ compensation plans, accident and disability plans, accountable care organization, rental network, plans contracted through physician hospital organizations, independent practice associations, clinically integrated or independent delivery networks or other private commercial or governmental third-party payors.

“Payor Agreements” has the meaning set forth in Section 3.25(a).

“Permits” means all permits, Health Care Permits, licenses, franchises, authorizations, registrations, certifications, qualifications, consents and approvals issued by a Governmental Authority.

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established on the Balance Sheet and Financial Statements in accordance with GAAP; (ii) Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice for amounts which are not due and payable; (iii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations regarding the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Acquired Group Company thereon; (v) customary covenants, defects of title, easements, rights of way, restrictions and other similar non-monetary Encumbrances, in each case affecting Real Property that are disclosed in publicly recorded documents and that, individually or in the aggregate, do not interfere in any material respect with or otherwise impair in any material respect the use, occupancy, value or marketability of title of the Real Property subject thereto; (vi) non-exclusive licenses of Company Intellectual Property Rights granted to customers in the ordinary conduct of the Redwood Business consistent with past practice; (vii) any Encumbrances reflected in the notes to the Balance Sheet and Financial Statements; (viii) any restrictions on transfer under the Securities Act and any state Securities Law and (ix) any other Encumbrances that would not reasonably be expected, individually or in the aggregate, to materially detract from the value of or materially impair the present use of, any material property to which they relate.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Data” means any and all data or other information that can be used to identify an individual either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, including PHI and all information that is “Personal Data”, “Personally Identifiable Information” or “Personal Information” as defined under applicable Law.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“PPPHCEA” means the Paycheck Protection Program and Health Care Enhancement Act signed into law and in effect as of April 24, 2020.

“Pre-Closing Occurrences” has the meaning set forth in Section 5.17(b).

“Pre-Closing Onsite Med Mal Claims” means [***].

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Straddle Period” means, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date.

“Pre-Closing Straddle Period Taxes” means Taxes of the Acquired Group Companies allocable to a Pre-Closing Straddle Period pursuant to Section 6.2.

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the Closing Date and shall include any Pre-Closing Straddle Period.

“Pre-Closing Taxes” means any Taxes of the Acquired Group Companies for any Pre-Closing Tax Period and shall include any Pre-Closing Straddle Period Taxes.

“Prohibited Financing Modifications” has the meaning set forth in Section 5.20(a).

“Protected Period” has the meaning set forth in Section 5.12(b).

“Provider Relief Fund” means the portion of the Public Health and Social Services Emergency Fund distributed by the U.S. Department of Health and Human Services pursuant to Division B of the CARES Act and Division B of the PPPHCEA.

“Purchase Price” has the meaning set forth in Section 2.2.

“R&W Insurance Binder” means the Binder Agreement for the R&W Insurance Policy, dated as of or prior to the date hereof, a copy of which with the draft of the R&W Insurance Policy is attached hereto as Exhibit D.

“R&W Insurance Policy” means that certain buyer-side representation and warranty insurance policy, in the name and for the benefit of Buyer or an Affiliate of Buyer, covering certain Losses for which Buyer is entitled to indemnification pursuant to Article 9, in substantially the form attached in draft to the R&W Insurance Binder, which includes, among other things, an express waiver of subrogation rights against Seller Indemnitees and certain of their respective Affiliates and Representatives, with respect to this Agreement and the transactions contemplated hereby, except and only to the extent of Fraud. The foregoing Persons shall be express third party beneficiaries of such anti-subrogation provisions.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 3.18(b).

“Recovery Costs” has the meaning set forth in Section 5.17(d).

“Redwood Business” has the meaning set forth in the recitals.

“Registered Company Intellectual Property Rights” has the meaning set forth in Section 3.13(a).

“Regulatory Concession” has the meaning set forth in Section 5.6(c)(iv).

“Released Buyer Person” has the meaning set forth in Section 10.14(a).

“Released Seller Person” has the meaning set forth in Section 10.14(a).

“Releasing Buyer Person” has the meaning set forth in Section 10.14(b).

“Relief Fund Payment Terms and Conditions” means the terms and conditions established by the U.S. Department of Health & Human Services for the receipt of any funds from the Provider Relief Fund.

“Reorganization” has the meaning set forth in Section 3.26.

“Representatives” as to any Person means such Person’s Affiliates and its and their respective directors, officers, managers, employees, investment bankers, consultants, attorneys, accountants and other professional advisors and representatives of a Person.

“Required Amounts” has the meaning set forth in Section 4.4(a).

“Required Financial Information” means (a) the audited consolidated balance sheets and consolidated statements of income and cash flows of the Target Company as of and for the fiscal year ended December 31, 2019, and if the Closing Date occurs after April 30, 2021 and the

Marketing Period has not been completed prior to such date, the audited consolidated balance sheet and consolidated statements of income and cash flows of the Target Company for the fiscal year ended December 31, 2020, (b) unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows of the Target Company as of and for each of the fiscal quarters that is not a fiscal year-end after the date of the most recent financial statements delivered pursuant to the foregoing clause (a) and ended at least 45 days before the Closing Date which unaudited quarterly financial statements have been reviewed by the Target Company’s independent auditors as provided in the procedures specified by AICPA AU-C Section 930, and (c) such other financial information of the Target Company that is requested in writing by Buyer and reasonably required to permit Buyer to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Buyer and its consolidated subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, prepared after giving effect to the Closing as if the Closing had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

“Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Restricted Business” means the provision of radiology or teleradiology services.

“Restricted Remedies” has the meaning set forth in Schedule 1.1.

“Restructuring Agreements” has the meaning set forth in Section 3.26.

“Retained Assets” means all assets, properties, claims, interests and rights, whether tangible or intangible, whether personal, real or mixed, wherever located of the Acquired Group Companies that are exclusively related to businesses of Seller and its Affiliates other than the Redwood Business.

“Retained Policies” has the meaning set forth in Section 5.17(b).

“Reverse Termination Fee” has the meaning set forth in Section 8.3.

“Review Period” has the meaning set forth in Section 2.4(b)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Combined Return” means any Tax Return of or otherwise including any one or more of Seller or its Affiliates, including any Tax Return in which an Acquired Group Company joins with any one or more of Seller or its Affiliates to file a consolidated, combined or unitary Tax Return, provided however that neither a separate Tax Return of an Acquired Group Company nor a consolidated, combined or unitary Tax Return that includes only Acquired Group Companies and does not also include either Seller or one or more Affiliates of Seller that is not an Acquired Group Company shall be considered a Seller Combined Return.

“Seller’s Counsel” has the meaning set forth in Section 10.15.

“Seller DC Plan” has the meaning set forth in Section 5.12(j).

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller FSA Plan” has the meaning set forth in Section 5.12(g).

“Seller Indemnified Tax” means (i) Pre-Closing Taxes; (ii) liability for Taxes of Seller or any of its Affiliates (including the Acquired Group Companies) pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law); and (iii) Transfer Taxes for which Seller is liable pursuant to Section 6.5; provided, however, that notwithstanding the foregoing, in no event shall any liability for Tax be deemed or otherwise construed to constitute a Seller Indemnified Tax to the extent such Tax is taken into account for purposes of determining Indebtedness or Net Working Capital.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Parent” means Mednax, Inc., a Florida corporation, as the parent entity of the Seller.

“Seller Restricted Entity” means the Seller and its Affiliates (excluding the Acquired Group Companies).

“Seller Welfare Plan” has the meaning set forth in Section 5.12(e).

“Software” means any and all computer programs, whether in source code or object code, including data files, databases, compilations, compilers, proprietary languages, programming architecture and interfaces, algorithms, models, methodologies, tool sets, application programming interfaces and libraries, and all manuals and other related documentation.

“Sponsor” has the meaning set forth in Section 4.4.

“Stimulus Funds” means all amounts of funds received or requested by the Acquired Group Companies from CARES Act stimulus fund programs in which any Acquired Group Company is participating on or after April 10, 2020.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) more than 50% of the capital stock or other equity interest; or (ii) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person, but not (for the avoidance of doubt) the Affiliated Physician Practices).

“Subsidiary Shares” has the meaning set forth in Section 3.4(a).

“Target Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Target Securities” has the meaning set forth in the recitals.

“Target Working Capital” means $31,000,000.00.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes or withholdings imposed by any Governmental Authority, including any income, excise, property, sales, use, occupation, transfer, conveyance, payroll, disability, workers’ compensation, unemployment compensation or other employment-related taxes, ad valorem, valued-added, social security, franchise, estimated severance, stamp, premium taxes based upon or measured by capital stock; and capital gains, alternative minimum, accumulated earnings, personal holding company, net worth or gross receipts taxes, in each case together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Authority” means any Governmental Authority, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Tax Package” has the meaning set forth in Section 6.4.

“Tax Return” means any report, return, information return, form, declaration, statement, or other document required to be filed with any Tax Authority with respect to Taxes, including any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Claim” has the meaning set forth in Section 9.5(a).

“Third-Party Payments” has the meaning set forth in Section 9.4(b).

“Top Payor” means, with respect to any Affiliated Physician Practice (other than with respect to the teleradiology business of Seller), each commercial payor representing 5% or more of commercial revenue for the 12 month period ending August 31, 2020.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Expenses” means all of the fees and expenses (including all fees, expenses, disbursements and other similar amounts payable to attorneys, financial advisors or accountants) incurred by or on behalf of any Acquired Group Company or any of their Affiliates and for which the Acquired Group Companies or Buyer could have any liability after the Closing in connection with the negotiation, documentation and consummation of this Agreement and the other Ancillary Agreements and the transactions contemplated hereby (including any such activity with respect to other potential bidders or any sales process), including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses.

“Transfer Taxes” has the meaning set forth in Section 6.5.

“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Exhibit A.

“VR Corporation” means Virtual Radiologic Corporation, a Delaware corporation.

“vRad 401(k) Plan” has the meaning set forth in Section 5.12(j).

“vRad Defined Entities” means VR Corporation, its Subsidiaries and the entities identified on Section 1.2 of the Seller Disclosure Schedules.

“vRad Retained Claims” means [***].

“WARN Act” has the meaning set forth in Section 3.15(d).

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Wind-Down Period” has the meaning set forth in Section 5.15.

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Target Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Target Securities, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws), in consideration for payment of the Purchase Price.

Section 2.2    Purchase Price. The aggregate purchase price payable by Buyer to Seller for the Target Securities (the “Purchase Price”) shall be an amount equal to the Closing Payment (as determined in accordance with Section 2.3(c)), (a) plus the amount, if any, payable by Buyer to Seller pursuant to Section 2.4(c) or (b) minus the amount, if any, payable by Seller to Buyer pursuant to Section 2.4(c).

Section 2.3    Closing.

(a)    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, or electronically by the mutual exchange of facsimile or portable document format (.pdf) signatures, in each case no later than the third (3rd) Business Day after the last of the conditions to Closing set forth in Article 7 has been satisfied or waived in writing (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver (by the Party entitled to the benefit of such condition) in writing of such conditions at the Closing), unless another date, place or time is agreed to in writing by Buyer and Seller. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then the Closing shall instead occur on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day as may be specified by Buyer on no less than two (2) Business Days’ prior notice to the Seller and (b) one (1) Business Day following the final day of the Marketing Period. The date on which the Closing is actually held is referred to herein as the “Closing Date”.

(b)    At the Closing:

(i)    Buyer shall deliver to Seller:

(A)    the Closing Payment, as determined pursuant to Section 2.3(c), by wire transfer of immediately available funds in U.S. dollars to an account of Seller designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing Date;

(B)    the certificates contemplated by Section 7.3(c); and

(C)    a counterpart of (i) a customary instrument of transfer evidencing the assignment and assumption of the Target Securities in a form reasonably acceptable to Buyer and Seller (the “Membership Interest Assignment Agreement”) and (ii) each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliates.

(ii)    Seller shall deliver (or cause to be delivered) to Buyer:

(A)    the executed Membership Interest Assignment Agreement evidencing the transfer of the Target Securities;

(B)    the certificate of the Seller contemplated by Section 7.2(d);

(C)    a counterpart of each Ancillary Agreement to which the Seller or any of their Affiliates is a party, duly executed on behalf of the Seller or such Affiliate; and

(D)    an Internal Revenue Service Form W-9 and an executed certificate from the Seller in form and substance compliant with Treasury Regulations Section 1.1445-2(b) and reasonably acceptable to Buyer, certifying that the Seller is not a foreign person within the meaning of Section 1445 of the Code.

(c)    For purposes of determining the amount of cash to be paid by Buyer to Seller at the Closing pursuant to Section 2.3(b)(i)(A) (the “Closing Payment”), at least three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Buyer a written report (the “Closing Date Report”) setting forth in reasonable detail, and in each case calculated in accordance with the terms of this Agreement, Seller’s good-faith estimate of (i) Net Working Capital (without giving effect to the other transactions contemplated hereby) (“Estimated Working Capital”), (ii) Closing Cash (without giving effect to the other transactions contemplated hereby) (“Estimated Closing Cash”), (iii) Closing Indebtedness (without giving effect to the other transactions contemplated hereby, other than as set forth in the definition of Indebtedness) (“Estimated Closing Indebtedness”), (iv) Transaction Expenses (without giving effect to the other transactions contemplated hereby, other than as set forth in the definition of Transaction Expenses) (“Estimated Transaction Expenses”) and (v) on the basis of (i), (ii), (iii) and (iv) the Closing Payment, calculated in the manner described below. The Closing Payment shall be an amount equal to (A) the Base Purchase Price, (B) minus the Estimated Closing Indebtedness, (C) minus the Estimated Transaction Expenses, (D) plus the Estimated Closing Cash, (E) minus the amount, if any, by which Target Working Capital exceeds Estimated Working Capital. For the avoidance of doubt, if Estimated Working Capital exceeds Target Working Capital, there shall be no adjustment to the Closing Payment with respect to such excess. The Buyer shall have two (2) Business Days from the receipt of such Closing Date Report to provide the Seller with any comments with respect to the computation of the Closing Payment and any item included or omitted from the calculation thereof, which comments shall be reasonably considered by the Seller (and if revised by the Seller in response to the Buyer’s comments, the revised calculation of the Closing Payment shall be treated as the Closing Date Report hereunder); provided, no disagreement with respect to the Closing Payment shall delay the Closing.

Section 2.4    Determination of Final Purchase Price.

(a)    As soon as reasonably practicable following the Closing Date (but no later than ninety (90) days after the Closing Date), Buyer shall deliver to Seller a statement (the “Buyer Adjustment Report”) setting forth in reasonable detail Buyer’s good-faith calculation of Net Working Capital, Closing Cash, Indebtedness, Transaction Expenses and the Purchase Price as of the Closing Date, in each case, calculated in accordance with the terms of this Agreement. During such ninety (90) day period, Seller shall make available to Buyer and its Representatives reasonable access during normal business hours upon reasonable advance notice and in a manner so as to not unreasonably interfere with the business and operations of Seller, to all relevant personnel, Representatives of Seller, relevant portions of books and records related to the Redwood Business (subject, in the case of any accountant Representatives, to the execution of customary work paper access letters, if requested) and other items reasonably requested by Buyer in connection with its preparation of the Buyer Adjustment Report and any dispute (including any dispute submitted to the Accounting Firm) with respect thereto as contemplated by this Section 2.4.

(b)    The following procedures shall apply with respect to the review of the Closing Date Report and Buyer Adjustment Report:

(i)    Seller shall have a period of sixty (60) days after receipt by Seller of Buyer Adjustment Report to review such Report (the “Review Period”). During the Review Period, Buyer shall make available to Seller and its Representatives reasonable access during normal business hours upon reasonable advance notice and in a manner so as to not unreasonably interfere with the business and operations of Buyer and the Acquired Group Companies, to all relevant personnel, Representatives of Buyer, relevant portions of books and records of the Acquired Group Companies (subject, in the case of any accountant Representatives, to the execution of customary work paper access letters, if requested) and other items reasonably requested by Seller in connection with its review of the Buyer Adjustment Report and any dispute (including any dispute submitted to the Accounting Firm) with respect thereto as contemplated by this Section 2.4.

(ii)    If Seller does not deliver to Buyer a written statement describing any objections that Seller has to Buyer Adjustment Report (a “Notice of Disagreement”) on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Buyer Adjustment Report, and such Buyer Adjustment Report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c). If Seller delivers to Buyer a Notice of Disagreement on or before the final day of the Review Period, then Buyer and Seller shall attempt to resolve in good faith the matters contained in the Notice of Disagreement within sixty (60) days after Buyer’s receipt of the Notice of Disagreement (the “Resolution Period”). If Buyer and Seller reach a resolution with respect to such matters on or before the final day of the Resolution Period, then the Buyer Adjustment Report, as modified by such resolution, shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c).

(iii)    If a resolution is not reached on or before the final day of the Resolution Period, then Buyer and Seller shall promptly (and in any event no later than five (5) Business Days after the last day of the Resolution Period) retain the Accounting Firm (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Accounting Firm for resolution in accordance with this Section 2.4(b)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within thirty (30) days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by each of Buyer and Seller and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Accounting Firm’s Report”). During the ten (10) days after submission of the Disputed Items to the Accounting Firm, each of Buyer and Seller may provide the Accounting Firm with a definitive statement in writing of its positions with respect to the Disputed Items (and only the Disputed Items). The Accounting Firm’s determination of the Disputed Items and the Accounting Firm’s Report shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the definitions set forth in, and on a basis consistent with, this Agreement. The Accounting Firm shall issue a final report consisting of the Buyer Adjustment Report, as modified by the Accounting Firm to incorporate any changes thereto in accordance with the Accounting Firm’s Report, which final report shall be deemed to be the “Final Adjustment Report” for purposes of the payment (if any) contemplated by Section 2.4(c). Each of Buyer and Seller agree that (1) the Accounting Firm’s determination with respect to each Disputed Item as reflected in the Accounting Firm’s Report and the Final Adjustment Report as issued by the Accounting Firm shall be deemed to be final and binding, (2) the procedures set forth in this Section 2.4 shall be the sole and exclusive remedy with respect to the final determination of the Final Adjustment Report and (3) the Final Adjustment Report, including the Accounting Firm’s determination under this Section 2.4(b)(iii), shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court of competent jurisdiction. The place and seat of the proceedings before the Accounting Firm shall be New York City, New York, U.S.A., and such proceedings shall be conducted in English. Net Working Capital as set forth in the Final Adjustment Report shall be deemed to be the “Final Working Capital”; provided, that to the extent Final Working Capital is in excess of Target Working Capital, there shall be no adjustment to the Final Purchase Price with respect to such excess. Closing Cash as set forth in the Final Adjustment Report shall be deemed to be the “Final Closing Cash”. Closing Indebtedness as set forth in the Final Adjustment Report shall be deemed to be the “Final Closing Indebtedness”. Transaction Expenses as set forth in the Final Adjustment Report shall be deemed to be the “Final Transaction Expenses”. Purchase Price as of the Closing Date as set forth in the Final Adjustment Report shall be deemed to be the “Final Purchase Price”.

(iv)    Each of Buyer and Seller shall pay its own respective costs and expenses incurred in connection with this Section 2.4. The costs and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion as is appropriate to reflect their relative success in the resolution of the Disputed Items. For example, if Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, but the Accounting Firm determines that Seller has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the Accounting Firm and Seller shall bear the other forty percent (40%) of such fees and expenses.

(c)    Within two (2) Business Days after the determination of the Final Adjustment Report in accordance with this Section 2.4 (including by failure to timely deliver a Notice of Disagreement):

(i)    if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Seller by wire transfer of immediately available funds in U.S. dollars to an account of Seller designated in writing by Seller to Buyer; or

(ii)    if the Additional Payment Amount is a negative number, then Seller shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds in U.S. dollars to an account of Buyer designated in writing by Buyer to Seller.

For purposes hereof, “Additional Payment Amount” means an amount equal to the sum of (A) the Final Purchase Price minus (B) the Closing Payment. For the avoidance of doubt, the Additional Payment Amount may be a negative number.

Section 2.5    Withholding Tax. Notwithstanding any other provision of this Agreement, each of Buyer and Seller or their agents shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any amounts payable or deliverable under this Agreement such amounts as are required to be withheld under applicable Law. The party making such deduction or withholding (or whose agent is to make such withholding) shall use commercially reasonable efforts to first notify the recipient of the payment subject to such deduction or withholding of its intent to deduct or withhold, together with an explanation of the legal requirement for such deduction or withholding, and Seller and Buyer and their respective Affiliates shall cooperate in good faith to reduce or eliminate such deduction or withholding to the extent reasonably permitted under applicable Law without imposing any adverse cost on Seller or Buyer, as applicable. Any such withheld amounts that are timely withheld and deposited with the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would have otherwise been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (which shall be interpreted in accordance with Section 10.12(f)), Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof and the Closing Date:

Section 3.1    Organization and Authority of Seller.

(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida. Seller has full legal right, all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Target Securities and the Acquired Group Companies as provided by this Agreement).

(b)    The execution and delivery by Seller of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller.

(c)    This Agreement has been duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting creditors’ rights generally and by general equity principles (the “Enforceability Limitations”).

(d)    Each of the Ancillary Agreements to which Seller or its Affiliates is or will be a party has been or will be duly and validly executed and delivered by Seller or its Affiliates, as applicable, and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Seller or its Affiliates enforceable against in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. No other corporate actions on the part of Seller are necessary to authorize, execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated hereby and thereby.

Section 3.2    Organization, Authority and Qualification of the Acquired Group Companies.

(a)    Each Acquired Group Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or formed and has all requisite corporate, professional corporate or limited liability company power and qualifications and authority to own, lease and operate its respective properties and assets and to conduct its business as it is now being conducted.

(b)    Each Acquired Group Company is qualified, licensed, or registered to do business and is in good standing in each jurisdiction in which the operation of its business as currently conducted makes such qualification, license, or registration necessary, except where the failure to be so qualified, licensed, registered, or in good standing (i) has not been and would not reasonably be expected to be material to the Acquired Group Companies, taken as a whole, and (ii) has not prevented or materially impeded, impaired or delayed, and would not reasonably be expected to prevent or materially impede, impair or delay, such Acquired Group Company from consummating the transactions contemplated by any Ancillary Agreement or otherwise prevent such Acquired Group Company from performing its respective obligations thereunder.

Section 3.3    Capitalization; Organizational Documents of the Target Company.

(a)    The authorized membership interests of the Target Company consists of a single class of membership interests, all of which are issued and outstanding and constitute the Target Securities.

(b)    All of the Target Securities have been duly authorized and validly issued and granted in compliance with all applicable Law or pursuant to valid exemptions therefrom and are fully paid and non-assessable (to the extent applicable). All of the Target Securities have been issued in accordance with the Target Company’s Organizational Documents. There are no rights, subscriptions, warrants or options to purchase or otherwise acquire any membership interests or other equity securities of the Target Company or securities or obligations of any kind convertible into or exchangeable for any membership interests or other equity securities of the Target Company.

(c)    The Seller is the beneficial and record owner of, and has good, valid and marketable title to, all of the Target Securities, free and clear of all Encumbrances or any other restrictions on transfer (other than any restrictions on transfer under the Securities Act and any state securities Laws). Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Target Securities, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act and any state securities Laws and any Encumbrances created by Buyer).

(d)    Except for the Target Securities, there are no equity securities of any class of the Target Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call or put rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the membership interests of the Target Company or obligating Seller or Target Company to issue, sell, purchase, retire, return, or redeem any membership interest in the Target Company, including the Target Securities. There are no outstanding or authorized stock options, restricted shares, restricted stock units, equity appreciation, stock appreciation rights, phantom stock, performance-based rights, or profit participation or similar rights or obligations of the Target Company. Other than as may be contained in the Organizational Documents of the Target Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Target Securities or any other equity interests of the Target Company.

(e)    Seller has delivered true, correct and complete copies of the Organizational Documents of the Target Company to Buyer.

Section 3.4    Subsidiaries.

(a)    Section 3.4(a) of the Seller Disclosure Schedules contains a true, correct and complete list of each Acquired Company (other than the Target Company), the jurisdiction of its incorporation or organization, the direct owner of the outstanding capital stock or other equity securities of such Acquired Company, and the percentage of the outstanding capital stock or other equity interests of such Acquired Company owned by the Target Company or any other Acquired Company. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in each Acquired Group Company (the “Subsidiary Shares”) have been duly authorized and validly issued and granted in compliance with all applicable Law and are fully paid and non-assessable (to the extent applicable). All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by an Acquired Company or as otherwise set forth in Section 3.20(a) of the Seller Disclosure Schedules, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)    Except for the Subsidiary Shares, there are no equity securities of any class of any Acquired Company or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Acquired Company or obligating Seller, the Target Company or any Acquired Company to issue, sell, purchase, return, or redeem any shares of capital stock of, or any other interest in, any Acquired Company. There are no outstanding or authorized stock restricted shares, restricted stock units, stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Acquired Company. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any Acquired Company.

(c)    Except for the Subsidiary Shares, no Acquired Company has any direct or indirect equity interest ownership or otherwise in any Person.

(d)    Seller has delivered true, correct and compete copies of the Organizational Documents of each Acquired Group Company to Buyer.

Section 3.5    No Conflicts; Consents.

(a)    Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 3.5(b), neither the execution, delivery or performance by Seller or any Acquired Group Company of this Agreement or any Ancillary Agreement to which Seller or any Acquired Group Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(i)    result in a material violation or material breach of, or default under (with or without notice or lapse of time or both), or require any consent, approval, authorization, or other action by, or notice to be given to any Person under, any provision of the Organizational Documents of Seller or any Acquired Group Company;

(ii)    conflict with, result in a violation or breach of, default under (with or without notice or lapse of time or both) of any Law or Order applicable to Seller or any Acquired Group Company;

(iii)    (A) result in a material violation or breach of, (B) constitute a material default under (with or without notice or lapse of time or both), (C) result in the acceleration of or create in any counterparty the right to accelerate, amend, terminate or cancel, and (D) require the consent of any counterparty, in each case, with respect to any Material Contract or Real Property Lease; or

(iv)    result in the creation of any Encumbrance (other than a Permitted Encumbrance),

except, in the case of clauses (ii) through (iv), where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to be material to the Acquired Group Companies, taken as a whole, or prevent or materially impede, impair, or delay Seller or the Acquired Group Companies from consummating the transactions contemplated by this Agreement or any Ancillary Agreement or otherwise prevent Seller or the Acquired Group Companies from performing their respective obligations hereunder and thereunder.

(b)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Acquired Group Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of declarations and notices or modification with, and receipt of Consents and Permits of, the Governmental Authorities set forth on Section 3.5(b) of the Seller Disclosure Schedules, and (iii) such Consents, Permits, declarations, filings, notices or modifications the failure of which to make or obtain would not reasonably be expected to be material to the Acquired Group Companies, taken as a whole, or to prevent or materially impede the ability of the Seller or the Acquired Group Companies to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prevent Seller or the Acquired Group Companies from preforming their respective obligations hereunder and thereunder.

(c)    This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby will not result in a breach of or default under the Credit Facility or Indenture by the Seller or any of its Affiliates. Each Acquired Group Company that is party to the Credit Facility or Indenture will be automatically released as a guarantor under the Credit Facility and Indenture at the Closing with no further liability or obligations with respect to the Acquired Group Companies and such releases do not require further action. All Encumbrances on any assets of any of the Acquired Group Companies securing an interest of a counterparty under the Credit Agreement or the Indenture will be automatically released at the Closing with no further liability or obligations with respect to the Acquired Group Companies and such releases do not require further action.

Section 3.6    Financial Statements; No Undisclosed Liabilities.

(a)    True and complete copies of the Financial Statements have been made available to Buyer and are included in Section 3.6(a) of the Seller Disclosure Schedules. The Financial Statements (i) fairly present, in all material respects, the combined financial position and results of operations of the businesses described therein as of the dates indicated therein and for the periods covered thereby, and (ii) were derived from the financial reporting systems and the consolidated financial statements of Seller Parent, which consolidated financial statements were prepared in accordance with GAAP applied consistently throughout the periods covered thereby, except that the Financial Statements (A) reflect certain allocations of costs of Seller attributable to the Redwood Business that may not reflect what would have been incurred if the Redwood Business had operated on a stand-alone basis during such periods, (B) may be subject to normal year-end adjustments and (C) do not include footnotes and other presentation items, none of which items described in clauses (A) or (B) would reasonably be expected to be material to the Acquired Group Companies, taken as a whole. As of the date such Required Financial Information is delivered to Buyer pursuant to Section 5.25, the representations and warranties set forth in clauses (i) and (ii) of the foregoing sentence (as qualified by the foregoing sub-clauses (A) and (B)) are also made with respect to the Required Financial Information set forth in clause (a) of the definition thereof.

(b)    The Acquired Group Companies do not have any liabilities (of any nature, whether or not accrued, contingent or otherwise), except for liabilities (i) that are adequately reserved against in the Balance Sheet or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which are liabilities or obligations for breach of contract, infringement, misappropriation, or violation of Law), (iii) for future performance under existing Contracts or (iv) that would not reasonably be expected to have a Material Adverse Effect. No Acquired Group Company is party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among any Acquired Group Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission). Section 3.6(b) of the Seller Disclosure Schedules sets forth as of July 31, 2020 the following balances currently recorded by Seller Parent or its Affiliates (other than the Acquired Group Companies) with respect to the Redwood Business: (i) prepaid expenses, (ii) accounts payable, (iii) paid time off liability, (iv) accrued salaries and incentive compensation, (v) accrued workers compensation, (vi) deferred health liability, (vii) 401(k) match liability; (viii) 401(k) withholding; (ix) accrued benefits; and (x) unclaimed property.

(c)    Seller Parent has established and administered a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting. In the past three (3) years, there has not been (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Seller or any of its Affiliates, (ii) to the Knowledge of the Seller, any fraud or other wrongdoing that involves any of the management or other employees of the Seller or any of its Affiliates who have a role in the preparation of financial statements or the internal accounting controls used by Seller and its Affiliates, in each case, that relate to the Acquired Group Companies, or (iii) any claim or allegation regarding any of the foregoing.

(d)    Seller and its Affiliates have made and kept books, records and accounts with respect to the Redwood Business that have been maintained in material compliance with applicable accounting requirements. Seller and its Affiliates have devised and maintained a system of internal accounting controls designed to provide reasonable assurances that (i) all material information concerning the Acquired Group Companies is made on a timely basis to the individuals responsible for the preparation of the Financial Statements and (ii) transactions have been recorded as necessary to permit the preparation of the Financial Statements.

Section 3.7    Absence of Certain Developments. Except for the transactions contemplated by this Agreement, since the Balance Sheet Date until the date of this Agreement:

(a)    except as required by Law (including any COVID-19 Measures), the Acquired Group Companies have operated in the ordinary course of business consistent in all material respects with past practice and no action has been taken that would be prohibited by Section 5.1(b)(i), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(x), Section 5.1(b)(xi), Section 5.1(b)(xii), Section 5.1(b)(xiv) or Section 5.1(b)(xvii)(B)(vi) had such section applied since the Balance Sheet Date until the date of this Agreement; and

(b)    there has not been any Material Adverse Effect.

Section 3.8    Title, Condition and Sufficiency of Assets. The Acquired Group Companies have good and valid title to all owned material tangible personal property and intangible assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets sold or otherwise disposed of in the ordinary course of business. The Acquired Group Companies have a valid leasehold, license, or other interest in, or other right to hold or use, all other material tangible personal property and intangible assets held or used by such Acquired Group Companies, except for leaseholds, licenses or other interests expiring in accordance with their terms or terminated in the ordinary course of business. The assets, properties, claims, interests and rights of the Acquired Group Companies (other than the Overhead and Shared Services) constitute all of the assets, properties, claims, interests and rights used or held for use in the conduct of the Redwood Business necessary for the continued conduct of the business of the Acquired Group Companies, are sufficient and in adequate operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) in all material respects to conduct the operations of the Acquired Group Companies after the Closing in substantially the same manner as prior to Closing.

Section 3.9    Compliance with Laws and Permits.

(a)    The Acquired Group Companies are, and during the three (3) years prior to the date hereof have been, in compliance in all material respects with all Laws applicable to such Acquired Group Companies. During the past three (3) years no Acquired Group Company has received any written notice, or, to the Seller’s Knowledge, any verbal notice, from any Governmental Authority alleging any noncompliance by such Acquired Group Companies with respect to any such Laws. During the past three (3) years, no investigation, audit, or inquiry by any Governmental Authority regarding a material violation of, or material noncompliance with, any such Law is pending or, to the Seller’s Knowledge, threatened.

(b)    All material Permits required for the Acquired Group Companies to conduct their business as currently conducted have been obtained by such Acquired Group Company and are valid and in full force and effect, except where the failure to obtain any such material Permit or the failure to be valid and in full force and effect would not reasonably be expected to have a Material Adverse Effect. The Acquired Group Companies are, and during the past three (3) years have been, in compliance in all material respects with all such material Permits.

Section 3.10    Compliance with Health Care Laws; Health Care Permits.

(a)    The Acquired Group Companies are, and during the four (4) years prior to the date hereof have been, in compliance in all material respects with all Health Care Laws applicable to such Acquired Group Companies. During the past four (4) years, no Acquired Group Company has received any written notice, or, to the Seller’s Knowledge, any verbal notice, from any Governmental Authority alleging any material noncompliance by such Acquired Group Companies with respect to any such Health Care Laws. During the past four (4) years, no investigation, audit, or inquiry, in each case by any Governmental Authority regarding a material violation of, or material noncompliance with, any such Health Care Laws is pending or to the Seller’s Knowledge threatened in writing.

(b)    The Acquired Group Companies are, and during the past four (4) years have been in compliance in all material respects with all material Health Care Permits.

(c)    Neither Seller nor any of its Subsidiaries, with respect to the Redwood Business, and no Acquired Group Company or, to the Seller’s Knowledge, any Affiliated Provider: (i) is a party to a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services or a deferred prosecution agreement with the United States Department of Justice, (ii) has a reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority or other Person, (iii) has been served as a defendant in any qui tam/False Claims Act (31 U.S.C. §3729 et. seq.) litigation, (iv) is subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, investigated, indicted or convicted of a crime, or pled nolo contendere, or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement, Law, or Health Care Law, or (v) has been served with or received any search warrant, subpoena, civil investigative demand, contact letter by or from any Governmental Authority.

(d)    No Acquired Group Company nor any director, officer, employee or managing employee (as such term is defined in 42 U.S.C. §1320a-5(b)) or, to the Seller’s Knowledge, agent thereof, with respect to actions taken on behalf of any Acquired Group Company or, to the Seller’s Knowledge, any Affiliated Provider, with respect to actions taken on behalf of an Acquired Group Company has been (i) excluded or suspended from participating in any Governmental Health Program, nor, to the Seller’s Knowledge, is any such exclusion threatened or pending, (ii) listed on the General Services Administration’s System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs, (iii) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (iv) subjected to any other debarment, exclusion or sanction list or database. No Acquired Group Company, any of their respective directors, officers, or employees or, to the Seller’s Knowledge, agents with respect to actions taken on behalf of any Acquired Group Company, nor, to Seller’s Knowledge, any Affiliated Provider, with respect to actions taken on behalf of an Acquired Group Company, has been sanctioned pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.

(e)    No Acquired Group Company, nor, to the Seller’s Knowledge, any Affiliated Provider, has knowingly or willfully offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or withholding, or arranging for the furnishing or withholding, of any item or service for which payment may be made in whole or in part by any Governmental Health Program, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any Governmental Health Program, unless in a manner consistent with applicable Law (including Health Care Laws).

(f)    The Acquired Group Companies maintain, and during the four (4) years prior to the date hereof have maintained, a compliance program having the elements of an effective corporate compliance and ethics program. There are no outstanding material compliance complaints, reports, corrective actions, or ongoing internal compliance investigations.

(g)    The Acquired Group Companies have adopted and operate a HIPAA compliance program that is in compliance with HIPAA regulations and applicable Health Care Laws. The Acquired Group Companies have implemented (i) appropriate physical, technical and administrative safeguards to protect Protected Health Information or “PHI” (as defined under HIPAA), (ii) written policies and procedures as required by HIPAA, (iii) enterprise-wide security risk assessments materially consistent with 45 C.F.R. §164.308(a)(1)(ii)(A), and (iv) appropriate corrective action to address any material vulnerabilities identified as a result of assessments undertaken by the Acquired Group Companies as required by HIPAA. Each of the Acquired Group Companies have written, signed and HIPAA-compliant business associate agreements, when required, with each Person that is a “covered entity” or “business associate” (as such terms are defined by HIPAA).

(h)    No Acquired Group Company nor any director, officer, employee thereof has received written notice from any Governmental Authority or other Person of any allegation regarding its failure to comply with HIPAA or any other Health Care Law or regulation applicable to PHI, or been the subject of any civil or criminal penalty, claim, action or proceeding, or any administrative or other regulatory review, survey, proceeding or order in connection with any actual or potential material violation by the Acquired Group Companies of HIPAA. No Acquired Group Company has received written notice of, and there is no action, audit, inquiry or investigation pending or, to the Knowledge of Seller, threatened, with respect to any alleged Breach, as defined under HIPAA, by the Acquired Group Companies, no reportable Breach or Security Incident, as defined under HIPAA, has occurred with respect to PHI in the possession or under the control of the Acquired Group Companies or any business associate of the Acquired Group Companies and each of the Acquired Group Companies have made all required notices of all actual Breaches as required under HIPAA or any applicable Health Care Law (each term used but not defined herein as defined under HIPAA).

Section 3.11    Legal Proceedings; Governmental Orders.

(a)    There is, and during the past three (3) years there has been, no Legal Proceeding pending or, to the Seller’s Knowledge threatened in writing by or against, any of the Acquired Group Companies or affecting any of their properties or assets (or by, against or affecting Seller or any Affiliate thereof and relating to the Acquired Group Companies), including any Real Property, that, if determined adversely to the relevant Acquired Group Company (or Seller or relevant Affiliate thereof), individually or in the aggregate, would reasonably be expected to be material to the Acquired Companies, taken as a whole, or to prevent or materially impede, impair or delay the ability of the Seller or the Acquired Group Companies to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, or from performing their respective obligations hereunder and thereunder.

(b)    There are not, and during the past three (3) years there have not been, any Orders that would reasonably be expected to be material to the Acquired Group Companies, taken as a whole, or to prevent or materially impede the ability of the Seller to consummate the transactions contemplated by this Agreement.

Section 3.12    Material Contracts.

(a)    Section 3.12(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of the following Contracts with respect to the Redwood Business or to which an Acquired Group Company is party or by which it or its assets or properties will be bound (collectively, the “Material Contracts”):

(i)    any Contract (other than Contracts (A) with Commercial Payor Programs or (B) for employment or engagement of any director, officer, Acquired Group Company Employee or individual independent contractor (whether doing business as an entity or not)) or Real Property Lease pursuant to which the Acquired Group Companies or the Redwood Business may be entitled to receive or obligated to pay more than $500,000 in any calendar year that cannot be cancelled by an Acquired Group Company without penalty upon no more than sixty (60) days’ notice;

(ii)    any Contract that requires any Person to purchase its total requirements of any product or service from any other Person, contains minimum quantity obligations or contains “take or pay” or similar provisions, in each case that cannot be cancelled by an Acquired Group Company without penalty upon no more than thirty (30) days’ notice;

(iii)    any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment or a right of first offer that cannot be cancelled by an Acquired Group Company without penalty upon no more than sixty (60) days’ notice;

(iv)    any Contract that is for the employment or engagement of any director, officer, Acquired Group Company Employee or individual independent contractor (whether doing business as an entity or not) providing services to the Redwood Business at annual base compensation or consulting fee in excess of $425,000 (or with respect to non-physicians, annual base compensation exceeding $250,000);

(v)    any Contract (other than any Contract with a physician Acquired Group Company Employee in his or her capacity as such) that contains any exclusivity restrictions binding on any Acquired Group Company or limits or purports to limit the ability of any Acquired Group Company to (A) compete in any line of business or in any market or geographic area or (B) solicit any individuals for employment;

(vi)    any Contract between Seller or any Affiliate of Seller (other than an Acquired Group Company), on the one hand, and an Acquired Group Company, on the other hand;

(vii)    any Contract, including any “side letter,” between an Affiliated Physician Practice, on the one hand, and an Acquired Group Company, on the other hand (excluding any acquisition agreements entered into in connection with the acquisition of the Affiliated Physician Practice by the Seller or its Affiliates that have no material liabilities outstanding);

(viii)    any Contract with the customers, vendors and suppliers set forth on Section 3.24 of the Seller Disclosure Schedule;

(ix)    any Contract requiring or otherwise relating to any future capital expenditures (or series of capital expenditures) in excess of $250,000 individually or $500,000 in the aggregate;

(x)    any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness described in clause (i) or (viii) of the definition thereof;

(xi)    any (A) purchase agreements with material ongoing obligations (excluding general obligations of confidentiality or record retention) enforceable against the Acquired Group Companies that relate to past acquisitions or dispositions of any business or a material amount of any stock or assets of any Person, and (B) any Contracts that bind an Acquired Group Company (excluding general obligations of confidentiality) with respect to future acquisitions or dispositions of any business, a material amount of any stock or assets of any Person, or a material amount of any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(xii)    any Contract providing for the voting, redemption, sale, purchase, transfer or other disposition of any equity securities of any Acquired Group Company or any anti-dilution rights, registration rights, right of first refusal, preemptive rights or similar provisions in respect thereof;

(xiii)    any partnership, joint venture or other similar Contract;

(xiv)    any Contract to which a Governmental Authority is a party (other than Governmental Health Programs);

(xv)    any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding (A) with a value in excess of $1,000,000 that was entered into within the past three (3) years, (B) requiring payments that have not been discharged or paid in full prior to the date hereof, or (C) that provides for any injunctive or other non-monetary relief;

(xvi)    any Contract pursuant to which (A) an Acquired Group Company is granted a license to any Intellectual Property Rights (other than licenses of “off-the-shelf” commercially available Software for an aggregate fee of no more than $500,000 annually or licenses of “open source” Software), (B) an Acquired Group Company grants a license of any material Company Intellectual Property Rights (other than non-exclusive licenses granted in the ordinary course of business), (C) any claim or dispute related to Intellectual Property Rights is resolved, such as consent-to-use, covenant-not-to-sue, coexistence, concurrent use, or settlement Contracts, or (D) any Person has developed or has been contracted to develop material Intellectual Property Rights for an Acquired Group Company (other than customary Contracts entered into with employees and contractors of an Acquired Group Company in the ordinary course of the Redwood Business providing assignment of such Intellectual Property Rights to an Acquired Group Company);

(xvii)    any Contract involving the sharing of revenues or profits of any Acquired Group Company;

(xviii)    any other Contract that has an annual value of greater than $500,000, or a value over the remaining term thereof of $1,000,000 or more, excluding any Commercial Payor Programs and any employee, individual contractor (whether doing business as an entity or not), or Benefit Plan matters;

(xix)    any Contracts with a Top Payor; and

(xx)    any commitment or arrangement to enter into any of the foregoing.

(b)    Seller has made available to Buyer copies of each Material Contract that are correct and complete in all material respects (subject to any redaction reasonably deemed necessary or appropriate by Seller of information contained therein). Each Material Contract is in full force and effect and is a valid and binding agreement of an Acquired Group Company (or an Affiliate thereof) enforceable against such Person in accordance with its terms and, to the Seller’s Knowledge, the other parties thereto, except as (A) such enforceability may be limited by the Enforceability Limitations and (B) would not reasonably be expected to be material to the Acquired Group Companies, taken as a whole. No Acquired Group Company (or Affiliate thereof) nor, to the Seller’s Knowledge, any other party to any Material Contract, is in material breach of or material default under, or has, in the twelve (12) months prior to the date hereof, provided or received any written notice of any intention to terminate, fail to renew or renegotiate, or cancel any Material Contract or is in actual or alleged default or event that with or without notice or the lapse of time, or both, would constitute a material default, except for any such breach or default which would not reasonably be material to the Acquired Group Companies, taken as a whole. Each Material Contract will continue to remain in full force and effect immediately after the Closing on terms and conditions identical to those as in effect immediately prior to the Closing, except as would not reasonably be expected to be material to the Acquired Group Companies, taken as a whole.

Section 3.13    Intellectual Property

(a)    Section 3.13(a) of the Seller Disclosure Schedules contains a list of all registrations and applications for registration with Governmental Authorities or internet domain name registrars of the Company Intellectual Property Rights (the “Registered Company Intellectual Property Rights”).

(b)    The Acquired Group Companies exclusively own all Company Intellectual Property Rights, free and clear of all Encumbrances, except for Permitted Encumbrances. All Company Intellectual Property Rights are valid, subsisting and enforceable.

(c)    The Acquired Group Companies own, or have a valid and enforceable right to use in all material respects in the manner currently used, all Intellectual Property Rights necessary for the respective business of the Acquired Group Companies as currently conducted. No Intellectual Property Rights owned by Seller or any of its Affiliates (other than an Acquired Group Company) is used in the Redwood Business and no Intellectual Property Rights owned by an Acquired Group Company is used in the retained business of Seller or any of its Affiliates. Other than commercially-available Software used in connection with the Overhead and Shared Services, (i) no Intellectual Property Rights licensed to Seller or any of its Affiliates (other than an Acquired Group Company) by any third party are used in the Redwood Business, and (ii) no Intellectual Property Rights licensed to an Acquired Group Company are used in the retained business of Seller or any of its Affiliates.

(d)    (i) None of the Acquired Group Companies or the Redwood Business is infringing, misappropriating, or otherwise violating, or in the past three (3) years has infringed, misappropriated, or otherwise violated, any valid and enforceable Intellectual Property Right owned by any third party, (ii) in the past (3) years neither Seller nor any Acquired Group Company has received any notice alleging the foregoing, and (iii) to the Seller’s Knowledge, there is no infringement, misappropriation, or other violation by a third party of the Company Intellectual Property Rights.

(e)    (i) None of the Acquired Group Companies has brought, or threatened in writing, any Legal Proceeding against any Person, alleging that such Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property Rights and (ii) no Legal Proceeding is pending against, or threatened in writing, any of the Acquired Group Companies claiming that the operation of the business of such Acquired Group Company infringes, misappropriates, or otherwise violates, or in the past three (3) years has infringed, misappropriated, or otherwise violated, a valid and enforceable Intellectual Property Right owned by any third party.

(f)    The Acquired Group Companies have taken commercially reasonable steps to protect the Company Intellectual Property Rights and the confidentiality of the Trade Secrets included in the Company Intellectual Property Rights. To the Seller’s Knowledge, there has been no unauthorized disclosure, misappropriation or loss of any such material Trade Secrets.

(g)    The Acquired Group Companies have obtained from their employees or independent contractors assignments of all Company Intellectual Property Rights that were created, contributed to, or developed by such Persons within the scope of their employment or engagement, except to the extent automatically owned by the Acquired Group Companies by operation of Law.

(h)    No Company Software is subject to any “open source”, reciprocal, or other similar license in a manner or relation that has required or would require any public distribution, license or disclosure of any such Software in source code form or any other licensing of Company Intellectual Property Rights. There has been no distribution, license, disclosure, escrow, or grant of any other rights (or agreement to do any of the foregoing) with respect to any Company Software in source code form.

(i)    The data communication lines, network, telecommunications and information technology equipment, hardware, Software, systems, data, databases, infrastructure and networks owned, leased, licensed or used by or for the Acquired Group Companies (collectively, “IT Systems”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the Redwood Business, and in the past three (3) years none of the IT Systems has experienced or suffered any outage, disruption, or other issue or event that resulted in a material disruption to the operation of the Redwood Business. The Acquired Group Companies have taken commercially reasonable steps to protect the integrity and security of the IT Systems in all material respects from, and the IT Systems do not contain, any viruses, bugs, faults or other devices or effects that could enable any Person to access without authorization the IT Systems or otherwise significantly adversely affect the functionality of the IT Systems, except as disclosed in their documentation.

(j)    The Target Company and its Subsidiaries maintain reasonable policies and procedures regarding cyber-security, data privacy, protection and security that comply in all material respects with Data Security Requirements, and the Target Company and its Subsidiaries are compliant in all material respects with such policies and procedures and with all applicable Data Security Requirements. In the past three (3) years, there has been no (i) unauthorized use, disclosure or modification of, or access to, or theft of any Personal Data in the possession or control of any Acquired Group Company, (ii) security breach or intrusion into any IT Systems that resulted in access to or acquisition of Personal Data held by or on behalf of any Acquired Group Company, or (iii) security incident requiring any Acquired Group Company to notify a Governmental Authority or any other Person of a data security breach or violation of applicable Data Security Requirements, in each such case, in a manner that would be material to the Acquired Group Companies, taken as a whole.

Section 3.14    Employee Benefit Plans.

(a)    Section 3.14(a) of the Seller Disclosure Schedules sets forth, for each Acquired Group Company, (x) a complete and correct list of all Benefit Plans and (y) a separate complete and correct list of all Group Benefit Plans, provided, however, that for scheduling purposes only, offer letters or employment agreements that (i) provide for annual base compensation of less than $425,000 (or with respect to non-physicians, annual base compensation of less than $250,000) or (ii) are for at-will employment and do not include contractual severance obligations shall not be required to be identified on such Seller Disclosure Schedules. With respect to each Benefit Plan, Seller has provided to Buyer complete copies of all the following documents (as applicable): (i) the plan documents (and all related trust documents and amendments thereto), (ii) the most recent summary plan description (and any summaries of material modifications thereto), (iii) the most recent IRS determination or opinion letter, (iv) the most recent IRS Form 5500 filing, and (v) any non-routine correspondence with any Governmental Authority. With respect to each Group Benefit Plan, Seller has provided to Buyer copies of the documentation set forth in items (i) through (iii) of the preceding sentence.

(b)    None of the Benefit Plans or Group Benefit Plans are, and none of the Acquired Group Companies have any current or contingent liability in respect of any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any other plan that is or was subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or subject to Sections 4063, 4064 or 4069 of ERISA. None of the Acquired Group Companies has any current or contingent liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code. None of the Benefit Plans or Group Benefit Plans are a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Benefit Plan provides, and none of the Acquired Group Companies has any current or contingent liability or obligation to provide, any post-termination, post-ownership, or retiree health or welfare benefits to any Person (other than as required under COBRA for which the covered Person pays the full premium cost of coverage).

(c)    Each Benefit Plan and, except as could not result in any liability to Buyer, each Group Benefit Plan has been established, maintained, funded and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code, and no event has occurred and, to the Seller’s Knowledge, no condition exists, that has subjected, or would reasonably be expected to subject, any Acquired Group Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law. Each Benefit Plan and Group Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and nothing has occurred that could reasonably be expected to adversely affect such Benefit Plan or Group Benefit Plan’s qualified status. No Legal Proceeding, audit or investigation has been threatened, asserted or instituted, or, to Seller’s Knowledge, is anticipated, against any of the Benefit Plans or, except as could not result in any liability to Buyer, any Group Benefit Plan (other than routine claims for benefits and appeals of such claims).

(d)    Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, whether alone or combined with the occurrence of any other event, directly or indirectly, could, (i) entitle any current or former officers, directors, employees or independent contractors of the Acquired Group Companies to any change in control, transaction bonus or retention payment, (ii) accelerate the time of payment, funding or vesting of any amounts due, or increase the amount, or result in the payment (whether in cash, property or vesting of property), of any compensation payable or benefits provided to any current or former officers, directors, employees or independent contractors of the Acquired Group Companies under any Benefit Plan or otherwise, (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Benefit Plan or otherwise or (iv) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code) that could be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code.

(e)    Any Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by any Acquired Group Company under which any Acquired Group Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)    Each Benefit Plan of any Acquired Group Company that is subject to Section 409A of the Code, has at all times while subject to Section 409A of the Code complied in all material respects with Section 409A of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from Seller or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

Section 3.15    Employee and Labor Matters.

(a)    Neither Seller (with respect to the Redwood Business and the Acquired Group Company Employees), nor any of its Affiliates (with respect to the Redwood Business and the Acquired Group Company Employees), nor any Acquired Group Company is a party to or bound by any CBA and no Acquired Group Company Employees are represented by any labor union or other labor organization, in each case, with respect to their employment with any Acquired Group Company or services to the Redwood Business. There is, and during the past three (3) years has been, no: (i) unfair labor practice charge, labor strike, lockout, picketing, hand billing, slowdown, work stoppage, material labor grievance, material labor arbitration, or other material labor dispute pending or, to the applicable Seller’s Knowledge, threatened against or affecting any of the Acquired Group Companies or Seller (with respect to the Redwood Business) or any of its Affiliates (with respect to the Redwood Business). In the past three (3) years, there have been no union organizing activities with respect to employees of any Acquired Group Company or Seller (with respect to the Redwood Business) or any of its Affiliates (with respect to the Redwood Business). All employees of Seller or its Affiliates, whose duties and responsibilities are primarily dedicated to the Redwood Business or the Acquired Group Companies, are employed by the Acquired Group Companies.

(b)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff or reduction in salary or wages affecting employees of the Acquired Group Companies or Seller (with respect to the Redwood Business) or any of its Affiliates (with respect to the Redwood Business) has occurred since March 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Neither Seller (with respect to the Redwood Business), nor any of its Affiliates (with respect to the Redwood Business), nor any Acquired Group Company has experienced or reasonably anticipates any liability with respect to any Acquired Group Company Employee with respect to any layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough temporary layoff or reduction in salary or wages as a result of COVID-19 that, in each case, would reasonably be anticipated to be material to the Acquired Group Companies, taken as a whole.

(c)    Neither Seller (with respect to the Redwood Business), nor any of its Affiliates (with respect to the Redwood Business), nor any Acquired Group Company is a party to or bound by any (i) employment Contract with any Continuing Employee pursuant to which such Acquired Group Company is obligated to make base compensation payments exceeding $425,000 (or with respect to non-physicians, annual base compensation exceeding $250,000) annually and which cannot be terminated by such Acquired Group Company without cause by providing sixty (60) days or less notice and without penalty or payment in connection with such termination (other than amounts accrued prior to termination); or (ii) Contract with any individual independent contractor pursuant to which such Acquired Group Company is obligated to make base consulting fee payments exceeding $500,000 (or with respect to non-physicians, base consulting fee payments exceeding $250,000) annually and which cannot be terminated by such Acquired Group Company without cause by providing sixty (60) days’ or less notice and without penalty or payment in connection with such termination (other than amounts accrued prior to termination); (iii) Contract with Continuing Employee that provides for retention bonuses, stay bonuses, change in control, payments or transaction bonuses and (iv) employee leasing agreements that require more than sixty (60) days’ notice for termination by the Acquired Group Company without cause or that require payment of penalty or termination fee in connection with termination.

(d)    Each Acquired Group Company and Seller (with respect to the Redwood Business and any Acquired Group Company Employee) and any of its Affiliates (with respect to the Redwood Business) is, and during the past three (3) years has been, in material compliance with all applicable Laws respecting labor, employment and employment practices, terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), and occupational safety and health, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively, “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance; provided that, for purposes of clarity, the portion of this representation related to WARN Act compliance relates solely to conduct taken by the Acquired Group Companies, Seller, or its Affiliates with respect to Acquired Group Company Employees prior to the Closing Date that, standing alone, would implicate or violate the WARN Act, without accounting for or making any representation with respect to any conduct of Buyer or any of its Affiliates (including, following the Closing, the Acquired Group Companies) on or following the Closing Date that might, either standing alone or when aggregated or otherwise combined with conduct taken by the Acquired Group Companies, Seller, or its Affiliates prior to the Closing Date, implicate the WARN Act or result in any violation of the WARN Act (whether retroactively or otherwise). There are, and for the past three (3) years have been, no material employment-related Legal Proceedings pending, or to the applicable Seller’s Knowledge, threatened by, against (where brought by an Acquired Group Company or Seller) or affecting any Acquired Group Company Employee or employee of Seller (with respect to the Redwood Business) or any of its Affiliates (with respect to the Redwood Business), in each case, in such Person’s capacity as such.

(e)    Except as would not result in material liability, Seller (with respect to the Redwood Business), any of its Affiliates (with respect to the Redwood Business) and each Acquired Group Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that has come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy.

(f)    To the Knowledge of Seller, there are no allegations of sexual harassment or other discrimination against any director or executive officer of the Acquired Group Companies or Seller (solely with respect to the Redwood Business) that have not been impartially investigated and, if applicable, with respect to which Seller or the applicable Acquired Group Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither Seller (with respect to the Redwood Business) nor any Acquired Group Company reasonably expects any liabilities with respect to any such allegations that would be material to the Acquired Group Companies, taken as a whole.

(g)    Section 3.15(g) of the Seller Disclosure Schedules sets forth a complete and correct list as of the date hereof of: (i) each former employee of the Acquired Group Companies directly or indirectly transferred since January 1, 2020 to Seller or its Affiliates (other than any Acquired Group Company) and (ii) each employee of the Acquired Group Companies directly or indirectly transferred since January 1, 2020 by Seller or its Affiliates (other than any Acquired Group Company) to such Acquired Group Company. As of the Closing, there are no employees of the Acquired Group Companies who are not primarily engaged in or employed with respect to the Redwood Business.

(h)    Section 3.15(h) of the Seller Disclosure Schedules sets forth a complete and correct list, in all material respects, as of the date hereof, of: (i) the employees of the Acquired Group Companies and (ii) the employees of Seller or its Affiliates (other than any Acquired Group Company) who are primarily engaged in or employed with respect to the Redwood Business and (assuming continued employment) will be transferred by Seller to an Acquired Group Company prior to Closing. Section 3.15(h)(iii) of the Seller Disclosure

Schedules sets forth the employees of Seller or its Affiliates (other than any Acquired Group Company) as of the date hereof who are primarily engaged in or employed with respect to the Redwood Business and will not be transferred by Seller to an Acquired Group Company prior to Closing. There are no employees of Seller or its Affiliates (other than the Acquired Group Companies) as of the date hereof who have been primarily employed or engaged in respect of the Redwood Business since January 1, 2020 and (assuming continued employment) will not be transferred by Seller to an Acquired Group Company prior to Closing.

Section 3.16    Taxes.

(a)    All Tax Returns required to be filed under applicable Law by the Acquired Group Companies (or by Seller or any of its Affiliates with respect to the Acquired Group Companies) have been duly and timely filed, taking into account all available extensions. Such Tax Returns are true, correct, and complete in all material respects. All Taxes (whether or not shown as due on such Tax Returns) of the Acquired Group Companies (or of Seller or any of its Affiliates with respect to the Acquired Group Companies) have been timely paid (or have been paid on their behalf) in full. The Acquired Group Companies have withheld and properly remitted to the appropriate Taxing authorities all material amounts they are obligated by applicable Law to withhold from any amounts paid or owning to any Person.

(b)    No written claim, which remains unresolved, has ever been made by a Tax Authority in any jurisdiction where the Acquired Group Companies do not file Tax Returns that an Acquired Group Company (as applicable) is required to file Tax Returns in such jurisdiction. No Acquired Group Company currently is, or has ever been, subject to Tax in any jurisdiction outside the United States.

(c)    No Acquired Group Company (i) is or has ever been a member of an “affiliated group” (other than a group the common parent of which is the Seller Parent (or any predecessor entity) or another Acquired Group Company)) filing an affiliated, consolidated, combined or unitary Tax Return, or (ii) has any liability for Taxes of any Person (other than another Acquired Group Company) as a transferee or successor, or by contract (other than customary Tax indemnifications contained in commercial agreements the primary purpose of which does not relate to Taxes).

(d)    There is no Tax deficiency outstanding, assessed or proposed in writing against any Acquired Group Company.

(e)    None of the Acquired Group Companies are currently the beneficiary of any outstanding waivers of any statute of limitations with respect to material Taxes or extensions of time with respect to a material Tax assessment or deficiency, and no request for any such a waiver or extension is currently outstanding.

(f)    No audit, investigation, or other examination of any Tax Return of the Acquired Group Companies is presently in progress, nor has any Acquired Group Company been notified in writing of any request for such an audit, investigation, or other examination. No written notice of proposed adjustment, deficiency, or underpayment of material Taxes or any other similar written notice has been received from any Taxing authority with respect to the

Acquired Group Companies, which notice has not since been withdrawn, paid in full or finally resolved. No ruling from any Governmental Authority responsible for administration of Taxes has been requested or received, and no agreement with any Governmental Authority has been requested or entered into, that might impact the Tax liability of or relating to the Acquired Group Companies after the Closing Date.

(g)    None of the Acquired Group Companies has any “gross up” agreements or other assurance or obligation of reimbursement or indemnification to any of their respective current or former officers, directors, employees or independent contractors for any Taxes, including Taxes incurred under Section 409A or 4999 of the Code.

(h)    None of the Acquired Group Companies “participate” or have “participated” in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)    There are no Encumbrances for Taxes on any of the assets or outstanding capital stock of the Acquired Group Companies, other than Permitted Encumbrances.

(j)    The Acquired Group Companies will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting under Section 481 of the Code (or any comparable provision of state, local, or foreign Law) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, local, or foreign Law) executed on or prior to the Closing Date; (iii) intercompany account, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local, or foreign Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) deferred revenue accrued or prepaid amount received on or prior to the Closing Date.

(k)    No power of attorney which is currently in force has been granted by or with respect to the Acquired Group Companies with respect to any matter relating to Taxes that will not be terminated at or prior to the Closing.

(l)    The Acquired Group Companies have not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m)    The Acquired Group Companies have (i) properly complied with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act; (ii) to the extent applicable, properly complied with all legal requirements and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act; and (iii) not sought (nor has any Affiliate that would be aggregated with the Acquired Group Companies and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(n)    From and after December 31, 2019, none of the Seller, any of its Affiliates, or the Acquired Group Companies has (except in connection with an affiliated, consolidated, combined, combined or unitary Tax Return filed by the Seller or its Affiliates) (i) adopted any Tax accounting method or changed any Tax accounting method of the Acquired Group Companies; (ii) made, changed or revoked any material Tax election of the Acquired Group Companies; (iii) entered into any closing agreement affecting any material Tax liability of the Acquired Group Companies; (iv) settled, surrendered or compromised any material Tax liability of the Acquired Group Companies; (v) filed any amended material Tax Return of or with respect to the Acquired Group Companies; (vi) consented to any extension or waiver of the limitation period applicable to any material Tax or Tax Return; or (vii) prepared or filed any material Tax Return with respect to the Acquired Group Companies in a manner inconsistent with past practice.

Section 3.17    Environmental Matters. Except as would not be material:

(a)    Each Acquired Group Company is and during the three (3) years prior to the date hereof has been in material compliance with all applicable Environmental Laws and has obtained and is and during the three (3) years prior to the date hereof has been in material compliance with all Permits required by applicable Environmental Laws to operate its business.

(b)    During the past three (3) years (or, to the extent unresolved, earlier), no Acquired Group Company has received any notice from any Governmental Authority or other Person alleging a violation of or liability under Environmental Law by or for any Acquired Group Company.

(c)    There is no Legal Proceeding pending or, to Seller’s Knowledge, threatened in writing against any of the Acquired Group Companies pursuant to Environmental Law.

(d)    There has been no release or disposal of, contamination by, or exposure of any Person to Hazardous Substances (including on, under or from any Real Property by an Acquired Group Company) that has resulted or would result in material liability for (or a requirement for notification, investigation or remediation by) any Acquired Group Company under any Environmental Law.

Section 3.18    Real Property.

(a)    No Acquired Group Company owns any Owned Real Property.

(b)    Section 3.18(b) of the Seller Disclosure Schedules sets forth the address of each Leased Real Property and a true and complete list of all Real Property Leases (including all amendments, renewals, guaranties and other agreements with respect thereto) with annual lease expenses greater than $100,000. Seller has delivered or made available to Buyer true and correct copies of any material real property leases, subleases and licenses pursuant to which any Acquired Group Company uses or occupies any Leased Real Property (“Real Property Leases”).

Except as set forth on Section 3.18(b) of the Seller Disclosure Schedules, with respect to each Real Property Lease: (i) such Real Property Lease is legal, valid and binding against the Acquired Group Company thereto and, to the applicable Seller’s Knowledge, each other party thereto; (ii) no Acquired Group Company nor, to the applicable Seller’s Knowledge, any other party to such Real Property Lease is in default under such Real Property Lease, and no event has occurred which, with the delivery of notice, passage of time or both, would constitute such a default under such Real Property Lease; (iii) no Acquired Group Company is a sublessor or grantor under any Real Property Lease granting to any other Person any right to the possession or occupancy of any of the Leased Real Property; and (iv) no Acquired Group Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has been disturbed in any material respect, and to the Seller’s Knowledge, there are no disputes with respect to such Real Property Lease; and (v) no Acquired Group Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

Section 3.19    Insurance. Section 3.19 of the Seller Disclosure Schedules sets forth a list that is true, correct and complete in all material respects, of all material insurance policies currently maintained by or issued for the benefit of an Acquired Group Company. Such policies are in full force and effect, and all premiums due with respect thereto have been paid, except, in each case, as would not reasonably be expected to have a material and adverse effect on the coverage thereunder of the Acquired Group Companies, taken as a whole. All claims or circumstances which could reasonably give rise to notice of a claim in respect of the Acquired Group Companies have been reported to the applicable insurance carriers in respect of all applicable lines of coverage. No Acquired Group Company has received any written notice of cancellation or termination with regard to current coverage or any occurrence-based policies, or denial of coverage, or dispute of coverage with regard to any pending material claim made pursuant to any existing material insurance policy that is held by, or for the benefit of, any of the Acquired Group Companies. The insurance coverage under the insurance policies maintained by or on behalf of the Acquired Group Companies satisfies all material insurance requirements under applicable Law, Material Contracts or Permits.

Section 3.20    Affiliated Physician Practices.

(a)    Section 3.20 of the Seller Disclosure Schedules sets forth a true and complete list of each affiliated professional entity of the Acquired Companies that furnishes professional medical or other health care services to members of the public (each, an “Affiliated Physician Practice”), including: (i) its name and jurisdiction of organization or formation; (ii) the number of authorized shares or other equity interests; and (iii) the number of issued and outstanding shares or other equity interests (including which of such equity interests are vested and which are unvested), and (iv) the names of all of the holders thereof and the number or percentage, as applicable, of shares or other equity interests held by each such holder. Each Affiliated Physician Practice is a corporation or other legal entity duly organized or formed, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the Laws of its state of formation, organization or incorporation, as applicable, and has all requisite corporate or other entity power and authority to own, lease and operate its material properties and to carry on its business as it is now being conducted.

(b)    Each Affiliated Provider has all required material licenses or other authorizations or certifications with respect to all applicable Health Care Laws necessary to perform the functions that he or she currently performs for such Affiliated Physician Practice or Acquired Company, as applicable and for such Acquired Company or Affiliated Physician Practice to obtain reimbursement from Payors and related fiscal intermediaries with respect to the services provided by such Person on behalf of such Affiliated Physician Practice or Acquired Company.

(c)    Except for the Subsidiary Shares, there are no equity securities of any class of any Affiliated Physician Practice or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any Affiliated Physician Practice or obligating Seller, the Target Company or any Acquired Group Company to issue, sell, purchase, return, or redeem any shares of capital stock of, or any other interest in, any Affiliated Physician Practice. There are no outstanding or authorized stock restricted shares, restricted stock units, stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any Affiliated Physician Practice. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any equity interests of any Affiliated Physician Practice.

(d)    Except for the Subsidiary Shares, no Affiliated Physician Practice has any direct or indirect equity interest ownership or otherwise in any Person.

Section 3.21    Brokers. No broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Acquired Group Company.

Section 3.22    Transactions with Affiliates. Section 3.22 of the Seller Disclosure Schedules sets forth a list of all Contracts (other than employment Contracts or Benefit Plans) between an Acquired Group Company, on the one hand, and Seller or its Affiliates (other than an Acquired Group Company), on the other hand. Neither Seller nor any of its Affiliates (other than an Acquired Group Company) or any of their respective managers, shareholders (other than shareholders of Seller Parent), directors, officers, or employees (i) owns or has any right, title, or interest in or to any material asset or property used in, held for use in, or necessary for the operation of the Redwood Business and (ii) as of Closing, there will be no outstanding and unsatisfied liabilities of any kind (including inter-company accounts, notes, guarantees, loans or advances) between or among any Acquired Group Company, on the one hand, and any such Persons, on the other hand, other than immaterial liabilities of such Persons in their individual capacities as patients for ordinary course services provided by Acquired Group Companies.

Section 3.23    Certain Payments. Neither the Acquired Group Companies nor any of their respective managers, shareholders, directors, officers, or employees (acting in their role as managers, shareholders, directors, officers or employees) has directly or indirectly: (a) to the

Seller’s Knowledge, during the three (3) years prior, circumvented or breached the internal accounting controls of the Acquired Group Companies in material violation of any Anti-Bribery Laws; or (b) during the three (3) years prior, been the subject of a past or pending litigation or, to the Seller’s Knowledge, government investigation involving any Anti-Bribery Law.

Section 3.24    Customers and Suppliers. Section 3.24 of the Seller Disclosure Schedules sets forth a list of the names of (a) the five (5) largest customers of each of the Acquired Group Companies, ranked by revenue received or receivable by such customer, and (b) the ten (10) largest suppliers or vendors of the Acquired Group Companies, ranked by costs paid or owed to such supplier or vendor, and any sole source suppliers or vendors, in each case for the three (3) years prior to the date hereof. To the Seller’s Knowledge, during the twelve (12) months prior to the date hereof, no such listed customer or supplier has provided written notice indicating that it intends to cancel or terminate or materially and adversely modify its relationship with an Acquired Group Company. There are no material disputes, claims or controversies pending or threatened between any such listed customer, supplier or vendor and any Acquired Group Company.

Section 3.25    Payor Programs.

(a)    The Acquired Group Companies and, to the Seller’s Knowledge, the Affiliated Providers, as applicable, are, and for the past four (4) years have been, duly enrolled, accredited, and in good standing to participate in and receive reimbursement from any and all Top Payors. The Acquired Group Companies and, to the Seller’s Knowledge, the Affiliated Providers are, and for the past four (4) years have been, in material compliance with all material conditions of participation in and receipt of reimbursement from such Top Payors. Each Contract for payment between the Acquired Group Companies and to the Seller’s Knowledge, the Affiliated Providers and any Top Payor (the “Payor Agreements”) is in full force and effect and no suspension, termination, restriction or withdrawal is pending or, to the Seller’s Knowledge, threatened.

(b)    All billings, claims or other filings for professional and related services submitted by or on behalf of any Acquired Group Company during the last four (4) years have been submitted in material compliance with all Contracts and other requirements pertaining to the applicable Payor Agreements, and there are no pending appeals, adjustments, audits, challenges, inquiries, investigations, claim reviews, recoupments or other actions with respect to any such billings, claims or other filings or, to the Seller’s Knowledge, any threatened appeals, adjustments, audits, challenges, inquiries, investigations, claim reviews, recoupments or other actions or basis therefor, other than in the ordinary course of business. Each Acquired Group Company has used commercially reasonable efforts to collect all co-payments, deductibles and other applicable patient financial responsibilities in the ordinary course of business, except as permitted by applicable Law and applicable Payor Agreements and other requirements.

(c)    The Acquired Group Companies, and, to the Seller’s Knowledge, the Affiliated Providers, are, and for the past four (4) years have been, in material compliance with all Laws related to maintaining enrollment as a Medicare and Medicaid provider, and as a participating provider in any other Governmental Health Program to which any Acquired Group Company or the Affiliated Providers have submitted claims for services, including accurately and timely disclosing ownership and controlling interests, reporting Acquired Group Company and Affiliated Provider information, and properly credentialing health care professionals. None of the Acquired Group Companies or Affiliated Providers currently participate in any accountable care organization or other type of bundled or capitated payment or risk sharing arrangement.

(d)    None of the Acquired Group Companies, Seller, or any officer or employee of any Acquired Group Company, or, to the Seller’s Knowledge, the Affiliated Providers, has taken, any of the following actions: (i) knowingly submitted to any Payor any false or fraudulent claim for payment; (ii) knowingly billed any Payor for any service not rendered or not rendered as claimed; or (iii) knowingly received and retained any material payment or reimbursement from any Payor in excess of the proper amount allowed under applicable Payor Agreements.

(e)    No Acquired Group Company has engaged in a pattern of false billing or negligent billing with respect to any Payor. All billing practices, coding practices, and billing preparation practices in connection with any claims submitted by Acquired Group Companies to any Payor, have been in material compliance with all applicable Health Care Laws, regulations and policies of such Payors. None of the Acquired Group Companies have billed or received any payment or reimbursement in excess of amounts allowed by Law (including Health Care Laws), except in non-material amounts in the ordinary course of business or except as and to the extent that liability for such overpayments has already been satisfied in full.

(f)    None of the Acquired Group Companies have any payment holds, rate appeals, any claims, proceedings, or payment audits, disputes involving an alleged overpayment, or similar matters currently pending before any Payor which would cause a Material Adverse Effect if not decided in favor of the Acquired Group Companies. To the Seller’s Knowledge, none of the Acquired Group Companies have any pending or proposed reduction in reimbursement from any Top Payors other than in the ordinary course of business.

Section 3.26    Pre-Closing Reorganization. Prior to the date hereof, the Seller, the Acquired Group Companies and certain of their Affiliates consummated the actions effectuating the transactions set forth in Exhibit C, including all actions and related documentation to separate the Redwood Business and the Acquired Group Companies and their operations and assets from the Seller and its other Affiliates (the “Reorganization”) in compliance, in all material respects, with all applicable Laws. The Seller has provided Buyer with true and complete copies of the material Contracts related to and implementing the Restructuring (the “Restructuring Agreements”) and such Restructuring Agreements are in full force and effect and have not been amended, waived, replaced or superseded.

Section 3.27    No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 3, none of the Seller, the Acquired Group Companies nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives has made, or is making, any representation or warranty whatsoever to Buyer, or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the businesses of the Acquired Group Companies) provided to Buyer, or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer Disclosure Schedules (which shall be interpreted in accordance with Section 10.12(f), Buyer represents and warrants to the Seller that the statements contained in this Article 4 are true and correct as of the date hereof and the Closing Date:

Section 4.1    Organization and Authority of Buyer. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full legal right, all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, carry out its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. Each of the Ancillary Agreements to which Buyer is or will be a party has been or will be duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other party or parties thereto) constitutes or will constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations. No other corporate actions on the part of Buyer are necessary to authorize, execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to consummate the transactions contemplated hereby and thereby.

Section 4.2    No Conflicts; Consents.

(a)    Subject to receipt of the Consents and Permits, and making of the declarations, filings and notices, referred to in Section 4.2(b), neither the execution, delivery or performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will:

(i)    result in a material violation or material breach of, or material default under (with or without notice or lapse of time or both), or require any consent, approval, or authorization by or notice to be given to any Person under, any provision of the Organizational Documents of Buyer;

(ii)    conflict with, result in a violation or breach of, default under (with or without notice or lapse of time or both) of any Law, or Order applicable to Buyer; or

(iii)    (A) result in a violation or breach of, (B) constitute a default under, or (C) result in the acceleration of or create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party or is bound or to which any of the properties or assets of Buyer are subject;

except in the case of clauses (ii) and (iii) where such conflict, violation, breach, event of default or other result described in such clauses would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    No Consent, Permit, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing of declarations and notices with, and receipt of Consents and Permits of, the Governmental Authorities set forth on Section 4.2(b) of the Buyer Disclosure Schedules and (iii) such Consents, Permits, declarations, filings or notices the failure of which to make or obtain would not reasonably be expected to have a Buyer Material Adverse Effect, or to prevent or materially impede the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party, or otherwise prevent Buyer from performing its obligations hereunder and thereunder.

Section 4.3    Legal Proceedings; Governmental Orders. (a) There is no pending Legal Proceeding and, to Buyer’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding against Buyer that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with, any of the transactions contemplated by this Agreement, and (b) there is no pending Order applicable to Buyer or, to the Knowledge of Buyer, threatened that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with any of the transactions contemplated by this Agreement.

Section 4.4    Financing; Solvency.

(a)    Buyer has delivered to the Seller true, correct and complete fully executed copies of: (i) the debt commitment letter, dated as of September 9, 2020, among Buyer and the financing sources party thereto, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (in each case, as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance of Section 5.20, (the “Debt Commitment Letter”) and the related fee letter (the “Debt Fee Letter”), it being understood that fee amounts and other customarily redacted items may be redacted, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing), pursuant to which, and subject to the terms and conditions thereof, each of the parties thereto (other than Buyer) have severally committed to lend the amounts set forth therein (the provision of such funds as set forth therein, subject to the provisions of Section 5.20, the “Debt Financing”) for the purposes of financing the transactions contemplated hereby and related expenses and for the other purposes set forth in such Debt Commitment Letter; and (ii) the equity commitment letter, dated as of September 9, 2020, between Radiology Partners Holdings, LLC and SIH RP Holdco, L.P.

(“Sponsor”), including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”), pursuant to which Sponsor has committed to indirectly invest in Buyer the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Financing Commitments have not been amended, restated or otherwise modified or waived as of the date of this Agreement, and the commitments contained in the Financing Commitments have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect as of the date hereof; provided that the existence or exercise of any “market flex” provisions contained in the Debt Fee Letter, as in effect on the date hereof, shall not be deemed to constitute a modification or amendment of the Debt Commitment Letter. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Buyer, Sponsor (solely in the case of the Equity Commitment Letter), and, to Buyer’s Knowledge, the other parties thereto, enforceable against such party in accordance with its terms subject to the effects of applicable bankruptcy, clarification, insolvency, fraudulent conveyance, moratorium, sponsorship or other Laws relating to or affecting creditors’ rights generally and to general principles of equity, whether considered at law or in equity. There are no conditions precedent or contingencies (including pursuant to any “market flex” provisions) related to the funding of the full amount of the Financing pursuant to the Financing Commitments, other than as set forth in the Debt Commitment Letter and the Equity Commitment Letter, respectively. Assuming the Financing is funded in accordance with the Financing Commitments on the Closing Date, the net cash proceeds contemplated from the Financing, together with other cash amounts available to Buyer, will, in the aggregate, be sufficient to fund all of the amounts required to be provided by Buyer to consummate the transactions contemplated by this Agreement, including (x) the payment of any amounts required to be paid pursuant to Article 2, (y) the repayment of all outstanding debt (and all premiums and fees payable in connection therewith) required by this Agreement to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied or discharged at the Closing and (z) the payment of all other amounts to be paid by Buyer or its Subsidiaries pursuant to or in connection with this Agreement and the transactions contemplated hereunder, and associated costs and expenses of the transactions contemplated hereunder required to be paid by Buyer or their Subsidiaries pursuant to this Agreement or the Financing Commitments (such amounts, collectively, the “Required Amounts”). As of the date hereof, no event has occurred which would or would reasonably be expected to constitute a breach or default (or an event which with notice or lapse of time or both would or would reasonably be expected to constitute a default) on the part of Buyer or its Affiliates under the Financing Commitments or, to Buyer’s Knowledge, in the case of the Debt Commitment Letter, any other party to the Financing Commitments. Subject to the satisfaction of the conditions contained in Section 7.2(a) and Section 7.2(b), Buyer does not have any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing required to be satisfied by it on or prior to the Closing Date. There are no side letters or other agreements, Contracts or arrangements (other than customary engagement letters with respect to the offering of debt securities referenced in the Debt Commitment Letter) related to the funding of all or any portion of the Financing necessary to fund the Required Amounts other than as expressly set forth in the Debt Commitment Letter and delivered to the Seller prior to the execution and delivery of this Agreement. The Financing Commitments and the availability of the Financing on the Closing Date are not subject to any conditions precedent or other conditions other than as expressly set forth in the Debt Commitment Letter and the Equity Commitment Letter, respectively. The Buyer has fully paid or caused to be paid all commitment fees or other fees required to be paid by it on or prior to the date hereof in connection with the Financing. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer acknowledges and agrees that neither the obtaining of the Financing nor the obtaining of the Alternative Debt Financing, is a condition to the Closing.

(b)    Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its businesses. Buyer acknowledges that, in connection with the transaction contemplated by this Agreement, no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of Buyer, Seller of any of the Acquired Companies.

Section 4.5    Brokers. Except for Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6    Investment Purpose. Buyer is acquiring the Target Securities for its own account for investment only and not with a view to (or for) resale in connection with any public sale or distribution thereof. Buyer acknowledges that the Target Securities are not registered under the Securities Act or any state securities laws, and that the Target Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer acknowledges that it is a sophisticated party and has sufficient experience and expertise to evaluate, and is fully informed as to, the risks of the transactions contemplated by this Agreement and ownership of the Target Securities, and that Buyer has been adequately represented by counsel. Buyer acknowledges that Seller has given Buyer and its Representatives the opportunity to ask questions of Seller and the Acquired Companies and to acquire such additional information regarding the business and financial condition of the Acquired Companies as Buyer has requested.

Section 4.7    R&W Insurance Policy. Buyer has bound coverage under the R&W Insurance Policy and the R&W Insurance Policy is, and as of the Closing will be, in full force and effect. Buyer is current in all premiums or other payments due under the R&W Insurance Policy, will promptly pay all premiums required for the full term of the R&W Insurance Policy and has otherwise complied (and will comply) in all material respects with all of its obligations under the R&W Insurance Policy.

Section 4.8    Independent Investigation; No Other Representations and Warranties.

(a)    Buyer has conducted its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the business, operations, assets, condition (financial or otherwise) and prospects of the Acquired Companies. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises, records and other documents and information of and relating to the Acquired Group Companies for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on and is not relying on any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or any Acquired Group Company except for the representations and warranties expressly set forth in Article 3 of this Agreement and the representations and warranties set forth in the Ancillary Agreements (and, with respect to such representations and warranties, subject to any limitations included in this Agreement or the Ancillary Agreements).

(b)    Buyer acknowledges and agrees that (i) other than the representations and warranties expressly set forth in Article 3 of this Agreement and the representations and warranties set forth in the Ancillary Agreements, none of the Seller, any Acquired Company or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to the subject matter of this Agreement or any Ancillary Agreement or the Acquired Group Companies, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Acquired Companies following the Closing or (C) the accuracy or completeness of any information regarding the Acquired Group Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Group Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Group Companies), and (ii) Buyer will have no right or remedy (and Seller and its Affiliates and their respective Representatives will have no liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or relating to Seller or any Acquired Group Company, including in any information regarding the Acquired Group Companies made available or otherwise provided to Buyer and its Representatives in connection with this Agreement or their investigation of the Acquired Companies (including any estimates, forecasts, budgets, projections or other financial information with respect to the Acquired Group Companies), or any errors therein or omissions therefrom, other than the representations and warranties expressly set forth in Article 3 of this Agreement and the representations and warranties set forth in the Ancillary Agreements. Nothing in this Section 4.8 shall prevent Buyer from making a claim with respect to Fraud.

Section 4.9    No Additional Representations or Warranties. Except as expressly and specifically set forth in this Article 4, none of Buyer nor any of its respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives has made, or is making, any representation or warranty whatsoever to Seller, or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller, or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members, advisors or other Representatives.

ARTICLE 5

COVENANTS

Section 5.1    Conduct of Business of the Seller.

(a)    During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pre-Closing Period”), except (i) as required or expressly permitted by this Agreement, (ii) as set forth in Section 5.1(a) or Section 5.1(b) of the Seller Disclosure Schedules, (iii) as required by any Law or Order (including any COVID-19 Measures) applicable to Seller or any Acquired Group Company or the assets, or operation of the business, of Seller or any Acquired Group Company or any Contract in effect as of the date hereof, and made available to Buyer to the extent required to be disclosed under this Agreement, to which an Acquired Group Company is party or by which any of the Acquired Group Companies’ assets or properties are bound, or (iv) consented to in writing by Buyer, Seller shall, and shall cause the Acquired Group Companies to, operate the Redwood Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Redwood Business and the Acquired Group Companies, and (B) preserve the present relationships with physicians, employees and payors (which, for the avoidance of doubt, shall include using commercially reasonable efforts to preserve the current rate and payment structures under payor agreements) of the Redwood Business and the Acquired Group Companies; provided, however, that Buyer’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for purposes of this Section 5.1(a) and, provided, that, the obligations set forth in this sub-section (a) shall permit deviations from such ordinary course of business to the extent such deviations are reasonably necessary in light of COVID-19 and consistent with the practices of other companies in the Acquired Group Companies’ industry in light of COVID-19.

(b)    Without limiting the generality of the foregoing Section 5.1(a), during the Pre-Closing Period, except (x) as required or expressly permitted by this Agreement, (y) as set forth in Section 5.1(b) of the Seller Disclosure Schedules or (z) as required by any Law or Order (including any COVID-19 Measures) applicable to Seller or any Acquired Group Company or the assets, or operation of the business, of Seller or any Acquired Group Company or any Contract to which an Acquired Group Company is party or by which any of the Acquired Group Companies’ assets or properties are bound, Seller shall not, and shall cause their affiliated Acquired Group Companies not to, take any of the following actions without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    make any material amendment to the Organizational Documents of any of the Acquired Group Companies;

(ii)    issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Encumbrance with respect to any of the Acquired Group Companies’ capital stock or other equity interests, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest;

(iii)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of any Acquired Group Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Acquired Group Company or consent to the filing of any bankruptcy petition against any Acquired Group Companies under any similar Law;

(iv)    (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of any of the Acquired Group Companies’ capital stock or other securities (other than to an Acquired Group Company), except for cash dividends and distributions that are declared and paid prior to Closing, or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of any Acquired Group Company;

(v)    make any material changes in any accounting methods, principles or practices of any Acquired Group Company except as required by changes in GAAP or as disclosed in the notes to any of the Financial Statements;

(vi)    except in the ordinary course of business consistent with past practice (other than with respect to (x) those Material Contracts described in clauses (iii), (vi), (vii), (xi), (xiii) and (xv) of the definition thereof, and (y) any acceleration, termination, cancellation, entry into, renewal, amendment, waiver, or modification (other than immaterial amendments, waivers, or modifications) of any material agreement with a Top Payor (with respect to any Affiliated Physician Practice for which such payor is a Top Payor)) (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect or (B) enter into any Contract that would constitute a Material Contract if it had been in writing and in effect as of the date hereof;

(vii)    commit any Acquired Group Company to make any capital expenditures other than expressly provided for in the budget of the Acquired Group Companies heretofore delivered to Buyer;

(viii)    allow any Acquired Group Company to incur, assume or guarantee any indebtedness for borrowed money other than (A) Indebtedness that will be repaid in full prior to or on the Closing Date and without any ongoing liabilities or obligations following the Closing Date, (B) guarantees of Indebtedness from which the Acquired Group Companies will be released as of the Closing Date and without any ongoing liabilities or obligations following the Closing Date or (C) intercompany indebtedness incurred in the ordinary course of business solely between or among the Acquired Group Companies;

(ix)    except in the ordinary course of business, grant or suffer to exist any Encumbrance, other than any Permitted Encumbrances, on any material properties or assets, tangible or intangible, of the Acquired Group Companies;

(x)    sell, lease, pledge, abandon, assign, transfer, abandon, permit to lapse or expire (except pursuant to any maximum statutory expiration), license

(other than non-exclusive licenses granted in the ordinary course of the Redwood Business consistent with past practice), or otherwise dispose of any of the material assets, properties or rights of any Acquired Group Company except (A) the equity interests of the Affiliated Physician Practices of the Target Company shall be transferred to a duly licensed physician appointed by Buyer or transferred in accordance with the terms of this Agreement; (B) any and all Contracts with the owners of the Affiliated Physician Practice of the Target Company shall be transferred to a duly licensed physician appointed by Buyer or entered into in accordance with the terms of this Agreement; or (C) in the ordinary course of business consistent with past practice;

(xi)    allow any Acquired Group Company to purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in any Person or material properties or assets;

(xii)    other than in the ordinary course of business, (A)(1) delay or postpone payment of any accounts payable or commission or any other liability or obligation of the Acquired Group Companies or (2) accelerate sales recorded or booked by the Acquired Group Companies during such period or the collection of (or discount) any accounts or notes receivable of the Acquired Group Companies or (B) make any material changes in promotion, discounting, billing, credit and collections policies and practices with respect to customers or distributors of the Redwood Business, or purchase and payment policies and practices with respect to any vendors of the Redwood Business;

(xiii)    settle any Legal Proceeding, except (A) where any related liability will be paid, satisfied and released in full prior to Closing or (B) will be specifically and accrued as a current liability in Net Working Capital, in each case of (A) and (B), other than where such settlement would impose any material restrictions or limitations upon the operations or business of the Acquired Group Companies following the Closing, entail the admission of wrongdoing by any Acquired Group Companies or any of their respective officers or directors or would reasonably be expected to adversely affect the reputation of the Acquired Group Companies, or (C) Legal Proceedings concerning claims for medical malpractice in the ordinary course of business;

(xiv)    except for (A) increases in base salary and wage rates made in the ordinary course of business and in no event exceeding more than five percent (5%) of such base salary or wage rates as of the date hereof, (B) for changes required by applicable Law or the terms of any Benefit Plan or Group Benefit Plan as in effect on the date hereof, (C) in the ordinary course of business with respect to any newly hired physician employed or engaged in such capacity by any Acquired Group Company, (D) the award of new or additional retention payments to the Acquired Group Company Employees pursuant to retention agreements, provided that the total amount of all retention payments to the

Acquired Group Company Employees shall not exceed $[***] (which amounts, for the avoidance of doubt shall be Indebtedness) (and subject to Section 5.1(b)(xvi) below), (E) as a result of broad-based changes to any health and welfare plan, program, agreement or arrangement adopted in the ordinary course of business and that apply to similarly-situated employees of Seller and its Affiliates in business lines other than the Redwood Business, under all such plans, programs, agreements or arrangements covering both employees of any Acquired Company and such other similarly-situated employees of Seller and its Affiliates or (F) arrangements with directors, officers, officers, consultants, independent contractors or other individual service providers of any Acquired Group Company in the ordinary course of business who are not Acquired Group Company Employees and that would not obligate, or otherwise give rise to any liability of, any Acquired Group Company following the Closing, (i) promise, grant or announce any change in compensation (including bonus, equity and equity-based, and severance compensation) or benefits payable to any current or former Acquired Group Company Employee, director, officer, consultant, independent contractor or other individual service provider whose annual base compensation or consulting fee is in excess of $[***] (or with respect to non-physicians, annual base compensation or consulting fee is in excess of $[***]), (ii) enter into, modify, or amend any agreement or contract, whether oral or in writing, providing for, making or granting any bonus, deferred compensation, special pay, stay-on or retention, change in control, severance or termination payment to current or former Acquired Group Company Employee, director, officer, consultant, independent contractor or other individual service provider, (iii) establish, adopt, modify, amend or terminate any Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement that would have been a Benefit Plan for Acquired Group Company Employees if in effect on the date hereof, (iv) take any action to cause to increase or accelerate (or promise to increase or accelerate) the payment, funding, vesting, or right to payment of any compensation or benefits under any Benefit Plan for Acquired Group Company Employees or any employee benefit plan, program, policy or arrangement for Acquired Group Company Employees that would be a Benefit Plan if in effect on the date hereof, or (v) hire or terminate the employment, engagement or service of any current or former Acquired Group Company Employee, director, officer, consultant, independent contractor or other individual service provider with an annual base salary or consulting fee that exceeds $[***] (or with respect to non-physicians, annual base compensation or consulting fee that exceeds $[***]);

(xv)    (i) negotiate, modify, extend or enter into any CBA, or recognize or certify any labor union, other labor organization or group of employees as the bargaining representative for any Acquired Group Company Employees or employees of Seller (with respect to the Redwood Business) or (ii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, or temporary layoffs that could implicate the WARN Act;

(xvi)    (A) transfer the employment of any individual into or out of the Acquired Group Companies, on the one hand, and Seller and its Affiliates (other than the Acquired Group Companies), on the other hand, or (B) change the job duties or responsibilities of any individual as of the date of this Agreement such that the individual becomes primarily dedicated to the Redwood Business or is no longer primarily dedicated to the Redwood Business, except with respect to any changes resulting from the transfer of the equity interests of the Affiliated Physician Practices of the Target Company to a duly licensed physician appointed by Buyer or transferred in accordance with the terms of this Agreement;

(xvii)    except (A) in the ordinary course of business (in the case of clause (ii)) or (B) in connection with a Seller Combined Return, (i) adopt or change any accounting methods, practices or periods for Tax purposes, or settle any material Tax contest (ii) make, change or revoke any Tax election of the Acquired Group Companies, (iii) enter into any closing agreement affecting any Tax liability of the Acquired Group Companies, (iv) amend any Tax Return of the Acquired Group Companies, (v) consent to any extension or waiver of the limitation period applicable to any Tax or Tax Return of the Acquired Group Companies, (vi) prepare or file any Tax Return in a manner materially inconsistent with past practice, or (vi) seek (nor will any Affiliate that would be aggregated with the Acquired Group Companies and treated as one employer for purposes of Section 2301 of the CARES Act seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act; or

(xviii)    authorize, commit or agree (whether orally or in writing) to take any of the actions in the foregoing clauses (i) through (xvii);

provided that Seller and its respective Affiliates shall be permitted to contribute assets necessary for the operation of the business of the Acquired Group Companies in the ordinary course of business to the applicable Acquired Group Companies without requiring the written consent of Buyer.

(c)    Except as specifically set forth herein, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the business and operations of any of the Acquired Group Companies prior to the Closing. Prior to the Closing, Seller and the Acquired Group Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Acquired Group Companies.

Section 5.2    Access to Information.

(a)    During the Pre-Closing Period, Seller shall, and shall cause the Acquired Group Companies to, use commercially reasonable efforts to provide Buyer and its Representatives with reasonable access to (i) all of the Acquired Group Companies’ properties and assets and each of the employees set forth on Section 5.2(a) of the Seller Disclosure Schedules; (ii) all senior level management of such Acquired Group Companies; and (iii) any other information relating solely to the business, properties, assets and personnel of such Acquired Group Companies as Buyer may reasonably request. All access and investigation pursuant to this Section 5.2(a) shall be (A) conducted during normal business hours upon reasonable advance notice to Seller, (B) conducted in such a manner as not to unreasonably interfere with the normal operations of the Acquired Group Companies, (C) coordinated through the applicable Acquired Group Companies’ general counsel or designee thereof, and (D) conducted at Buyer’s sole cost and expense, and the Seller shall have the right to have one or more of their respective Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.2(a). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, no Seller nor any Acquired Group Company shall be required to provide access or disclose information where such access or disclosure would, in Seller’s reasonable judgment, (1) violate or jeopardize the attorney-client privilege, attorney work-product privilege or other immunity or protection from disclosure of Seller or any of the Acquired Group Companies, (2) violate (x) any Law or Order (including competition laws and COVID-19 Measures) applicable to Seller or any of the Acquired Group Companies or the assets, or operation of the business, of the Seller or any of the Acquired Group Companies, or (y) Contract or obligations of confidentiality to which an Acquired Group Company is party or by which any of the Acquired Group Companies’ assets or properties are bound (as of the date of this Agreement) (provided that in the case of (1) and (2), Seller and the Acquired Group Companies shall use reasonable best efforts to provide to Buyer such access and information to the maximum extent so that no such violation or waiver shall occur, including by providing redacted copies or entering into joint defense agreements or by obtaining the consent of the applicable third parties to permit disclosure), (3) result in the disclosure of competitively sensitive information, or (4) in light of COVID-19, jeopardize the health or safety of any employee of the Acquired Group Companies; provided, however, that, in such instances, and without limitation of the proviso following the foregoing clause (2)(y), the Seller and the Acquired Group Companies shall use commercially reasonable efforts to (at Buyer’s sole cost and expense to the extent of any reasonable and documented third-party expenses associated with such cooperation) cooperate with Buyer to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (1), (2), (3) and (4). Notwithstanding anything to the contrary contained herein, during the Pre-Closing Period, (x) without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any known vendor, supplier or customer of an Acquired Group Company regarding the business, operations, or prospects of the Acquired Group Companies or this Agreement or the transactions contemplated hereby, and (y) without the prior written consent of Seller (which consent may be withheld for any reason), Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Acquired Group Company. The Seller and the Acquired Group Companies do not make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.2(a), and Buyer may not rely on the accuracy of any such information, in each case, other than as expressly set forth in the Seller’s representations and warranties contained in Article 3 or in any Ancillary Agreement.

(b)    Any information obtained pursuant to Section 5.2(a) shall constitute “Evaluation Material” under, and be governed by, the terms and conditions of the Confidentiality Agreement.

Section 5.3    Notification of Certain Matters. During the Pre-Closing Period, the Parties shall promptly notify the other Parties of any occurrence of which it has Knowledge that is reasonably likely to result in such Party’s obligations to close pursuant to any of the conditions set forth in Article 7 becoming incapable of being satisfied; provided, however, that any Party’s failure to give notice of any such occurrence as required pursuant to this Section 5.3 shall not be (i) deemed to be a breach of the covenant contained in this Section 5.3, but shall (if applicable) constitute a breach of the applicable underlying representation, warranty, covenant or agreement, or (ii) taken into account in determining whether the conditions to Closing set forth in Article 7 have been satisfied. Each Party shall promptly notify the other parties of any Legal Proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 5.4    Efforts to Consummate. Except as set forth in Section 5.5 and Section 5.6, during the Pre-Closing Period and following the Closing, each of Buyer and Seller shall, and Seller shall cause the Acquired Group Companies to, use their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate and make effective the transactions contemplated by this Agreement, as promptly as reasonably practicable, including satisfaction (but not waiver) of the conditions to Closing set forth in Article 7.

Section 5.5    Consents.

(a)    During the Pre-Closing Period, Seller shall, and Seller shall cause the Acquired Group Companies to, use commercially reasonable efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract or Real Property Lease to the extent requested in writing by Buyer; provided, however, that Seller shall not have any obligation to (and will not, without the prior written consent of Buyer) (i) amend or modify any Contract in connection with obtaining any such Consent, (ii) pay any consideration or give anything of value to any Person for the purpose of obtaining any such Consent, or (iii) pay any costs and expenses of any Person resulting from the process of obtaining such Consent (other than any de minimis expenses), all of which other costs and expenses, if any, shall be borne exclusively by Buyer, but shall be subject to Buyer’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

(b)    Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which an Acquired Group Company is party or by which it or its assets are otherwise bound and that such Consents and waivers may not be obtained prior to Closing and that, unless otherwise explicitly set forth herein, receipt of any such Consent shall in no event be a condition to the consummation of the transactions contemplated hereby. Subject to the other terms and conditions of this Section 5.5, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any Contract as a result of the transactions contemplated hereby.

Section 5.6    Governmental Approvals.

(a)    Subject to the other terms and conditions of this Section 5.6, during the Pre-Closing Period, each of Buyer and Seller shall, and shall cause its respective Affiliates to,

use reasonable best efforts to (i) obtain, or cause to be obtained, the Consents of Governmental Authorities set forth in Section 5.6(a) of the Seller Disclosure Schedules, including to cause the waiting periods under the HSR Act to terminate or expire as soon as reasonably practicable, (ii) promptly make an appropriate response to any requests for information made by any Governmental Authority, including the FTC or the DOJ, (iii) cooperate fully with the other Parties in promptly seeking to obtain all such Consents, (iv) not enter into any agreement for the acquisition of assets or businesses that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any such Consents (other than in the case of the Identified Deals, provided Buyer agrees to delay the closing of any acquisition agreements with respect to the Identified Deals until after the Closing Date), and (v) contest, defend and appeal any threatened or pending Legal Proceeding or preliminary or permanent injunction or other Order, in each case related to any Antitrust Law, that would adversely affect the ability of the Parties to consummate, or otherwise delay the consummation of, the transactions contemplated hereby, including seeking to have lifted, vacated, or reversed any stay, injunction, temporary restraining order or other restraint entered by any Governmental Authority under any Antitrust Law with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall, as promptly as practicable and, in no event, later than eight (8) Business Days after the date hereof (i.e., in no event later than September 21, 2020), prepare and file (A) required Notification and Report Forms under the HSR Act with the FTC and the DOJ and (B) notifications, filings, registrations, submissions or other materials required or necessary to obtain the other Consents of Governmental Authorities set forth in Section 5.6(a) of the Seller Disclosure Schedules. All filing fees payable in connection with the initial notifications contemplated by this Section 5.6(a) shall be paid entirely by Buyer.

(b)    To the extent not prohibited by applicable Law, each of Buyer and Seller shall (i) promptly notify and furnish the other Party copies of any material correspondence or communication (including, in the case of any material oral communication, a summary thereof), between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing (except HSR filings) such Party submits to any Governmental Authority, which correspondence, communication or summary thereof shall be provided, at the option of the Party that is the counterparty to such correspondence, on an outside counsel only basis, (ii) consult with and permit the other Parties to review in advance any proposed filing including, with respect to Consents, notices or approvals required under Schedule 3.5(a)(ii) only, for the approval of the other Party prior to submission, (except HSR filings) and any material written or oral communication, or correspondence, submissions, white papers, or other materials proposed to be submitted by such Parties to any Governmental Authority and (iii) consider in good faith the views of such other Parties in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 5.6 or the transactions contemplated by this Agreement; provided that the materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Target Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only.” Neither Buyer nor Seller shall agree to, or permit any of its Affiliates or Representatives to, participate in any meeting or discussion, whether in-person, telephonic, or via videoconference, with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.6 or any transaction contemplated by this Agreement unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting or discussion.

(c)    Buyer and Seller shall (and Seller shall cause the Acquired Group Companies to), take any and all actions necessary to obtain any Consents required under or in connection with the HSR Act and any other Antitrust Law, and to enable all waiting periods under any Antitrust Law to expire, including promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority, including:

(i)    entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the transactions contemplated hereby;

(ii)    offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Buyer and its Affiliates and the Acquired Group Companies and (B) any other restrictions on the activities of Buyer and its Affiliates and the Acquired Group Companies;

(iii)    terminating existing relationships, contractual rights or obligations of Buyer or its Affiliates (including those of any Acquired Group Company after the Closing);

(iv)    otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including any company’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines, or assets of Buyer or its Affiliates (including any Acquired Group Company after the Closing) taking any and all other actions to prevent the entry, enactment or promulgation of a preliminary or permanent injunction or other Order, in each case related to any Antitrust Law, that would adversely affect the ability of the Parties to consummate, or otherwise delay the consummation of, the transactions contemplated hereby (each of the foregoing described in Section 5.6(c), a “Regulatory Concession”);

Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall (i) Buyer or any of its Affiliates be required to agree to or take any Regulatory Concession if such Regulatory Concession would reasonably be expected to result in a material adverse effect on the Buyer, including the Acquired Group Companies, after giving effect to the transactions contemplated hereby (with material adverse effect, for the purposes of this provision, being measured in relation to the size of the Redwood Business), (ii) Buyer or any of its Affiliates be required to agree to or take any Restricted Remedies or (iii) Seller agree to or take any

Regulatory Concession without the prior written consent of Buyer. Buyer, any Acquired Group Company, or any of their respective Affiliates shall not be obligated to commit to take any action pursuant to this Section 5.6(c) the consummation of which is not conditioned on the consummation of the Closing.

(d)    If reasonably requested by Buyer, Seller shall cause the Acquired Group Companies to agree to any Regulatory Concession; provided that (i) neither the Seller, nor the Seller’s other Affiliates, shall be required to make any Regulatory Concession that relates to any business, assets, or operations other than the business, assets, or operations of the Acquired Group Companies; and (ii) neither the Seller, nor any of its Affiliates, nor the Acquired Group Companies shall be required to agree to any Regulatory Concession that is not conditioned upon consummation of the transactions contemplated by this Agreement.

Section 5.7    Resignations. At the Closing, Seller shall deliver to Buyer written resignation letters, in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date, of the officers and directors of each Acquired Group Company requested by Buyer in writing at least two (2) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement).

Section 5.8    Public Announcements. Neither Buyer nor Seller (nor any of their respective Affiliates) shall issue any press release or otherwise make any public statements or disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party, except to the extent such disclosure is required by applicable Law or the rules of any stock exchange, in which case the Party seeking to make such disclosure shall promptly notify the other Party thereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued. For the avoidance of doubt, this Section 5.8 shall not apply to communications to Acquired Group Company Employees, which shall be governed by Section 5.12(l). Notwithstanding the foregoing, (i) Buyer and its Affiliates are permitted to report and disclose the status of this Agreement and the transactions herein to their direct and indirect equityholders (subject to customary confidentiality obligations) and (ii) Buyer and its Affiliates may make announcements to their respective employees and, following consultation with Seller, to customers of the Acquired Group Companies, to the extent the Buyer determines in good faith that such announcement is necessary or advisable.

Section 5.9    Books and Records. For a period of five (5) years after the Closing, each of Buyer and Seller shall (and Buyer shall cause the Acquired Group Companies to and Seller shall cause its Affiliates to) preserve and keep the books, records and other information relating to the Acquired Group Companies and the Redwood Business (in the case of Seller and its Affiliates, to the extent that such books, records and other information are in the possession of Seller and its Affiliates as of the Closing) and use reasonable best efforts to (a) give Buyer or Seller, as the case may be, and its Representatives reasonable access during normal business hours to its Representatives, including employees, books and records and other information with respect to the Acquired Group Companies and the Redwood Business relating to periods prior to the Closing, for any reasonable purpose, including as may be necessary for (i) the preparation of Tax returns and financial statements and (ii) complying with any audit request, subpoena or other investigative demand by any Governmental Authority or for any Legal Proceeding (including any Third-Party Claim pursuant to Article 9 or any vRad Retained Claim), subject in all cases to reasonable restrictions imposed from time to time upon advice of counsel in respect of applicable Laws relating to the confidentiality of information (including any Antitrust Laws) (provided that each Party shall use reasonable best efforts to provide to the other Party such access and information to the maximum extent so that no such violation or waiver shall occur), and (b) maintain all such books and records in the same or a similar accessible format as currently existing. In the event either Party wishes to destroy such records after such five (5) year period, such Party shall first give thirty (30) days prior written notice to the other Party and such other Party shall have the right at its option and expense to take possession of the records. The access provided pursuant to this Section 5.9 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of Buyer and the Acquired Group Companies or Seller, as the case may be, and in no event will Buyer, Seller or the Acquired Group Companies be required to furnish any documents or information pursuant to this Section 5.9 that are required by any applicable Law or Order to be kept confidential, or if furnishing such documents or information would reasonably be expected to jeopardize the status of such documents or information as privileged (provided that each Party shall use reasonable best efforts to provide to the other Party such access and information to the maximum extent so that no such waiver shall occur). Notwithstanding the foregoing, if the Parties are in an adversarial relationship in any Legal Proceeding, the furnishing of information, documents or records in accordance with this Section 5.9 shall be subject to any applicable rules relating to discovery.

Section 5.10    Confidentiality.

(a)    The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    From and after the Closing until the date that is five (5) years after the Closing Date, Seller shall, and shall cause its Affiliates and Representatives to, keep confidential and refrain from using any and all non-public information relating to the Acquired Group Companies or the Redwood Business; provided, that the obligations of confidentiality with respect to any non-public information relating to the Acquired Group Companies that constitutes a Trade Secret shall continue for so long as such information is a Trade Secret; provided however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (with the advice of counsel) to be required by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Seller or any of its respective Affiliates or Representatives is required by any applicable Law or Order to disclose any such non-public information, Seller shall, (i) to the extent permissible by such applicable Law or Order, including applicable rules of any securities exchange, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable best efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Seller or its respective Affiliates or Representatives in breach of this Section 5.10(b) or (B) becomes available to Seller or its respective Affiliates or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Seller or its respective Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information or (C) is independently developed by Seller or its Affiliates (other than the Acquired Group Companies) without breach of this Section 5.10(b) or use of non-public information related to the Acquired Group Companies or the Redwood Business.

(c)    From and after the Closing until the date that is five (5) years after the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to Seller and its Affiliates (other than the Acquired Group Companies), including any information that was furnished to Buyer and its Affiliates or Representatives by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; provided that the obligations of confidentiality with respect to any non-public information relating to Seller and its Affiliates (other than the Acquired Group Companies) that constitutes a Trade Secret shall continue for so long as such information is a Trade Secret; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by Buyer (with the advice of counsel) by any applicable Law or Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives is required by any applicable Law or Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Order, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at the Seller’s request, reasonably cooperating with the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller’s sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 5.10(c) or (B) becomes available to Buyer or its Affiliates or Representatives from a source other than Seller or its Affiliates or Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or its Affiliates with respect to such information, or (C) is independently developed by Buyer or its Affiliates without breach of this Section 5.10(c).

Section 5.11    Director and Officer Indemnification and Insurance.

(a)    Buyer agrees that all rights to exculpation, indemnification and advancement of expenses pursuant to the Organizational Documents of the Acquired Companies, or any indemnification agreement to which any D&O Indemnified Person (as defined below) is party and provided to Buyer prior to the date hereof, for acts or omissions occurring on or prior to the Closing Date, whether (i) asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), (ii) now existing or (iii) arising prior to Closing, in favor of each Person who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of an Acquired Group Company (each, a “D&O Indemnified Person”) shall survive the Closing Date and the consummation of the transactions contemplated hereby and remain in full force and effect. For a period of at least six (6) years after the Closing Date, (A) Buyer shall not, and shall not permit any Acquired Group Company to, amend, repeal or modify any provision in any Acquired Group Company’s Organizational Documents relating to the exculpation, indemnification or advancement of expenses with respect to any D&O Indemnified Person in connection with acts or omissions occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), it being the intent of the Parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law, and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such D&O Indemnified Person’s rights thereto without the prior written consent of such D&O Indemnified Person and (B) Buyer shall, and shall cause the Acquired Group Companies to, maintain in full force and effect any indemnification agreements provided to Buyer prior to the date hereof of any Acquired Group Company with a D&O Indemnified Person.

(b)    For six (6) years from and after the Closing Date, on or prior to the anniversary date of Seller Parent or its successors directors’ and officers’ insurance policies, Seller shall cause Seller Parent to provide Buyer with proof that such coverage has been renewed or replaced with substantially similar coverage (including potentially “tail” coverage for the balance of six (6) years), or notice that any applicable policy has been cancelled or not so replaced. In the event an applicable policy has been cancelled, Seller shall reasonably cooperate with Buyer, at Buyer’s sole cost and expense, to provide such information or access to Seller Parent’s insurer (including copies of the applicable policy that has not been renewed) as Buyer may reasonably request.

(c)    In the event that Buyer, any Acquired Group Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person, then, and in each such case, Buyer shall ensure that proper provision is made so that such successors, assigns or transferees shall expressly assume the obligations set forth in this Section 5.11.

(d)    Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.11 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.11, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. For the avoidance of doubt, the provisions of this Section 5.11 shall survive consummation of the Closing.

Section 5.12    Employment and Benefits Arrangements.

(a)    Each Acquired Group Company Employee employed as of immediately prior to the Closing (the “Continuing Employees”) shall continue employment with the applicable Acquired Group Company immediately following the Closing.

(b)    During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, or such shorter period as a Continuing Employee continues employment with Buyer, the Acquired Companies, the Acquired Group Companies or their Affiliates following the Closing Date (such period, the “Protected Period”), Buyer shall cause its Subsidiaries (including the Acquired Group Companies) to provide each Continuing Employee with an annual base salary, short term cash incentive compensation opportunity (excluding any equity or equity based, severance, retention or nonqualified deferred compensation arrangements), and employee benefits (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) that, in each case, are (i) no less favorable in the aggregate than the annual base salary, short-term cash incentive compensation opportunity (excluding any equity or equity based, severance, retention or nonqualified deferred compensation arrangements) and employee benefits, (excluding any defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) respectively (together “Compensation”), provided to similarly situated employees of the Buyer or (ii) no less favorable than the Compensation provided to such Continuing Employee prior to the Closing Date.

(c)    During the plan year in which the Closing occurs, with respect to any Continuing Employees or dependents of such employees (collectively the “Affected Participants”) commencing participation in any employee benefit plans, programs or policies (excluding any plans, programs or policies providing for defined benefit pension, equity or equity-based, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) maintained by Buyer (each, a “Buyer Plan”), Buyer shall or shall cause its Subsidiaries (including the Acquired Group Companies) to use commercially reasonable efforts to (i) waive any evidence of insurability and waiting periods with respect to participation by and coverage in connection with the participation and coverage requirements in connection with the medical, dental and vision benefits that the Affected Participants may be eligible to receive pursuant to such Buyer Plan after the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Affected Participants under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under Buyer Plans in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any preexisting condition limitations otherwise applicable to Affected Participants under any Buyer Plan that provides health benefits in which the Affected Participants may be eligible to participate following the Closing. Seller shall cooperate with Buyer in providing such information as is reasonably necessary for Buyer to effect the terms of this Section 5.12(c).

(d)    Following the Closing Date, Buyer shall or shall cause its Subsidiaries (including the Acquired Group Companies) to cause each Continuing Employee to receive credit for such employee’s service with the Acquired Companies, the Acquired Group Companies and Seller and any of their respective predecessors (including, for the avoidance of doubt, entities that were acquired by Seller, the Acquired Companies or the Acquired Group Companies) for purposes of eligibility, vesting and (for vacation) benefit accruals, under any Buyer Plans in which any such Continuing Employee participates to the same extent and for the same purpose recognized by the Acquired Group Companies under the analogous Benefit Plans or Group Benefit Plans immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e)    Except for the Benefit Plans set forth on Section 3.14(a) of the Seller Disclosure Schedules, Seller and its Affiliates (other than any Acquired Group Company) shall assume or retain the sponsorship of and be solely responsible for all liabilities relating to or at any time arising under or in connection with or pursuant to any Group Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or any kind at any time maintained, sponsored, contributed to or required to be contributed to by Seller or any of its Affiliates (including the Acquired Group Companies) or otherwise under or with respect to which any such Person has any liability. As of the Closing Date, each Continuing Employee shall cease participation in the health and welfare benefit plans of Seller and its Affiliates that are not sponsored or maintained by Acquired Group Companies (each a “Seller Welfare Plan”) and shall commence or continue participation in the health and welfare plans maintained by Buyer and its Affiliates. Seller shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Continuing Employees and their beneficiaries and dependents on or prior to the Closing Date, regardless of when such claims are reported. Benefits in respect of all welfare plan claims incurred by Continuing Employees after the Closing Date shall be provided by Buyer and its Affiliates. For purposes of this Section 5.12(e), the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (ii) health or medical, dental, vision care or prescription drug benefits, upon provision of the applicable services, materials or supplies. Seller shall be solely responsible for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary,” as that term is defined in Treasury Regulation Section 54.4980B-9, with respect to any Group Benefit Plan.

(f)    Seller and Buyer hereby agree that any Continuing Employee who as of the Closing Date (i) is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits under a Group Benefit Plan or (ii) is receiving or entitled to receive long-term disability benefits under any Group Benefit Plan, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under a Group Benefit Plan maintained by Seller or one of its Affiliates (other than any of the Acquired Group Companies) that is a long-term disability plan unless and until such employee is no longer disabled in accordance with the terms of such plan.

(g)    As of the Closing Date, the account balances of the Continuing Employees under the medical and dependent care account plans of Seller or its Affiliates (each a “Seller

FSA Plan”) shall be transferred to a flexible spending account plan qualified under Section 125 of the Code established or designated by Buyer, and such plan of Buyer (or its applicable Affiliate, including any Acquired Group Company) shall be responsible for reimbursing the Continuing Employees for claims submitted to such plan of Buyer following the Closing Date. Each Continuing Employee shall be permitted to continue to have payroll deductions made as most recently elected by such Continuing Employee under the Seller FSA Plan for the plan year in which the Closing Date occurs.

(h)    Notwithstanding anything to the contrary set forth in this Agreement with respect to the 2020 fiscal year bonus plans in which the Continuing Employees participate (the “Bonus Plans”), the Buyer shall (or shall cause its Affiliates to) recognize and assume all liabilities with respect to such plans pursuant to the applicable terms and conditions of such Bonus Plans.

(i)    Buyer shall (or shall cause its Affiliates to) recognize and assume the liability with respect to accrued but unused vacation time and sick leave for all Continuing Employees as accrued in respect of the period prior to the Closing Date in accordance with the Acquired Companies’ policies in effect on the date of this Agreement to the extent reflected in Net Working Capital; provided that in any jurisdiction in which the payment of the value of accrued but unused vacation time is required by applicable Law as of the Closing Date, the Seller will pay, or cause to be paid, all accrued but unused vacation time to such Continuing Employees as soon as reasonably practicable after the Closing Date.

(j)    At least one Business Day prior to the Closing Date, the Seller shall cause the applicable Acquired Group Company to cease contributions to and adopt written resolutions to terminate the Virtual Radiologic Corporation 401(k) Profit Sharing Plan (the “vRad 401(k) Plan”) and to one hundred percent (100%) vest all participants under the vRad 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. With respect to each Continuing Employee who, as of immediately prior to the Closing Date, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by the Seller or its Affiliates (a “Seller DC Plan”), Buyer shall (or shall cause one of its Affiliates to), as soon as practicable following the Closing Date, (i) cover such Continuing Employee under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Buyer or one of its Affiliates (a “Buyer DC Plan”) and (ii) cause a Buyer DC Plan to accept participant rollovers in cash (as opposed to in-kind) of the full value of the accounts (including participant loans), if so elected by any Continuing Employee.

(k)    Following the Closing, Seller will retain all liabilities for any and all claims incurred prior to the Closing for workers compensation benefits in respect of matters that are covered by Seller’s retained insurance policies and Seller shall have the sole discretion and authority to defend and direct the defense of any and all such claims.

(l)    The parties will reasonably cooperate with respect to any communications to Acquired Group Company Employees regarding the transactions contemplated by this Agreement.

(m)    The parties hereto acknowledge and agree that all provisions contained in this Section 5.12 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Benefit Plan or Buyer Plan or any beneficiary thereof or (ii) to continued employment (or any particular term of employment) with the Seller, Acquired Group Companies or Buyer, or particular benefits or coverage in any Benefit Plan or Buyer Plan. The provisions of this Section 5.12 shall not constitute the establishment of or an amendment to any Benefit Plan or Buyer Plan. Nothing in this Section 5.12 is intended to or shall be construed to prohibit or otherwise limit the ability of Buyer or its Affiliates (including, following the Closing Date, the Acquired Group Companies) to (x) establish, adopt, modify, amend or terminate any benefit or compensation plan, program, policy, agreement or arrangement, or (y) modify or terminate the employment or engagement of any Person at any time for any or no reason. Notwithstanding any other provision in this Section 5.12, Buyer’s obligations under this Section 5.12 shall not limit Buyer’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19 related circumstances.

Section 5.13    Termination of Affiliate Agreements. All Contracts between an Acquired Group Company, on the one hand, and any of their respective Affiliates, on the other hand (other than any Ancillary Agreements and any Contracts (a) listed on Section 5.13 of the Seller Disclosure Schedules or (b) to which only Acquired Group Companies are party), shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be deemed to have been satisfied.

Section 5.14    Ancillary Agreements. On the Closing Date, each of Buyer and the Seller’s shall (and, if applicable, each shall cause its Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been executed prior thereto. Between the date hereof and the Closing, Buyer and Seller shall cooperate and negotiate in good faith to finalize Exhibit A to the Transition Services Agreement, in order to (a) remove any Services (as defined in the Transition Services Agreement) that Buyer believes will no longer be necessary, and (b) add any Services identified by the Parties that would qualify as a Omitted Service (as defined in the Transition Services Agreement) if identified after Closing (in which case fees for such Omitted Service shall be established on the same basis and methodology as that used to set the fees for the Services set forth on Exhibit A to the Transition Services Agreement as of the date hereof).

Section 5.15    Use of Names. Effective as of the Closing, Seller, on behalf of itself and its Affiliates, hereby grants (and shall cause its Affiliates to grant) to Buyer and its Affiliates (including the Acquired Group Companies) a non-exclusive, royalty-free, worldwide, fully paid-up license to use, during the six (6) months following the Closing (the “Wind-Down Period”), all Trademarks containing the “Mednax” name or otherwise owned or controlled by Seller or its Affiliates as of the Closing (“Mednax Marks”) that were used in connection with the Redwood Business as of the Closing, for use solely in the manner and for the purposes used by the Redwood Business as of the Closing. All such use of the Mednax Marks shall be subject to Seller’s trademark usage guidelines that may be provided in writing to Buyer from time to time. By no later than the expiration of the Wind-Down Period, Buyer shall cause the Acquired Group Companies (a) to remove Mednax Marks from all signs, logos, corporate literature, business cards, websites, and other materials and media of the Acquired Group Companies and (b) to cease to use such names in any respect that would not constitute a “fair use” under applicable Law.

Section 5.16    Release of Guarantees and other Intercompany Obligations.

(a)    On or prior to the Closing Date, Seller shall terminate, release (including a release of all Encumbrances and other security, if any, over the properties and assets of the Acquired Group Companies securing all such obligations, including any guarantees by the Acquired Group Companies of any of Seller’s obligations), or provide for the removal of, each of the applicable Acquired Group Companies’ status as a designated borrower, originator, party, guarantor or other similar designation under the Credit Facility and Indenture, as applicable.

(b)    Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that prior to or concurrently with the Closing, the Acquired Group Companies, on the one hand, and the Seller and its Affiliates (other than the Acquired Group Companies), on the other hand, shall settle, discharge, offset, pay, repay in full, terminate or otherwise extinguish all intercompany loans, notes and advances by and between the Seller and its Affiliates (other than the Acquired Group Companies), on the one hand, and the Acquired Group Companies, on the other hand (collectively, “Intercompany Balances”) regardless of their maturity, including any accrued and unpaid interest to but excluding the date of payment, for the amount due. Seller shall deliver to Buyer all promissory notes or other instruments evidencing such Intercompany Balances marked “cancelled.” In addition to the foregoing, Seller shall, and shall cause its Affiliates to, take such action to settle, discharge, offset, pay, repay in full, terminate or otherwise extinguish the Funding Notes, which may, in the Seller’s discretion, be accomplished via the contribution of the holder(s)’entire interest therein to the capital of the borrower(s) thereon before Closing in each case, such that after such contributions to capital, the Funding Notes shall no longer be deemed outstanding or in effect; provided that Seller shall provide Buyer with a reasonable advance opportunity to review any proposed plan or documents to effect such contributions prior to effecting such contributions.

Section 5.17    Insurance Coverage.

(a)    From and after the Closing, the Acquired Group Companies shall cease to be insured by Seller and its Affiliates’ insurance policies or by any of their respective self-insurance programs with respect to any acts, facts, circumstances or omissions occurring after the Closing. From and after the Closing, Seller and its Affiliates (excluding the Acquired Group Companies) shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs; provided that Seller will not take any action that would cause the Acquired Group Companies to no longer be eligible for coverage under the Retained Policies (subject to the terms and conditions thereof) in respect of Pre-Closing Occurrences.

(b)    The Parties acknowledge that the Acquired Group Companies may be entitled to the benefit of coverage under the insurance policies of the Seller or its Affiliates (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to

Closing to the extent not included in the vRad Retained Claims (“Pre-Closing Occurrences”). For any Pre-Closing Occurrences, from and after the Closing, Seller will direct such carriers to provide the Acquired Group Companies with access to the Retained Policies and shall reasonably cooperate with Buyer and the Acquired Group Companies and take commercially reasonable actions as may be necessary or advisable to assist the Acquired Group Companies in submitting, and to provide support with respect to, such claims to which such policies are responsive. The Seller hereby authorizes Buyer to report any and all Pre-Closing Occurrences arising in connection with the Acquired Group Companies (to the extent the Losses with respect to such Pre-Closing Occurrences were not taken into account in connection with the Purchase Price adjustment under Section 2.4) to the applicable insurance providers of Seller or its Affiliates to the extent permitted under the applicable Retained Policy, and where not permitted, Seller agrees, upon receipt of a written request by Buyer, to use commercially reasonable efforts to make such report on Buyer’s behalf. Without limitation of the foregoing, Seller will provide any current or former directors, officers or employees with access to any applicable directors’ and officers’ insurance policies with respect to Pre-Closing Occurrences.

(c)    Prior to the Closing, Buyer shall procure a reasonable extended claims reporting period with respect to Pre-Closing Occurrences for the benefit of the Acquired Group Companies with respect to medical malpractice claims (other than the vRad Retained Claims), with the Acquired Group Companies as named insureds, under any Retained Policies that are written on a claims made basis, on terms of coverage no less favorable than such Retained Policies (the “Onsite Tail Policies”) but in no case in a manner that adversely affects past or ongoing coverage for any other persons and entities outside of the Acquired Group Companies. Buyer will be solely responsible for all costs and premiums incurred to obtain the Onsite Tail Policies. Promptly following the date hereof, Seller shall provide Buyer with copies of any employment practices liability insurance and fiduciary insurance policies applicable to the Acquired Group Companies that Seller has not provided to Buyer prior to the date hereof.

(d)    With respect to claims for Pre-Closing Occurrences made pursuant to this Section 5.17 (or pending as of the Closing Date), (i) if reported to the applicable insurance provider by Buyer, Buyer shall promptly notify the Seller’s corporate insurance department of such claims and (ii) whether such Pre-Closing Occurrence was reported to the applicable insurance provider by Buyer or Seller or any of their respective Affiliates, (A) the Seller shall provide Buyer with a copy of the applicable Retained Policy and Buyer shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (B) each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Buyer; provided that (x) Buyer shall be fully responsible (without limiting any rights under any other provision of this Agreement) for all uninsured or self-insured amounts in respect of any Retained Policy claims and (y) Buyer agrees to reimburse the Seller promptly upon request for all reasonable, documented, out-of-pocket expenses incurred by any Seller or any Affiliate of a Seller in connection with making or pursuing any claim pursuant to this Section 5.17, including the costs of filing a claim and any net Tax costs or other out-of-pocket amounts that are or become payable by Seller or any Affiliate of a Seller as a result of claims made pursuant to this Section 5.17 (such costs and expenses referred to in this clause (y), “Recovery Costs”). The Parties agree that any recoveries under the Retained Policies pursuant to this Section 5.17 shall inure first to the Seller and its Affiliates to reimburse any and all Recovery Costs, without duplication of any amounts reimbursed pursuant to clause (y) above. Seller shall provide Buyer with 30 days’ prior written notice of cancellation of any Retained Policy (other than an expiration in accordance with its terms).

(e)    Subject in all respects to the other express provisions of this Agreement, if any asset of the Redwood Business or the Acquired Group Companies is damaged by fire or other casualty, or suffers any loss covered by Seller’s or its Affiliates’ property insurance coverage, occurring following the date hereof and prior to the Closing, Seller shall, on the Closing Date, either (i) fully repair or replace such property; (ii) assign and remit to Buyer, and Buyer shall be entitled to receive and keep, the net proceeds of the sum of (A) any award or other proceeds under the relevant insurance policy which may have been collected by Seller or its Affiliates as a result of such casualty, less (B) the expenses incurred by Seller or its Affiliates in actually repairing or restoring such asset, or (iii) to the extent not fully repaired or replaced, and to the extent an award or other proceeds shall have not been collected, deliver to Buyer an assignment of Seller’s or its Affiliates’ right to any such award or other proceeds which may be payable to it as a result of such casualty; provided, however, that any business interruption insurance awards or proceeds or any portion thereof (or the right to receive such proceeds) (x) in respect of any losses to the extent such losses were incurred prior to the Closing, shall retained by Seller and (y) in respect of any losses to the extent such losses are incurred following Closing, shall be assigned or transferred by Seller or its Affiliates to Buyer or one of its Affiliates. Seller further acknowledges and agrees to (1) use commercially reasonable efforts to mitigate any such damage or the effects thereof to such asset, (2) notify Buyer as promptly as practicable upon obtaining knowledge of any such damage but only to the extent such damage in the aggregate exceeds $100,000, and (3) with regard to such losses, keep Buyer reasonably informed on a regular basis of the status of any and all remediation efforts, consult with Buyer in good faith, and provide Buyer with such information as reasonably requested by it.

(f)    For the avoidance of doubt, any insurance proceeds received by any Acquired Group Company pursuant to Section 5.17(e) shall be taken into account in applying the provisions set forth in Section 9.4(b).

Section 5.18    R&W Insurance Policy. Buyer shall not amend, terminate, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim, suit, action or proceeding against the Seller or any of their Affiliates or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement to a greater extent than such insurer or any Person could so do pursuant to Section VIII.B of the R&W Insurance Policy, other than in the case of Fraud. Buyer shall comply with all requirements and deliverables for binding the R&W Insurance Policy at Closing (including delivery of a no claims declaration) and shall fully pay any and all deposit premiums or other premiums, fees, expenses or Taxes in connection with the R&W Insurance Policy that are due and payable when and as due.

Section 5.19    Retained Assets; Pre-Closing Asset Contribution.

(a)    Prior to the Closing, in the event Seller or the Acquired Group Companies identify any assets that may constitute Retained Assets, Buyer and Seller shall consult in good faith to determine whether such assets constitute Retained Assets and whether the assignment or transfer of such assets would be appropriate. With Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the Acquired Group Companies may assign to Seller, all right, title and interest in and to any Retained Assets.

(b)    As of the Closing, Seller shall have contributed all assets, properties, claims, interests and rights, whether tangible or intangible, whether personal, real or mixed, wherever located (except for Retained Assets (pursuant to Section 5.19(a)) and the Overhead and Shared Services) necessary and sufficient for the continued conduct of the business of the Acquired Group Companies and the Redwood Business from and after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(c)    Prior to the Closing, Seller shall cause the Affiliated Physician Practices of VR Corporation and its Subsidiaries to assign the vRad Retained Claims to Seller, or an Affiliate of Seller and following the Closing, Buyer shall cause the Affiliated Physician Practices of VR Corporation and its Subsidiaries to assign any other vRad Retained Claims, as they become known, to Seller, or an Affiliate of Seller.

Section 5.20    Financing and Financing Cooperation.

(a)    Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) and shall not, without the prior written consent of Seller, permit any amendment or modification to be made to, any replacement of all or any portion of any facilities (or commitments thereof) described in, or any waiver of any provision or remedy under, the Debt Commitment Letter, if such amendment, modification, replacement or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount except by operation of the “market flex” provisions) below the Required Amounts, (ii) imposes new or additional conditions or otherwise expands (or amends or modifies in any manner adverse to the interests of the Seller) any of the conditions to the receipt of any portion of the Debt Financing as set forth in the Debt Commitment Letter or (iii) would reasonably be expected to (A) delay or prevent the Closing or (B) adversely impact the ability of Buyer to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements (as defined below), including any right to seek specific performance of the Debt Commitment Letter or the Definitive Debt Financing Agreements (the amendments, modifications, replacements or waivers described in the foregoing clauses (i) through (iii), the “Prohibited Financing Modifications”). Subject to the limitations set out in the first sentence of this Section 5.20(a), Buyer may amend, supplement, modify or replace the Debt Commitment Letter as in effect at the date of this Agreement to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement.

(b)    Buyer shall use reasonable best efforts to (i) maintain in effect the Debt Commitment Letter pursuant to their respective terms (except for amendments not prohibited by Section 5.20(a)) until the transactions contemplated by this Agreement are consummated, (ii)

negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including any “market flex” provisions applicable thereto) contained in the Debt Commitment Letter (“Definitive Debt Financing Agreements”) or on other terms not less favorable to Buyer, in the aggregate, than the terms and conditions (including any “market flex” provisions applicable thereto) contained in the Debt Commitment Letter (provided that Prohibited Financing Modifications shall be deemed less favorable to Buyer), (iii) satisfy on a timely basis (or obtain the waiver of) all conditions to funding in the Debt Commitment Letter applicable to Buyer that are within its control and consummate the Debt Financing at or prior to the Closing in accordance with the terms and conditions of the Debt Commitment Letter and otherwise comply in all material respects with its obligations thereunder, (iv) comply with its obligations under the Debt Commitment Letter in a timely and diligent manner and (v) enforce its rights under the Debt Commitment Letter in the event of a breach or other failure to fund the Debt Financing on the Closing Date by the Debt Financing Sources, including causing the Debt Financing Sources to fund the Debt Financing, upon the terms and subject to the satisfaction of the conditions set forth in the Debt Commitment Letter, on the Closing Date.

(c)    Without limiting the generality of the foregoing, Buyer shall keep Seller informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and give the Seller prompt written notice: ((i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement of which they become aware; (ii) of the receipt of any oral or written notice or other oral or written communication from any Debt Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Financing Agreement or any provisions of the Debt Commitment Letter or any Definitive Debt Financing Agreement; (iii) of any dispute or disagreement between or among any parties to the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing (other than customary negotiations with respect to the terms of the Debt Financing); (iv) of the occurrence of an event or development that would reasonably be expected to adversely impact or delay the ability of Buyer to obtain all or any portion of the Debt Financing necessary to fund the Required Amounts on the terms and in the manner contemplated by the Debt Commitment Letter; and (v) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements. Buyer shall promptly provide any information reasonably requested by the Seller relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing, including providing, upon request by the Seller, copies of all documents provided to or by the lenders or otherwise related to the Debt Financing to the Seller.

(d)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, and such portion is reasonably required to pay the Required Amounts, Buyer shall use its reasonable best efforts following the occurrence of such event to, as promptly as practicable, arrange alternative debt financing from the same or alternative sources in an amount sufficient to pay the Required

Amounts (the “Alternative Debt Financing”) and to obtain and provide the Seller with true, correct and complete copies of the new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Financing Commitment Letter”); provided, however, that Buyer shall not be required to obtain financing which (in the reasonable judgment of Buyer) includes terms and conditions materially less favorable (taking into account any “market flex” provisions), taken as a whole, to Buyer, in each case relative to those in the Debt Financing being replaced. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.20 shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require, Buyer to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (including the “market flex” provisions), or agree to any “market flex” term less favorable to Buyer than such corresponding “market flex” term contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). As applicable, references in this Agreement (i) to Debt Financing shall include Alternative Debt Financing, and (ii) to any Debt Commitment Letter shall include the Alternative Debt Financing Commitment Letter. If the Debt Commitment Letter is replaced, amended or modified, including as a result of obtaining Alternative Debt Financing, or if Buyer substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.20, Buyer shall comply with its obligations under this Agreement, including this Section 5.20, with respect to the Debt Commitment Letter as so replaced, amended or modified to the same extent that Buyer was obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended or modified. Buyer acknowledges and agrees that the obtaining of the Debt Financing, or any Alternative Debt Financing, is not a condition to Closing.

(e)    Prior to the Closing Date, Seller shall use reasonable best efforts, shall cause the Acquired Group Companies to use reasonable best efforts, and shall use reasonable best efforts to cause their personnel and representatives, to provide, at Buyer’s sole cost and expense, all reasonable cooperation reasonably requested by Buyer that is customary in connection with the arrangement and implementation of the Debt Financing to be incurred in connection with the transactions contemplated by this Agreement, including using reasonable best efforts to:

(i)    prepare and provide Buyer and the Debt Financing Sources as promptly as practicable all Required Financial Information and all other available pertinent information and disclosures relating to the Acquired Group Companies (including its operations, financial projections and prospects) as may be reasonably requested by Buyer and customary to assist in preparation of the Offering Documents;

(ii)    assist with the preparation of Offering Documents;

(iii)    have the Target Company designate members of senior management of the Target Company to participate in a reasonable number of due diligence sessions in connection with the Debt Financing at reasonable times and with reasonable advance notice;

(iv)    assist Buyer in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter;

(v)    request the independent auditors to cooperate with Buyer’s reasonable best efforts to obtain customary accountant’s comfort letters (including “negative assurance”) and consents from the Target Company’s independent auditors;

(vi)    assist with the preparation of, and execute and deliver, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing and other customary documents as may be reasonably requested by Buyer or the Debt Financing Sources to facilitate the satisfaction of all conditions precedent to obtaining the Debt Financing set forth in the Debt Commitment Letter to the extent within the control of the Seller;

(vii)    prepare and deliver at the Closing stock certificates evidencing the securities of each Acquired Group Company, to the extent certificated, free and clear of all Encumbrances (other than any restrictions on transfer under the Securities Act, any state securities Laws and, with respect to Affiliated Physician Practices, Health Care Laws) duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and otherwise in form and substance proper for transfer and reasonably acceptable to Buyer;

(viii)    request from the Target Company’s existing lenders such customary documents in connection with releases as requested by Buyer in connection with the Debt Financing and collateral arrangements, including customary lien releases and instruments of discharge;

(ix)    furnish Buyer and the Debt Financing Sources at least five Business Days prior to the Closing Date with all documentation and other information required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) and the requirements of 31 C.F.R. § 1010.230, in each case to the extent requested in writing at least eight Business Days prior to the Closing Date;

(x)    cooperate with Buyer, and take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer to permit the consummation of the Debt Financing; and

(xi)    use reasonable best efforts to assist in obtaining third party consents in connection with the Debt Financing;

provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or the other operations of Seller or any of its Affiliates;

provided, further, that none of Seller, the Acquired Group Companies or any of their Affiliates shall be required to:

(A)    bear any cost or expense, pay any commitment or other fee, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Debt Financing, and in the case of the Acquired Group Companies, prior to the Closing;

(B)    take any action that would reasonably be expected to conflict with or violate any Laws or result in, prior to the Closing, the contravention of, or that would reasonably be expected to result in, prior to the Closing, a violation or breach of, or default under, any Material Contract to which each Acquired Group Company is a party and is not entered into in contemplation hereof;

(C)    (x) pass resolutions or consents (except those which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) or (y) execute any document or Contract or incur any liability that is not contingent upon the Closing or that would be effective prior to the occurrence of the Closing, in each case in connection the Debt Financing or the cooperation contemplated by this Section 5.20;

(D)    disclose or provide any information in connection with the Debt Financing, the disclosure of which, in the reasonable judgment of the Seller upon advice of outside counsel, is subject to attorney-client privilege or could result in the disclosure of any Trade Secrets or the violation of any confidentiality obligation; provided, that, subject to not violating attorney-client privilege, the Seller shall notify Buyer of the withholding thereof (to the extent not prohibited thereby) and use reasonable best efforts to provide an alternative means of disclosing or providing such information;

(E)    take any action that would cause the Seller or Acquired Group Companies to breach any representation, warranty, covenant or agreement in this Agreement or any condition to Closing to be not satisfied, and

(F)    take any action that would reasonably be expected to cause any director, officer or employee or stockholder of the Seller or the Acquired Group Companies to incur personal liability.

(f)    All non-public or other confidential information provided by or on behalf of Seller, the Acquired Group Companies, any of their respective Affiliates or any of their respective Representatives pursuant to this Section 5.20 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer may disclose such information to potential Debt Financing Sources and to rating agencies during the syndication and marketing of the Debt Financing subject to customary confidentiality undertakings by such potential financing sources or rating agencies. Buyer shall promptly indemnify and hold harmless the Seller, its Affiliates and its and their respective Representatives from and against, and shall promptly, upon written request by Seller, pay and reimburse Seller, its Affiliates and its and their respective Representatives for, any and all (1) costs and expenses incurred in connection with their cooperation pursuant to this Section 5.20 or the arrangement of the Debt Financing and any information used in connection therewith and (2) claims asserted in connection with the arrangement of the Debt Financing and any information used in connection therewith except in the event such claim arose out of or result from the willful misconduct or, gross negligence of Seller, its Affiliates or any of their respective Representatives. The foregoing indemnification shall survive termination of this Agreement.

(g)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Buyer acknowledges and agrees that neither the obtaining of the Debt Financing nor the obtaining of any Alternative Debt Financing, is a condition to the Closing.

(h)    Seller hereby consents to the reasonable use by Buyer and the Debt Financing Sources of each of the Acquired Group Companies logos and of the logos of their Subsidiaries in connection with the Debt Financing or any Alternative Debt Financing.

Section 5.21    Further Assurances; Wrong Pockets.

(a)    Prior to the Closing and following the Closing, and subject to the terms and conditions of this Agreement, each of Buyer and Seller shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, filings or approvals (apart from those filings or approvals contemplated by Section 5.6), instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements, including to vest in Buyer or its Subsidiaries the title to any property or right, or transfer any data, of the Acquired Group Companies or the Redwood Business at or following the Closing without any additional consideration therefor.

(b)    If, on or after the Closing Date, Buyer or any Affiliate of Buyer (i) receives any remittance from any account debtors with respect to any accounts or other receivable or (ii) makes a payment to any third party with respect to any accounts or other payable, in each case, relating to any part of the Seller’s or its Affiliates’ business (other than the Redwood Business or the Acquired Group Companies), then, in the case of clause (i), Buyer or such Affiliate of Buyer, as applicable, shall endorse such remittance to the order of Seller or its Affiliate and forward it to Seller or its Affiliate promptly following receipt thereof or otherwise have such amount promptly delivered to Seller or its Affiliate and, in the case of clause (ii), Seller or its Affiliate shall reimburse Buyer or such Affiliate of Buyer for such payment promptly following notice thereof. If, on or after the Closing Date, Seller or any of its Affiliates (x) receives any remittance from any account debtors with respect to any accounts or other receivable or (y) makes a payment to any third party with respect to any accounts or other payable, in each case, relating to the Redwood Business or the Acquired Group Companies, then, in the case of clause (x), Seller or such Affiliate, as applicable, shall endorse such remittance to the order of Buyer or such Affiliate and forward it to Buyer or such Affiliate promptly following receipt thereof or otherwise have such amount promptly delivered to Buyer or such Affiliate and, in the case of clause (y), Buyer or such Affiliate shall reimburse Seller or such Affiliate of Seller for such payment promptly following notice thereof. The Parties shall cooperate with each other in connection with the foregoing and to facilitate the transition of collections as promptly as practicable. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under any agreement to which they are a Party.

Section 5.22    Restrictive Covenants.

(a)    For a period of [***] ([***]) years commencing on the Closing Date, no Seller Restricted Entity shall, directly or indirectly, own, manage, operate, control or invest in, or participate in the ownership, management, operation or control of, any Restricted Business; provided that the prohibitions in this Section 5.22(a) shall not apply to: (A) any acquisition, whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction, by any Seller Restricted Entity of all or any part of a business or Person that is engaged in the Restricted Business where the revenues of the acquired Restricted Business represent no more than [***] percent ([***]%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’s or Person’s most recently completed fiscal year; (B) the acquisition, holding or direct or indirect passive ownership by any Seller Restricted Entity of up to an aggregate of [***] percent ([***]%) of the voting stock or other equity interests of any Person; or (C) the ownership, management, operation, control or investment in, or participation in the ownership, management, operation or control of, any Restricted Business by any Seller Restricted Entity acquired in compliance with clause (A) of this sub-section (a) or developed organically by such Seller Restricted Entity (either before or after the date of this Agreement), in each case, if such Restricted Business is ancillary to other services offered by a Seller Restricted Entity and all such ancillary Restricted Businesses in which Seller Restricted Entities are engaged represent no more than [***] percent ([***]%) of the aggregate consolidated revenues of the Seller Restricted Entities for the Seller Restricted Entities’ most recently completed fiscal year.

(b)    For a period of [***] ([***]) years commencing on the Closing Date, no Seller Restricted Entity shall, or shall attempt to, directly or indirectly, solicit for employment or engagement or hire or engage any Continuing Employee employed by any Acquired Group Company as of immediately prior to the Closing, or encourage or induce any such employee to leave such employment, except any general solicitation (including through the use of recruiting or search firms) which is not directed specifically to any such employees so long as no Continuing Employee is employed or engaged as a result thereof; provided, however, that nothing in this Section 5.22(b) shall prevent any Seller Restricted Entity from (i) hiring or soliciting any of the Continuing Employees whose employment has been terminated by Buyer or any of its Affiliates or (ii) after [***] ([***]) months from the date of resignation, hiring or soliciting any Continuing Employee who has resigned from his or her employment with Buyer and its Affiliates (including the Acquired Group Companies).

(c)    If any Seller Restricted Entity breaches this Section 5.22, Buyer may seek an injunction or other equitable relief restraining such breach in accordance with Section 10.11(b) in addition to all other remedies available at law or equity; provided, however, that prior to seeking such injunction or remedy, Buyer shall give the applicable Seller Restricted Entity written notice specifying in reasonable detail the action or actions taken that Buyer believes to be prohibited by this Section 5.22 and such Seller Restricted Entity shall have thirty (30) days after receipt of such written notice to cease the prohibited behavior; provided, that no cure right shall apply to any subsequent breach arising out of the same or substantially similar acts.

(d)    The Seller Restricted Entities acknowledge that the restrictions contained in Section 5.22 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.22 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.22 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)    For the avoidance of doubt, the terms of Section 5.22(a) and Section 5.22(b) shall not apply to [***]. For purposes of this Section 5.22(e), the term “control” shall mean the power, authority or ability of Seller Parent to, directly or indirectly, cause the applicable entity to comply with the applicable terms of this Section 5.22.

Section 5.23    Litigation Support. In the event and for so long as any Party is prosecuting, contesting or defending any Legal Proceeding or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the Redwood Business or the Acquired Group Companies (but excluding in each case of (a) and (b), any Legal

Proceeding or demand in which the Parties are in an adversarial relationship), upon the request of Buyer or Seller, as applicable, Buyer or Seller, as applicable, shall, and shall cause its Subsidiaries and Affiliates and its and their respective directors, officers and employees to, cooperate with such requesting Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. If any Seller receives notice of any Legal Proceeding involving or related to the Redwood Business or any Acquired Group Company, Seller shall promptly notify Buyer and provide Buyer with a copy of such notice.

Section 5.24    COVID-19 Stimulus Funds. From and after the Closing, Buyer and its Affiliates shall cause the Acquired Group Companies to abide by the terms and conditions of the Stimulus Funds, including, without limitation, the Relief Fund Payment Terms and Conditions.

Section 5.25    Required Financial Information. Seller shall deliver to Buyer the Required Financial Information set forth in clause (a) of the definition thereof no later than October 18, 2020 (in the case of such information with respect to the fiscal year ended December 31, 2019) and April 20, 2021 (in the case of such information with respect to the fiscal year ended December 31, 2020).

Section 5.26    Dissolution of Dormant Entities. Prior to Closing, Seller shall cause RIS Group I, PLLC and RIS Group II, PLLC to be dissolved and their respective affairs wound up (and shall provide Buyer with customary evidence of the same).

Section 5.27    Seller Cooperation. Seller and its Representatives shall, and, to the extent involving third party charges, at Buyer’s expense, use commercially reasonable efforts to assist Buyer and its Representatives with respect to Buyer’s procurement of the R&W Insurance Policy, including by conducting further diligence investigations and providing to Buyer and its Representatives any additional diligence information reasonably requested to address and remove any conditional exclusions under the R&W Insurance Policy.

ARTICLE 6

TAX MATTERS.

Section 6.1    Post-Closing Tax Returns.

(a)    Buyer shall be responsible for filing (or causing to be filed) all Tax Returns required to be filed by the Acquired Group Companies for a Straddle Period (other than any affiliated, consolidated, combined, or unitary Tax Return that includes an Acquired Company on the one hand and Seller or any of its Affiliates on the other hand). To the extent any such Tax Return includes Pre-Closing Taxes, Buyer shall deliver to the Seller, for its review and comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions), a copy of the Tax Return proposed to be filed. Any such Tax Return that relates to a Straddle Period shall be prepared and filed in a manner consistent with the past practice of that Acquired Group Company and without a change of any election or any accounting method, in each case unless required by applicable Law. At least fifteen (15) days prior to the due date for the filing (taking into account available extensions) of any Tax Returns addressed by this section that include Pre-Closing Taxes, the Seller shall notify Buyer in writing of any objections to any items set forth on such Tax Returns and Buyer shall accept and reflect any reasonable comment reflecting a “more likely than not” level of comfort that Seller so submits to Buyer.

(b)    Seller and its Affiliates shall have sole and exclusive responsibility for the preparation and filing of all Seller Combined Returns (and any amendment thereof), subject to Section 6.1(c). Seller and its Affiliates shall determine in their sole discretion whether to file any such Seller Combined Return (and any amendment thereof) for a taxable period of an Acquired Group Company ending on or before the Closing Date if the filing of a Seller Combined Return for such period is elective under applicable Law. Buyer hereby agrees (and agrees to cause each Acquired Group Company), to file any and all consents, elections or other documents and to take any other actions necessary or appropriate reasonably requested by Seller to allow Seller and its Affiliates to exercise their rights and responsibilities under the prior sentence. Buyer shall not amend or revoke any Seller Combined Returns for any taxable period ending on or before, or including, the Closing Date (or any election relating thereto) without the prior written consent of Seller. For the avoidance of doubt, notwithstanding any other provision of this Agreement, but except as required by applicable Law, Buyer shall not carry back any losses of the Acquired Group Companies to a Seller Combined Return for a Pre-Closing Tax Period. Notwithstanding any other provision of this Agreement, (i) in no event shall Seller or any of its Affiliates be required to provide any Person with any Seller Combined Return (or amendment thereof) or copy of any Seller Combined Return (or amendment thereof), and (ii) neither Buyer nor any of its Affiliates shall have any rights with respect to any audit of, or dispute with any Tax Authority regarding the Taxes or any Tax Return (or amendment thereof) of (nor shall Buyer or any of its Affiliates have any rights to any refunds or other benefits of or arising with respect to any Taxes or Tax Returns (or amendments thereof) of), or otherwise covered by, any Seller Combined Return. Notwithstanding any other provision of this Agreement, (i) in no event shall Buyer or any of its Affiliates be required to provide any Person with any Tax Return or copy of any Tax Return of (A) Buyer or any of its Affiliates (other than the Acquired Group Companies) or (B) a consolidated, combined or unitary group that includes Buyer or any of its Affiliates (other than the Acquired Group Companies), and (ii) neither Seller nor any of its Affiliates shall have any rights with respect to any audit of, or dispute with any Tax Authority regarding the Taxes or any Tax Return of (nor shall Seller or any of its Affiliates have any rights to any refunds or other benefits of or arising with respect to any Taxes or Tax Returns of) (1) Buyer or any of its Affiliates (other than the Acquired Group Companies) or (2) any consolidated, combined or unitary group that includes Buyer or any of its Affiliates (other than the Acquired Group Companies).

(c)    Unless Seller Parent and Seller jointly deliver to Buyer, no later than forty-five (45) days prior to the deadline for making an election under Treasury Regulation Section 1.1502-36(d)(6)(i)(A) referred to below, a certificate to Buyer stating none of the Target Securities is a loss share as defined in Treasury Regulation Section 1.1502-36(f)(7) and that the uniform loss rules of Treasury Regulation Section 1.1502-36 do not apply to the purchase and sale of the Target Securities pursuant to this Agreement (together with relevant supporting calculations and detail), Seller Parent and Seller shall duly and timely elect under Treasury Regulation Section 1.1502-36(d)(6)(i)(A), and shall provide a copy thereof to Buyer, for members of the consolidated group for United States federal income tax purposes of which Seller Parent is the common parent corporation to reduce its stock basis in the Target Company in connection with such purchase and sale, in whatever manner and amount is necessary so that the attribute reduction amount (as defined in Treasury Regulation Section 1.1502-36(d)(3)) for the Target Company is zero.

Section 6.2    Apportionment. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period of the Acquired Group Companies for all Tax purposes. For purposes of this computation, (i) the income of each member of a U.S. federal consolidated income group which includes both an Acquired Group Company on the one hand and Seller or any of its Affiliates on the other hand shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date pursuant to an actual closing the books of the Acquired Group Company as of the end of the Closing Date pursuant to the principles of U.S. Treasury Regulations Section 1.1502-76 and corresponding provisions under applicable Law provided, however, that any transactions of an Acquired Group Company occurring by or at the direction of Buyer on the Closing Date but after the Closing other than in the ordinary course of business and not contemplated by this Agreement shall be reported by all parties in accordance with the next day rule of U.S. Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), and (ii) similar principles shall apply to any other consolidated, combined or unitary group which includes both an Acquired Group Company on the one hand and Seller or any of its Affiliates on the other hand. In any case where applicable Law does not permit the Acquired Group Companies to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (x) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as personal property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (y) in the case of Taxes not described in (x) (e.g., income taxes, payroll taxes, sales taxes, gross receipt taxes, etc.), the amount that would be payable if the taxable year or period ended on (and included) the Closing Date based on an interim closing of the books. For purposes of clause (y) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on (and including) the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this Section 6.2 shall be computed by reference to the level of such items on the Closing Date.

Section 6.3    Reimbursement and Refunds. Any Tax refunds (and interest thereon) that are received by Buyer or its Affiliates (including for these purposes the Acquired Group Companies) to which Buyer or any of its Affiliates (including for these purposes the Acquired Group Companies) become entitled, that are attributable to Pre Closing Taxes. Any such refund of Taxes or credits against Taxes with respect to a Straddle Period shall be apportioned between the Pre-Closing and Post-Closing Tax Periods in accordance with the principles of Section 6.2.

For the avoidance of doubt, if, in lieu of receiving any refund described in the first sentence of this Section 6.3, Buyer or its Affiliates (including for these purposes any Acquired Group Company) uses any amount credited against Tax to reduce or offset a Tax liability (including estimated Tax payments) with respect to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to the Seller the amount of such reduction in Tax liability. Buyer shall pay over to the Seller any cash refund described in the first sentence of this Section 6.3 (net of any costs or expenses (including Taxes, but excluding the costs incurred to prepare any Tax Return of Buyer or its Affiliates, including any Acquired Group Company, for any Post-Closing Tax Period) incurred by Buyer to obtain or in receiving such refund) within ten (10) days after receipt thereof. This paragraph shall not be construed to require Seller or Buyer to make available any Tax Returns (or any other information relating to Taxes) to Buyer or Seller, as applicable, or to file any amended Tax Return or other claim for a refund of Taxes for any Pre-Closing Tax Period.

Section 6.4    Tax Cooperation. The Parties and their Affiliates agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Group Companies, as is reasonably requested for the filing of any Tax Returns, and for the preparation of, and for the prosecution or defense of any Tax audit or Third-Party Claim (other than any Third-Party Claim between Buyer and its Affiliate on the one hand and Seller and its Affiliate on the other hand) related to Taxes, including executing and delivering such powers of attorney and other documents as are necessary to carry out the provisions of this Section 6.4; provided that the Seller shall not be required under this Section 6.4 or any other provision in this Agreement to provide to Buyer (x) any Tax Return of the Seller or any of its Affiliates (other than the Acquired Group Companies) or any Tax Return of a consolidated, unitary or combined group of which the Seller or such Affiliates are part or (y) any information that is privileged if the disclosure of such information is reasonably expected to result in the loss of such privilege. Without limiting any other requirements under this Agreement, Buyer shall cause each relevant Acquired Group Company to timely provide to Seller all information reasonably requested by Seller to prepare the combined, consolidated or unitary Tax Returns to be filed by Seller or any of its Affiliates (the “Tax Package”). To the extent reasonably necessary to facilitate Seller’s use of the Tax Package, Buyer shall use reasonable efforts to prepare the Tax Package in a manner materially consistent with the direction provided by Seller for preparation of such Tax Package and shall provide Seller, upon prior written notice, with reasonable access to the relevant Acquired Group Company Employees. Without limiting the foregoing, Buyer shall deliver (or cause an Acquired Group Company to deliver) to Seller the Tax Package for the taxable year ending on the Closing Date no later than the earlier of (x) forty-five (45) days before the date a combined, consolidated or unitary Tax Return will be filed by Seller or its Affiliates reflecting the information contained in such Tax Package and (y) the six month anniversary of the Closing Date. Any out-of-pocket costs and expenses incurred by Buyer or any of its Affiliates (including the Acquired Group Companies) in preparing the Tax Package shall be promptly reimbursed by Seller upon written notice detailing the amount and nature of such costs and expenses. Buyer shall also reasonably cooperate with Seller to provide to Seller such information (or estimates in lieu of information not reasonably available) as may be required to determine estimated Tax payments, current and deferred Tax liabilities, Tax reserve items, and any additional current or prior information required by Seller or any of its Affiliates. Any information obtained under this Section 6.4 shall be kept confidential, except (i) as may be otherwise necessary in connection with the filing of

Tax Returns or claims for refund or in conducting an audit or other proceeding or defending any Tax claim, or (ii) with the consent of the Parties, as the case may be. The Parties agree to (a) retain all books and records with respect to Tax matters pertinent to each of the Acquired Group Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records (other than any information that Seller and Buyer, as applicable, reasonably believe to be privileged).

Section 6.5    Transfer Taxes. All excise, sales, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest or penalties thereon, resulting directly from or imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The Party primarily or customarily responsible under the applicable Law for filing such Tax Returns (or causing such Tax Returns to be filed) will file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and the other Party and its Affiliates will (x) reasonably cooperate in the preparation and filing of such Tax Returns and other documentation (including, if required by applicable Law, joining in (or causing its Affiliates to join in) in the execution of any such Tax Returns and other documentation) and (y) promptly pay to the filing Party an amount equal to its share of any Transfer Taxes (determined as described above). Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law.

Section 6.6    Tax Sharing Agreements. Seller shall cause all Tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between (x) the Acquired Group Companies, on the one hand, and (y) Seller or its Affiliates, on the other hand, and all rights and obligations thereunder, to terminate as of the Closing Date, so that the Acquired Group Companies shall have no rights or liabilities thereunder.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1    Conditions to Each Party’s Obligations. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by both Buyer and Seller), at or prior to the Closing, of each of the following conditions:

(a)    Any applicable waiting period (and any extension thereof) under the HSR Act, and any agreement between a Party and a Governmental Authority not to consummate the transactions, shall have expired or been terminated.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the transactions contemplated by this Agreement, and no Legal Proceeding commenced by a Governmental Authority shall be pending that seeks such an Order.

Section 7.2    Other Conditions to the Obligations of Buyer. In addition to the conditions set forth in Section 7.1, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by Buyer, of each of the following conditions at or prior to the Closing:

(a)    (i) The representations and warranties of Seller set forth in Section 3.1, Section 3.2(a), Section 3.3(e), Section 3.5(a)(i), Section 3.5(a)(ii), Section 3.21 and Section 3.26 shall be true and correct (without regard to any qualification as to materiality or Material Adverse Effect included therein) in all material respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Seller set forth in Section 3.3 (other than Section 3.3(e)), Section 3.4, Section 3.7(b) and Section 3.20 (other than Section 3.20(b)) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any de minimis inaccuracies of the representations and warranties set forth in Section 3.3, Section 3.4 or Section 3.20) and (iii) each of the representations and warranties of Seller contained in Article 3 of this Agreement (other than those set forth in clauses (i) and (ii) of this Section 7.2(a)) shall be true and correct as of the date hereof and as of Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)    Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(d)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller stating, on behalf of the Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(e)    Seller shall have delivered to Buyer a counterpart of each Ancillary Agreement to which such Seller or any of its Affiliates is a party (excluding, for these purposes, the Acquired Group Companies), duly executed on behalf of Seller or such Affiliate.

(f)    Seller shall have delivered to Buyer evidence of the transfer of ownership to Buyer or its duly licensed designee in each Affiliated Physician Practice, including by facilitating the Connecticut Merger at or immediately prior to the Closing to the extent Buyer has taken all steps reasonably necessary on the part of Buyer and its Affiliates to effectuate the Connecticut Merger.

Section 7.3    Other Conditions to the Obligations of Seller. In addition to the conditions set forth in Section 7.1, the obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver in writing by the Seller, of each of the following conditions at or prior to the Closing:

(a)    (i) The representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that any such representations and warranties that are specifically made as of a particular date shall be true and correct as of such specified date), except where the failure to be true and correct as of such date (without regard to any qualification as to materiality or Buyer Material Adverse Effect included therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Buyer shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, stating on behalf of Buyer that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Buyer shall have delivered to the Seller a counterpart of each Ancillary Agreement to which Buyer or any of its Affiliates is a party, duly executed on behalf of Buyer or such Affiliate (including, for these purposes, the Acquired Group Companies).

ARTICLE 8

TERMINATION

Section 8.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows (and the Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other Parties setting forth the basis on which it is terminating this Agreement):

(a)    by the mutual written consent of Buyer and Seller;

(b)    by Buyer or by the Seller, if the Closing shall not have occurred on or before 5:00 p.m., New York City time, on March 8, 2021 (as may be extended pursuant to this Section 8.1(b), the “Termination Date”); provided that if on the then-applicable Termination Date (i) the conditions to consummate the transactions contemplated by this Agreement in Section 7.1(a) or, to the extent such Law or Order arises under the Antitrust Laws, Section 7.1(b), shall not have been satisfied and (ii) each of the other conditions set forth in Article 7 have been satisfied, waived or remain capable of satisfaction as of such date, then the

Termination Date shall automatically be extended up to two (2) times for a period of three (3) months each, first to June 8, 2021 and then to September 8, 2021; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any such Party if such Party’s (or in the case of Seller, any Affiliate’s) willful and intentional breach of any of its material obligations under this Agreement has been the primary cause of the failure of the Closing to occur before the Termination Date (it being understood that Buyer’s failure to close solely as a result of the unavailability of the Debt Financing or any Alternative Debt Financing to be funded at the Closing shall not limit Buyer’s termination right pursuant to this Section 8.1(b) so long as Buyer is not otherwise in breach of this Agreement);

(c)    by Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall not be available to any such Party whose material breach of its obligations under this Agreement results in or causes such Order;

(d)    by Buyer, if (i) there shall have been a material breach by Seller (or any Acquired Group Company) of any representation, warranty, covenant or agreement contained herein that would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, (ii) Buyer is not then in breach of any material provision of this Agreement, which breach causes or would reasonably be expected to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (iii) such breach by Seller cannot be cured, or, if able to be cured, (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) forty-five (45) Business Days after receipt by Seller of written notice of such breach from Buyer, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date;

(e)    by Seller, if (i) there shall have been a material breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, (ii) Seller (or any Acquired Group Company) is not then in breach of any material provision of this Agreement, which breach causes or would reasonably be expected to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (iii) such breach by Buyer cannot be cured, or, if able to be cured, (A) shall not have been cured on or prior to the earlier of (1) the Termination Date and (2) forty-five (45) Business Days after receipt by Buyer of written notice of such breach from Seller, and (B) in the case of the foregoing clause (2), cannot be cured prior to the Termination Date; or

(f)    by Seller, if (i) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but which would be satisfied if the Closing Date were the date of such termination) and continued to be satisfied during the three (3) Business Day period described below, (ii) Seller has irrevocably confirmed to Buyer in writing that it is ready, willing and able to consummate the Closing and all of the conditions to the Seller’s obligations to consummate the Closing have been satisfied or irrevocably waived and

(iii) Buyer fails to consummate the Closing by the later of the third Business Day following (A) the date of the notice described in clause (ii) and (B) the date the Closing is required to have occurred pursuant to Section 2.3 and the Seller stood ready, willing and able to consummate the Closing throughout such period.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 8:

(a)    this Agreement shall forthwith become null and void (except for this Section 8.2, the Confidentiality Agreement, the final sentence of Section 5.6(a), Section 5.20(f) and Article 10 (other than Section 10.11) each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their terms); and

(b)    there shall be no liability of any kind on the part of Buyer or Seller or any of Buyer’s or Seller’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members; provided, however, that, subject to Section 8.3, termination pursuant to this Article 8 shall not relieve either Party from such liability (i) pursuant to the sections specified in Section 8.2(a) that survive termination or (ii) for any Willful Breach of this Agreement arising prior to such termination or for Fraud; provided, however, that except in the case of a Willful Breach or Fraud by Buyer (subject to the last two sentences of Section 8.3), in no event will Buyer or Buyer’s former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling persons, managers or members have any liability for monetary damages if and to the extent Buyer makes payment to Seller of an amount equal to the sum of (x) the Reverse Termination Fee, if any, due and owing to Seller pursuant to Section 8.3, (y) the Enforcement Costs, if any, due and owing to the Seller pursuant to Section 8.3, plus (z) the indemnification or reimbursement obligations specifically set forth in Section 5.20(f).

Section 8.3    Reverse Termination Fee. In the event that this Agreement is validly terminated by (A) Seller pursuant to Section 8.1(e) or Section 8.1(f), (B) Buyer or Seller pursuant to Section 8.1(b), or (C) Buyer or Seller pursuant to Section 8.1(c) (to the extent such Law or Order arises under the Antitrust Laws) and, in the case of clauses (B) or (C), on the date of such termination all of the conditions to closing set forth in Section 7.1(b) and Section 7.2 shall have been satisfied or waived, other than (1) in the case of Section 7.1(b), to the extent such Law or Order arises under the Antitrust Laws and (2) those conditions that by their nature are to be satisfied at the Closing (which in the case of clause (2) would be satisfied if the Closing Date were the date of such termination) (each of the foregoing a “Reverse Termination Fee Trigger”), then Buyer shall promptly pay or cause to be paid (but in no event later than three (3) Business Days after the date of such termination) an aggregate cash amount equal to $40,000,000 (the “Reverse Termination Fee”) to Seller by wire transfer of immediately available funds in U.S. dollars; provided that Seller shall not be entitled to receive the Reverse Termination Fee pursuant to the foregoing clauses (B) or (C) in the event Seller at the time of such termination has not complied with its obligations under Section 5.6 in all material respects. Notwithstanding the foregoing, in the event that this Agreement is validly terminated by Seller pursuant to Section 8.1(f) due to Buyer’s failure to consummate the Closing and the failure of the Sponsor to the fund the Equity Financing was the proximate cause of Buyer’s failure to consummate the

Closing, the Reverse Termination Fee shall be an aggregate cash amount equal to $45,000,000. Each of Buyer acknowledges that the agreement to pay the Reverse Termination Fee, as applicable, as and when payable pursuant to this Section 8.3 is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which such amount is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of which amount would otherwise be impossible to calculate with precision. Accordingly, if Buyer fails to promptly pay any amount due pursuant to this Section 8.3, Buyer shall also pay any documented out-of-pocket costs, fees and expenses incurred by any Seller and its Affiliates (including reasonable legal fees and expenses) up to an amount equal to $1,500,000 (the “Enforcement Costs”) in connection with a legal action to enforce this Agreement that results in a judgment for such amount against Buyer. Any amount not paid when due pursuant to this Section 8.3 shall accrue interest at the prime lending rate prevailing during such period as published in The Wall Street Journal and shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties agree and understand that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion and under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance that results in a Closing and any portion of the Reverse Termination Fee or other monetary damages. Notwithstanding anything to the contrary in this Agreement, except in the case of a Willful Breach or Fraud by Buyer (subject to the last two sentences of this Section 8.3), if Seller receives the Reverse Termination Fee from Buyer pursuant to this Section 8.3, such payment, together with any interest, costs, fees or expenses due pursuant to this Section 8.3 and any amounts payable by Buyer pursuant to Section 5.20(f), shall be the sole and exclusive remedy of Seller against Buyer and its Affiliates or any Debt Financing Source and none of the Buyer or any of its Affiliates or any Debt Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or any Ancillary Agreement. In the event that this Agreement is terminated by Seller pursuant to a Reverse Termination Fee Trigger except in the case of a Willful Breach or Fraud by Buyer (subject to the last two sentences of this Section 8.3), Seller’s right to receive payment of the Reverse Termination Fee (and any Enforcement Costs, if applicable) in the circumstances in which it is payable pursuant to this Section 8.3, in any case, shall be the sole and exclusive remedy for any and all losses suffered or incurred by Seller or its Affiliates in connection with this Agreement (and the actual or purported termination hereof) and the Ancillary Agreements, the Debt Commitment Letter, the Debt Financing, the failure of the Closing to occur or any other transactions contemplated hereby or thereby (or the abandonment thereof), or any matter forming the basis for such termination. In the event that this Agreement is terminated by Seller pursuant to a Reverse Termination Fee Trigger, except in the case of a Willful Breach or Fraud by Buyer (subject to the last two sentences of this Section 8.3), neither Buyer nor any its Affiliates shall have any liability to Seller or its Affiliates (including the Acquired Group Companies), and Seller and its Affiliates (including the Acquired Group Companies) shall not have (and hereby agree not to initiate, pursue, or otherwise participate in (whether directly or indirectly)) any rights or actions (whether at Law or equity, in contract, in tort or otherwise)) against Buyer or its Affiliates, in each case, with respect to this Agreement, the Ancillary Agreements, the Debt Commitment Letter, the Debt Financing, the failure of the Closing to occur or any other transactions contemplated hereunder or thereunder (or the abandonment thereof) or any matter forming the basis for such termination, other than (i) the obligation of Buyer to pay, or cause to be paid, the Reverse Termination Fee (and any Enforcement Costs, if applicable) in the event that the Reverse Termination Fee is payable pursuant to this Section 8.3 and (ii) any amounts payable by Buyer pursuant to Section 5.20(f). Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be entitled to receive both the Reverse Termination Fee and any Enforcement Costs, on the one hand, and an award of monetary damages, on the other hand, and prior to commencing any Legal Proceeding to enforce its rights under this Agreement in connection with a termination pursuant to a Reverse Termination Fee Trigger, Seller shall be required to elect, and thereafter shall have its recovery limited for all purposes hereunder, to seek either the Reverse Termination Fee and any Enforcement Costs, on the one hand, or an award of monetary damages, on the other hand (and never either or both). Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer be deemed to be in Willful Breach to the extent the unavailability of the Debt Financing or any Alternative Debt Financing to be funded at the Closing shall have resulted in Buyer’s breach of this Agreement so long as Buyer is not otherwise in breach of this Agreement.

ARTICLE 9

SURVIVAL; INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.1    Survival; Claims Period.

(a)    Each of the representations and warranties contained in this Agreement shall expire (together with any right to assert a claim under this Article 9 not made prior to such date) as of twelve (12) months following the Closing Date. All covenants and other agreements contained in this Agreement that by their terms are to be performed prior to Closing shall survive the Closing Date until twelve (12) months following the Closing Date; provided, however, that (i) all covenants and other agreements contained in this Agreement that by their terms are to be performed after Closing shall survive the Closing Date until performed in full or the obligations to perform shall have expired (together with any right to assert a claim under Article 9) in accordance with the terms of this Agreement and (ii) the limitations set forth in this Section 9.1(a) shall not apply in the event of any Fraud on the part of the Indemnifying Party and any claims due to Fraud shall survive the Closing indefinitely.

(b)    No claim by any Indemnified Party for indemnity pursuant to Section 9.2 or Section 9.3 shall be first made by an Indemnified Party after the last day of the statute of limitations applicable to the subject matter underlying the applicable claim (the “Indemnification Expiration Date”); provided, that, notwithstanding anything to the contrary set forth in this Section 9.1(b), any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the Indemnification Expiration Date shall not thereafter be barred by the occurrence of the Indemnification Expiration Date, and such claims shall survive until finally resolved. Notwithstanding anything to the contrary in this Agreement, the survival periods set forth in this Section 9.1 shall not affect or otherwise limit any claim for coverage made or available to any Indemnified Party under the R&W Insurance Policy.

Section 9.2    Indemnification by Seller. Subject to the other terms and conditions of this Article 9, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer,

the Acquired Group Companies, and their respective successors and assigns and each of their respective Affiliates, shareholders, members, partners, equityholders, managers, officers, directors and employees (the “Buyer Indemnitees”) from and against any and all Losses to the extent arising out of, or resulting from:

(a)    the vRad Retained Claims;

(b)    any breach of, or inaccuracy in, any representations and warranties of Seller set forth in Article 3 or in any Ancillary Agreement;

(c)    any breach of, failure to perform or violation of any covenant, obligation or agreement of the Seller or its Affiliates in this Agreement that contemplates performance, in whole or in part, prior to Closing;

(d)    any Seller Indemnified Taxes;

(e)    the Reorganization, but only to the extent such Losses were primarily caused by the Reorganization;

(f)    Excluded Liabilities (without duplication of Section 9.2(b), Section 9.2(c) and Section 9.2(d)); or

(g)    any Additional Indemnified Matters.

Section 9.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article 9, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its successors and assigns, shareholders, members, managers, officers, directors and employees (the “Seller Indemnitees”) against any and all Losses of Seller or its Affiliates to the extent arising out of, or resulting from:

(a)    any breach of, or inaccuracy in, any representations and warranties of Buyer set forth in Article 4 or in any Ancillary Agreement;

(b)    any Buyer Indemnified Taxes; or

(c)    any Pre-Closing Onsite Med Mal Claims.

Section 9.4    Limitations and Other Matters Relating to Indemnification.

(a)    Notwithstanding anything to the contrary in this Article 9, except in the case of Seller or its Affiliates’ Fraud, (i) Seller shall not have any liability to Buyer Indemnitees pursuant to Section 9.2(b) for Losses unless and until such Losses borne by the Buyer Indemnitees exceed $3,225,000, in which case Seller shall be responsible for all such additional Losses up to a cap of $3,225,000 (i.e., Seller shall be responsible for all such Losses from $3,225,000 up to $6,450,000 of such total Losses) and (ii) Seller shall not have any liability to Buyer Indemnitees pursuant to Section 9.2(g) (other than in respect of item 1 on Exhibit E) for Losses unless and until such Losses borne by the Buyer Indemnitees exceed, in the case of each of items 2, 3 and 4 on Exhibit E, $1,000,000 per such item and in the case of items 2, 3 and 4 in the aggregate, in no event shall Seller be responsible for such Losses pursuant to Section 9.2(g) in an amount in excess of $5,000,000.

(b)    The amount of any Losses that are subject to indemnification, compensation or reimbursement under this Article 9 shall be reduced by the amount of any insurance proceeds (including the R&W Insurance Policy proceeds) and any indemnity, contribution or other similar payment (including net cash Tax benefits), actually received by the Indemnified Party following such Indemnified Party’s commercially reasonable efforts to recover, in respect of such Losses or any of the events, conditions, facts or circumstances resulting in or relating to such Losses (“Third-Party Payments”), net of the out-of-pocket cost or expense (including Taxes) to recover or as a result of the receipt of such payment and to the extent exceeding any deductible, de minimis or other amount not recoverable from the Indemnifying Party hereunder. If an Indemnified Party receives any Third-Party Payment with respect to any Losses for which it has previously been indemnified (directly or indirectly) by an Indemnifying Party, the Indemnified Party shall promptly (and in any event within three (3) Business Days after receiving such Payment) pay to the Indemnifying Party the excess, if any, of (i) the amount the Indemnified Party actually received from the Indemnifying Party in respect of such Losses over (ii) the amount the Indemnified Party would have received from the Indemnifying Party in respect of such Losses pursuant to this Agreement had such Third-Party Payment been received prior to the Indemnified Party being indemnified hereunder.

(c)    For the purposes of the prior paragraph, an Indemnified Party shall be deemed to have “actually realized” a Tax benefit in respect of a Loss to the extent that, and at such time as, either (i) the amount of Taxes (other than estimated Taxes) paid by the Indemnified Party or any of its Affiliates (including, in the case of Buyer, the Acquired Group Companies) during the taxable year the Loss is realized and the following taxable year is reduced below the amount of Taxes that such Persons would have been required to pay but for the Loss, or (ii) the Loss is carried back to a prior Tax period and results in receipt of a cash Tax refund that would otherwise be for the benefit of Buyer (taking into account the provision of this Agreement).

(d)    Each of Buyer and Seller shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to mitigate and minimize any Losses subject to indemnification pursuant to this Article 9 and promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

(e)    Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty), except as they are used in Section 3.7(b) and the definition of “Material Contract”.

(f)    Notwithstanding anything to the contrary herein, in no event shall Buyer or Seller be required to indemnify, defend, hold harmless, pay or reimburse any Indemnified Party for Losses under this Article 9 to the extent such Losses were taken into account in the determination of the Final Adjustment Report pursuant to Section 2.4.

(g)    Notwithstanding anything to the contrary contained herein, no Buyer Indemnitee shall be entitled to reimbursement or other recover under this Article 9 for any amount to the extent any Buyer Indemnitee has already been indemnified or reimbursed for such amount under any other provisions of this Agreement.

Section 9.5    Indemnification Procedures.

(a)    All claims for indemnification pursuant to this Article 9 shall be made in accordance with the procedures set forth in this Section 9.5. A Person entitled to indemnification (a “Claim”) pursuant to this Article 9 (an “Indemnified Party”) shall give the Indemnifying Party written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such Claim. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party, (A) in the case of a Claim in connection with any Legal Proceeding made or brought by any Person (other than Buyer or Seller (or their respective Affiliates) in connection with this Agreement) against such Indemnified Party relating to the Acquired Group Companies, their assets or the transactions contemplated by this Agreement (a “Third-Party Claim”), promptly, but in any event not later than fifteen (15) Business Days, following receipt of notice of the assertion or commencement of such Legal Proceeding, and (B) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), promptly, but in any event not later than ten (10) Business Days, after the Indemnified Party becomes aware of the facts constituting the basis for such Direct Claim; provided, however, that no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party and Indemnified Party will cooperate in good faith to resolve any Direct Claim for a period of twenty (20) Business Days before commencing any Legal Proceeding in connection with such Claim. For the purposes of this Agreement, “Indemnifying Party” means Buyer (in the case of a claim for indemnification by any Seller Indemnitee) or the Seller (in the case of a claim for indemnification by any Buyer Indemnitee).

(b)    With respect to any Third-Party Claim, the Indemnifying Party shall have the right by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing, and the Indemnified Party shall cooperate in good faith in such defense (provided however that Buyer shall have no right to assume control of a Third-Party Claim that involves a consolidated, combined or unitary Tax Return which includes Seller or any of its Affiliates). The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. To the extent reasonably requested by the Indemnified Party, the Indemnifying Party shall consult with the Indemnified Party in connection with the defense or prosecution of such Third-Party Claim. If the Indemnifying Party fails to assume in writing control of the defense of such Third-Party Claim (or if such Third-Party Claim involves a consolidated, combined or unitary Tax Return which includes Seller or any of its Affiliates, and the Indemnifying Party is Buyer) or if the Indemnifying Party is not entitled to assume control of the defense of such Third-Party Claim, the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing (subject however to the requirement that the Indemnified Party must utilize commercially reasonable efforts to pursue and preserve available insurance coverage), and the Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of such defense to the Indemnified Party. Each of Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Legal Proceeding and the defense thereof.

(c)    Notwithstanding anything in this Agreement to the contrary (except as set forth in Section 9.5(d)), (i) an Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delated), unless such settlement would (A) include a complete and unconditional release of each Indemnified Party from all liabilities or obligations with respect thereto, (B) only call for a cash payment to the Indemnified Party, the full amount of which is indemnified hereunder or by insurance and does not impose any liability or obligation (including any equitable remedies) on the Indemnified Party and (C) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in the foregoing (but subject to Article 6), if (i) defendants in any action include any Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by its counsel that there may be legal defenses available to such Indemnified Party inconsistent with those available to the Indemnifying Party, (ii) a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such action or the defense thereof, (iii) the third party seeks an injunction or any equitable remedy that would be binding upon the Indemnified Party or any of its Affiliates, (iv) the Third-Party Claim seeks to impose criminal liability on the Indemnified Party, or (v) the Indemnifying Party failed or is failing to diligently prosecute or defend such Third-Party Claim (provided that the Indemnified Party notifies the Indemnifying Party of such failure, and the Indemnifying Party fails to cure such failure within fifteen (15) Business Days); then, in each such case, if the Indemnified Party, in its sole discretion so elects, it shall be entitled to employ separate counsel and to control the defense of such Third-Party Claim, but the fees and expenses of the Indemnified Party related to the defense of such Third-Party Claim shall be indemnified by the Indemnifying Party.

(d)    Notwithstanding anything in this Agreement to the contrary, Sections 9.5(b) and 9.5(c) shall not apply to vRad Retained Claims. Notwithstanding anything in this Agreement to the contrary, following the Closing, Seller shall have the sole power to direct and control each of the vRad Retained Claims and any matter that involves a claim by any Person, known or unknown, involving a vRad Retained Claim. With respect to any Claim for indemnification pursuant to Section 9.2(a), Seller shall, without the requirement to provide notice (written or otherwise) to Buyer Indemnitees, assume control of the defense of such vRad Retained Claim at Seller’s expense with counsel of its choosing; provided, that Seller shall provide notice and keep the Buyer Indemnitees reasonably informed in respect of any vRad Retained Claim that is reasonably expected to involve over $1,000,000 in Losses. The Buyer Indemnitees shall reasonably cooperate with Seller, at Seller’s sole cost and expense, in connection with the defense of any vRad Retained Claim, including by retaining, and providing to Seller and its Representatives access to, such available defense records and information that are relevant to such vRad Retained Claim and making available to Seller and its Representatives employees, contractors, Affiliates, books and records and other properties of the Buyer Indemnitees, in each case in such a manner so as (i) not to interfere unreasonably with the operation of the business of Buyer, its Subsidiaries and the Acquired Group Companies, (ii) violate or jeopardize the attorney-client privilege, attorney work product, privilege or other immunity or protection, (iii) violate (x) any Law or Order or (y) Contract or obligations of confidentiality. The Buyer Indemnitees and the Seller shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing Seller or its Affiliates or Buyer or its Affiliates in connection with any vRad Retained Claim to be made so as to preserve any applicable attorney client or work product privileges. Seller shall also provide the Buyer Indemnitees with quarterly loss run reports in respect of any vRad Retained Claims, subject to the foregoing limitations on the production of privileged and confidential material.

(e)    Notwithstanding anything in this Agreement to the contrary, Sections 9.5(b) and 9.5(c) shall not apply to any Pre-Closing Onsite Med Mal Claims, and Buyer shall have the sole power to direct and control each of the Pre-Closing Onsite Med Mal Claims.

Section 9.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Article 9 or Article 6 shall be deemed adjustments to the purchase price for the Target Securities for U.S. federal income tax purposes, unless otherwise required by applicable Law.

Section 9.7    Exclusive Remedy; No Duplication; No Set-off.

(a)    From and after the Closing, the Parties acknowledge and agree that (other than claims arising from Fraud) (i) this Article 9 and Article 6 shall be the sole and exclusive remedy of Buyer and Seller in connection with this Agreement and the transactions contemplated hereby, (ii) neither Buyer nor Seller shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement, including the purchase of the Target Securities pursuant hereto, except pursuant to the indemnification provisions set forth in this Article 9 and Article 6, and (iii) each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, causes of action, suits, demands and Legal Proceedings (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to or in connection with this Agreement and the transactions contemplated hereby, in each case, that it may have against the other Party and any of such Party’s Affiliates or Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article 9 and Article 6; provided, however, that nothing in this Section 9.7(a) shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Party pursuant to (or shall otherwise operate to interfere with the operation of) Section 2.4 or Section 10.11.

(b)    Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses. Each of the Parties hereby acknowledges and agrees that, except as may be expressly set forth herein or therein, it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement or any other Ancillary Agreement, or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Fees and Expenses. Except as otherwise expressly provided in this Agreement, including in Section 2.4, Section 5.6 and Section 6.5, all costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.

Section 10.2    Notices. All notices or other communications to be delivered in connection with this Agreement, including pursuant to Section 5.1, shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, (b) in respect of email, the date of receipt (if a Business Day), otherwise the first Business Day following receipt; provided, however, that the sender thereof has not received an automatic notification from the recipient’s email server indicating that the recipient has not received the email, or (c) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below (or at such other address, email address or facsimile number as shall be specified by a Party in a notice given in accordance with this Section 10.2):

If to the Seller:

MEDNAX Services, Inc.

c/o MEDNAX, Inc.

1301 Concord Terrace

Sunrise, Florida 33323

Email: [***]

Attention: General Counsel

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Email: [***], [***]

           and [***]

Attention: Joshua Samek, Russell Sass and Brian Gordon

If to Buyer:

Radiology Partners, Inc.

2330 Utah Avenue, Suite 200

El Segundo, CA 90245

Email: [***]; [***]

Attention: Chief Executive Officer and Chief Legal Officer

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Email: [***] and [***]

Attention: David Feirstein, P.C. and Willard S. Boothby

Section 10.3    Entire Agreement. This Agreement, the Seller Disclosure Schedules, the Buyer Disclosure Schedules, the Confidentiality Agreement, the Ancillary Agreements, and any other agreements, instruments or documents being or to be executed and delivered by a Party or any of its Affiliates pursuant to or in connection with this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein and all inducements to the making of this Agreement relied upon by the Parties, and they supersede all other prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.4    Amendment.

(a)    This Agreement shall not be amended, modified or supplemented except by an instrument in writing specifically designated as an amendment hereto and executed by each of the Seller and Buyer.

(b)    Notwithstanding anything to the contrary contained herein, Section 8.3, this Section 10.4, Section 10.5, Section 10.7, Section 10.10 and Section 10.16 (or any other provision of this Agreement to the extent that an amendment of such provision would modify the substance of any such Section) may not be amended or waived in a manner that is adverse in any respect to a Debt Financing Source without the prior written consent of the Commitment Parties (as defined in the Debt Commitment Letter).

Section 10.5    Waivers. Buyer or Seller may, at any time, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. No waiver by any

Party of any of the provisions hereof shall be effective unless explicitly set forth in a written instrument executed and delivered by the Party so waiving. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. No waivers to the provisions of which the Debt Financing Sources are expressly made third party beneficiaries pursuant to Section 10.7 shall be permitted in a manner that is adverse to any such Debt Financing Source without the prior written consent of the Commitment Parties (as defined in the Debt Commitment Letter). Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

Section 10.6    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced in any situation or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision hereof or the offending term or provision in any other situation or any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party; provided, that the Parties intend that the remedies and limitations thereon contained in Section 8.3 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases Buyer’s liability or obligations hereunder. Upon any determination pursuant to the foregoing sentence that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.7    No Third Party Beneficiaries. Except to the extent provided in Section 5.11, Article 9 and Section 10.14 (the provisions of which shall inure to the benefit of the Persons referenced therein as third-party beneficiaries of such provisions), this Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Section 8.3, Section 10.4, Section 10.5, this Section 10.7, Section 10.10 and Section 10.16 (and the definitions related thereto) shall be enforceable by each Debt Financing Source (and each is an intended third party beneficiary thereof).

Section 10.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties and any purported assignment or delegation in contravention of this Section 10.8 shall be null and void and of no force and effect; provided that Buyer may assign all or any portion of its rights and obligations pursuant to this Agreement to any Debt Financing Source pursuant to the terms of the Debt Commitment Letter for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt

Financing. Subject to the preceding sentences of this Section 10.8, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and its respective successors and permitted assigns.

Section 10.9    Governing Law. This Agreement and all matters, claims, controversies, disputes, suits, actions or proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

Section 10.10    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware (the “Chosen Courts”) in any Legal Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Legal Proceeding will be heard and determined in the Chosen Courts, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iv) agrees not to bring or support any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than the Chosen Courts and (v) agrees that a final and non-appealable judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. For the avoidance of doubt, the preceding sentence (A) shall not limit the jurisdiction of the Accounting Firm as set forth in Section 2.4 and (B) shall include any Legal Proceeding brought for the purpose of enforcing the jurisdiction and judgments of the Accounting Firm. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Legal Proceeding brought in any Chosen Court in accordance with this Section 10.10(a). Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Legal Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof. Each of the parties to this Agreement agrees that, notwithstanding anything to the contrary contained herein, it will not bring or support any action, cause of action, claim, cross-claim, third party claim or proceeding of any kind or description, whether in law or in equity, whether in Contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the State of New York, and any appellate court from any thereof.

(b)    EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY LEGAL PROCEEDING THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED WITH OR RELATING OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING). EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 10.11    Remedies.

(a)    Except as otherwise provided in this Agreement (including Section 10.11(d) below), any and all remedies herein expressly conferred upon a Party will be deemed cumulative and will not preclude the exercise of any other remedy provided by Law or in equity.

(b)    The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that Buyer or the Seller shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches of any provision of this Agreement and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

(c)    Notwithstanding the foregoing, it is agreed that Seller shall be entitled to seek and obtain specific performance of Buyer’s obligation to consummate the Closing if, but only if and for so long as, (i) the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied assuming a Closing would occur at such time) or have been waived by Buyer, (ii) Seller has irrevocably confirmed to Buyer in writing that, all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied and if specific performance is granted and the Debt Financing is funded, Seller is ready, willing and able to consummate the Closing, (iii) the Debt Financing has been funded in accordance with its terms and conditions at the Closing or will be funded at the Closing if Buyer funds the remaining portion of the Closing Payment at the Closing (provided that Buyer shall not be required to consummate the Closing if the Debt Financing is not in fact funded at the Closing) and (iv) Buyer fails to consummate the Closing by the later of (A) two (2) Business Days following the date of the notice described in clause (ii) and (B) the date the Closing is required to have occurred in accordance with Section 2.3.

(d)    For the avoidance of doubt, in no event shall the exercise of Seller’s right to seek specific performance or other equitable relief pursuant to this Section 10.11 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement and be paid the Reverse Termination Fee as set forth in Section 8.3; provided, that in no event shall Buyer be obligated to both (x) specifically perform the consummation of the Closing and (y) pay (A) the Reverse Termination Fee and any Enforcement Costs or (B) any amount of monetary damages.

Section 10.12    Interpretation; Construction.

(a)    The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections”, “Disclosure Schedules” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Schedules and Exhibits to this Agreement. The Seller Disclosure Schedules, the Buyer Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any capitalized terms used in the Seller Disclosure Schedules, Buyer Disclosure Schedules or any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

(b)    For purposes of this Agreement: (i) ”include,” “includes” or “including” shall be deemed to be followed by “without limitation”; (ii) ”hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) ”extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”; (iv) ”Dollars” and “$” shall mean United States Dollars; (v) the singular includes the plural and vice versa; (vi) reference to a gender includes the other gender; (vii) ”any” shall mean “any and all”; (viii) ”or” shall not be exclusive; (ix) the phrase in the “ordinary course of business” shall mean “ordinary course of business consistent with past practice (including with respect to quantity and frequency)”; (x) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms; (xi) reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and (xii) the term “pending” shall mean pending (but shall not be construed as referring to any action, suit or proceeding against any Acquired Group Company that has been filed but not yet served on such Acquired Group Company). If the last day of any period or if performance is required on a non-Business Day, the period in question will end on and the performance will be required on the next succeeding Business Day.

(c)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and Buyer Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules and Buyer Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and Buyer Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller Disclosure Schedules and Buyer Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

(e)    References to any document or information having been “delivered” or “made available” by Seller to Buyer shall include Seller or its Representatives having posted any such document or information to the Data Room or otherwise having delivered a copy of such document or information to Buyer (electronically or otherwise) prior to 5:00 p.m. ET on September 9, 2020 (subject to any redactions of information contained therein or restrictions on access to particularly competitively sensitive information as reasonably deemed necessary or appropriate by Seller).

(f)    The Seller Disclosure Schedules and Buyer Disclosure Schedules shall be arranged in sections that correspond to the Sections of this Agreement to which such sections of the Seller Disclosure Schedules or Buyer Disclosure Schedules, as applicable, relate; provided, however, that the disclosure of any information in any section of such schedules shall also constitute disclosure for purposes of all other Sections of this Agreement with respect to which such disclosure, as it relates to such other Section of this Agreement, is applicable or reasonably apparent on the face of such disclosure (without need to examine any underlying document).

Section 10.13    Counterparts and Electronic Signatures. This Agreement and any Ancillary Agreements may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. A signed copy of this Agreement or any Ancillary Agreements transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 10.14    Releases.

(a)    As of the Closing, Buyer and its Subsidiaries (including, as of immediately following the Closing, the Acquired Group Companies) (each, a “Releasing Buyer Person”), hereby releases and forever discharges Seller and each of its respective Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons in each case, solely in their capacities as a direct or indirect equityholder of the Acquired Companies (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Buyer Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to their direct or indirect equity ownership of the Acquired Group Companies; provided, however, that the Parties acknowledge and agree that this Section 10.14(a) does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement or any of the Ancillary Agreements or claims of Fraud.

(b)    As of the Closing, the Seller, on behalf of itself and its Subsidiaries (excluding, as of immediately following the Closing, the Acquired Companies) (each, a Releasing Seller Person”) hereby releases and forever discharges Buyer, the Acquired Group Companies and each of their respective Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, members, general or limited partners or other Representatives in each case, solely in their capacities as such (each, a “Released Buyer Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Buyer Person, that Seller has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Acquired Group Companies; provided, however, that the Parties acknowledge and agree that this Section 10.14(b) does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement or any of the Ancillary Agreements or claims of Fraud.

Section 10.15    Provision Regarding Legal Representation. Recognizing that Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) and DLA Piper LLP (US) (“DLA Piper” and together with Cleary Gottlieb, “Seller’s Counsel”) has acted as legal counsel to Seller Parent, Seller, the Acquired Companies and their Affiliates prior to date hereof, and that Seller’s Counsel intends to act as legal counsel to Seller and its respective Affiliates (which will no longer include the Acquired Group Companies) after the Closing, Buyer hereby waives (on its own behalf) and agrees to cause its Affiliates (including, after the Closing, the Acquired Group

Companies) to waive, any conflicts arising under such representation that may prevent Seller’s Counsel from representing Seller or any of its respective Affiliates after the Closing as such representation may relate to Buyer and the Acquired Companies or the transactions contemplated hereby. In addition, notwithstanding anything in this Agreement to the contrary, all communications involving attorney-client confidences between Seller, the Acquired Group Companies and their respective Affiliates, on the one hand, and Seller’s Counsel, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and their respective Affiliates (and not the Acquired Group Companies). Accordingly, the Acquired Group Companies shall not have access to any such communications or to the files of Seller’s Counsel relating to such engagement from and after the Closing, and no actions taken by Seller or any of its Affiliates or Representatives to retain, remove or otherwise protect such communications will be deemed a breach or violation of this Agreement. Without limiting the generality of the foregoing, from and after the Closing, (a) Seller and its respective Affiliates (and not the Acquired Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement in the negotiation, documentation and consummation of the transactions contemplated hereby, and no Acquired Group Company shall be a holder thereof, (b) to the extent that files of Seller’s Counsel in respect of such engagement constitute property of the client, only Seller and its respective Affiliates (and not the Acquired Group Companies) shall hold such property rights and (c) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Acquired Group Companies by reason of any attorney-client relationship between Seller’s Counsel and the Acquired Group Companies or otherwise. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing contained in this Section 10.15 waives or transfers any attorney-client privilege to the extent relating to Seller’s Counsel representation of the Acquired Group Companies with respect to any of their on-going or routine matters relating to their operations, business, assets or liabilities (other than in preparation for or otherwise related to or in connection with the transactions contemplated by this Agreement) and such attorney-client and other privileges shall continue to be the privilege of the Acquired Group Companies. Further, notwithstanding the foregoing, if a dispute arises between Buyer or any Acquired Group Companies or an Affiliate, on the one hand, and a third party other than a Party to this Agreement, on the other hand, after the Closing, the Acquired Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Cleary Gottlieb and DLA Piper to such third party and in any such dispute, Seller and its Affiliates shall not waive such privilege without the prior written consent of the applicable Acquired Company.

Section 10.16    No Recourse to Debt Financing Sources. No Debt Financing Source shall have any liability or obligation to Seller and its Affiliates and any of the Seller’s or any of such Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners with respect to this Agreement or with respect to any claim or cause of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or the transactions contemplated hereunder, (B) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (C) any breach or violation of this Agreement and (D) any failure of the transactions contemplated hereunder to be consummated, it being expressly agreed and acknowledged by Seller that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any Debt Financing Source, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D). For the avoidance of doubt, this Section 10.16 does not limit or affect any rights or remedies that Buyer may have against the parties to the Debt Commitment Letter pursuant to the terms and conditions of the Debt Commitment Letter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEDNAX SERVICES, INC.

By:	/s/ Dominic Andreano
	Name:	Dominic Andreano
	Title:	Executive Vice President, General Counsel and Secretary

[Signature page to the Securities Purchase Agreement]

RADIOLOGY PARTNERS, INC.

By:	/s/ Richard Whitney
	Name:	Richard Whitney
	Title:	Chairman, Chief Executive Officer, and President

[Signature page to the Securities Purchase Agreement]